Exhibit 10.1
EXECUTION VERSION
CLASS C UNIT
PURCHASE AGREEMENT
by and among
Crestwood Midstream Partners LP
and
THE PURCHASERS PARTY HERETO
February 18, 2011

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Exhibit A —	Form of Registration Rights Agreement
Exhibit B —	Major Acquisition Agreement
Exhibit C —	Form of Partnership Agreement Amendment
Exhibit D —	Form of Opinion of Locke Lord Bissell & Liddell LLP
Schedule 2.1 —	List of Purchasers and Commitment Amounts
Schedule 5.1(a)(v) —	Bridge Facility Commitment Letter
Schedule 8.6 —	Purchasers’ Notice and Contact Information

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CLASS C UNIT
PURCHASE AGREEMENT
     This CLASS C UNIT PURCHASE AGREEMENT is made and entered into as of February 18, 2011 (this “Agreement”), by and among Crestwood Midstream Partners LP, a Delaware limited partnership (“Seller”), and the Purchasers listed on Schedule 2.1 hereto (each a “Purchaser” and collectively, the “Purchasers”).
     WHEREAS, Seller desires to sell to the Purchasers, and the Purchasers desire to purchase from Seller, certain Class C Units (as defined below), subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and each of the Purchasers, severally and not jointly, hereby agree as follows:
ARTICLE I.
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “8-K Filing” shall have the meaning specified in Section 6.5.
     “Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any court, governmental authority, mediator or arbitrator.
     “Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning specified in the Preamble.
     “Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Partnership Agreement Amendment and any and all other agreements or instruments executed and delivered by the Parties hereunder or thereunder.
     “Business Day” means any day other than a Saturday, Sunday or a legal holiday or other date on which the NYSE does not open for trading.
     “Class B Units” means the Class B Units representing limited partnership interests in Seller having the rights and obligations specified in the Partnership Agreement.
     “Class C Units” means the Class C Units representing limited partnership interests in Seller having the rights and obligations specified in the Partnership Agreement Amendment.

     “Class C Unit Price” shall have the meaning set forth in Section 2.2.
     “Closing” shall have the meaning specified in Section 2.3.
     “Closing Date” shall have the meaning specified in Section 2.3.
     “Commission” means the United States Securities and Exchange Commission.
     “Commitment” or “Commitments” means the commitment of each Purchaser or the commitments of all of the Purchasers, as applicable, to purchase and the obligation of Seller to sell, as applicable, the Purchased Units set forth opposite such Purchaser’s name on Schedule 2.1 to this Agreement.
     “Commitment Date” means the date hereof.
     “Commitment Fee” means a fee equal to 1% of each Purchaser’s Purchase Price to be paid in cash to each Purchaser within two Business Days of the termination of this Agreement pursuant to Section 8.15.
     “Common Units” means units representing limited partnership interests in Seller other than the Class B Units and the Class C Units.
     “Confidential Information” means, with respect to each Purchaser, all oral or written information, documents, records and data that Seller or its Representatives furnishes or otherwise discloses to such Purchaser or any of its Representatives, together with all copies, extracts, analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by any Person that contain or otherwise reflect or are generated from such information, documents, records, or data. The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by such Purchaser or its Representatives), (b) is developed by such Purchaser or any of its Representatives, independent of, and without reliance in whole or in part on, any Confidential Information or any knowledge of Confidential Information, (c) becomes available to such Purchaser or its Representatives on a non-confidential basis from a source other than Seller or its Representatives who, insofar as is known to the recipient, is not prohibited from transmitting the information to the recipient by a contractual, legal, fiduciary or other obligation to Purchaser or (d) was available to such Purchaser or its Representatives on a non-confidential basis prior to its disclosure to such Purchaser or its Representatives by Seller or its Representatives.
     “Credit Agreement” means that certain Credit Agreement, dated as of October 1, 2010, by and among Seller, BNP Paribas as administrative agent and collateral agent, Banc of America Securities LLC, BNP Paribas Securities Corp. and RBC Capital Markets Corporation, as joint lead arrangers and joint bookrunners, Bank of America, N.A. and Royal Bank of Canada, as syndication agents, and UBS Securities and The Royal Bank of Scotland PLC as co-documentation agents.
     “Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.
     “Equity Plan” means the Quicksilver Gas Services LP Second Amended and Restated 2007 Equity Plan.

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     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “General Partner” means Crestwood Gas Services GP LLC, a Delaware limited liability company.
     “Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property.
     “Indemnified Party” shall have the meaning specified in Section 8.3.
     “Indemnifying Party” shall have the meaning specified in Section 8.3.
     “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
     “Lock-Up Date” means ninety (90) days from the Closing Date.
     “Lock-Up Period” means from the date hereof until the Lock-Up Date.
     “Major Acquisition” means the proposed acquisition by Seller of certain assets from Frontier Gas Services, LLC, as described in the Major Acquisition Agreement.
     “Major Acquisition Agreement” means that certain Purchase and Sale Agreement by and between Seller and Frontier Gas Services, LLC, a Delaware limited liability company, dated February 18, 2011, in the form and substance attached hereto as Exhibit B.
     “NYSE” means The New York Stock Exchange, Inc.
     “Parties” means Seller and the Purchasers.
     “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP, formerly known as Quicksilver Gas Services, LP, dated as of February 19, 2008, as amended.

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     “Partnership Agreement Amendment” means the Second Amendment to the Partnership Agreement in the form and substance attached hereto as Exhibit C, to be entered into and effectuated by the General Partner on the Closing Date.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Purchase Price” means, with respect to a particular Purchaser, the amount set forth opposite such Purchaser’s name under the column entitled “Purchase Price” on Schedule 2.1 to this Agreement.
     “Purchased Units” means, with respect to a particular Purchaser, the number of Class C Units equal to the quotient determined by dividing (a) the Purchase Price of such Purchaser by (b) the Class C Unit Price; rounded to the nearest whole number.
     “Purchaser” or “Purchasers” shall have the meaning specified in the Preamble.
     “Purchaser Material Adverse Effect” means, with respect to each Purchaser, any material and adverse effect on (i) the ability of such Purchaser to meet its obligations under the Basic Documents to which such Purchaser is a party on a timely basis or (ii) the ability of such Purchaser to consummate the transactions under any Basic Document to which such Purchaser is a party.
     “Purchaser Related Parties” shall have the meaning specified in Section 8.2.
     “Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, by and among Seller and the Purchasers and certain other parties in the form attached hereto as Exhibit A.
     “Representatives” of any Person means the officers, directors, employees, agents, counsel, investment bankers and other representatives of such Person.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “Seller” shall have the meaning specified in the Preamble.
     “Seller Material Adverse Effect” means any material adverse effect on (i) the condition (financial or otherwise), business, properties, net worth or results of operations of Seller and its Subsidiaries, taken as a whole, other than those occurring as a result of general economic or financial conditions or any other developments that are not unique to and do not have a material disproportionate impact on Seller and its Subsidiaries but also affect other Persons who participate in or are engaged in the line of business in which Seller and its Subsidiaries participate or are engaged, (ii) the ability of Seller to meet its obligations under the Basic Documents to which it is a party and the Major Acquisition Agreement on a timely basis, (iii) the ability of Seller to consummate the transactions

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contemplated by the Basic Documents to which it is a party and the Major Acquisition Agreement; or (iv) the Purchased Assets as defined in the Major Acquisition Agreement.
     “Seller Related Parties” shall have the meaning specified in Section 8.2.
     “Seller Commission Documents” shall have the meaning specified in Section 3.3.
     “Seller Financial Statements” shall have the meaning specified in Section 3.3.
     “Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
     “Subsidiary” means, as to any Person, any corporation or other entity of which (i) such Person or a Subsidiary of such Person is a general partner or managing member, (ii) at least a majority of the outstanding equity interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.
     “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information) supplied or required to be supplied with respect to any Taxes and including any supplement or amendment thereof.
     “Taxes” means any tax, charge, levy, penalty or other assessment imposed by any U.S. federal, state, local or foreign taxing authority, including any excise, property, income, sales, transfer, franchise, payroll, withholding, social security or other tax, including any interest, penalties or additions attributable thereto.
     “Unitholders” means the Unitholders of Seller (within the meaning of the Partnership Agreement).
     “Walled Off Person” shall have the meaning set forth in Section 4.4.
ARTICLE II.
AGREEMENT TO SELL AND PURCHASE
     Section 2.1 Sale and Purchase. On the basis of the representations and warranties contained herein and subject to the terms and conditions hereof, at the Closing, Seller hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from Seller, the number of Purchased Units set forth opposite such Purchaser’s name on Schedule 2.1 to this Agreement, and each Purchaser agrees to pay Seller the amount of the Purchase Price in respect of such Purchased Units set forth opposite such Purchaser’s name on Schedule 2.1 to this Agreement as consideration for the Purchased Units.

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     Section 2.2 Consideration. The amount per Class C Unit each Purchaser will pay to Seller to purchase the Purchased Units (the “Class C Unit Price”) shall be $24.50 per Class C Unit, subject to adjustment in accordance with Section 8.12. Upon payment of each Purchaser’s Purchase Price at Closing, such Purchaser’s Purchased Units shall be fully paid for.
     Section 2.3 Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place at the offices of Locke Lord Bissell & Liddell LLP, 600 Travis Street, Suite 2800, Houston, Texas 77002, or at such other location as mutually agreed by the Parties, and (a) concurrently with the closing of the Major Acquisition, and (b) within five (5) Business Days following the date on which Seller provides notification in writing to the Purchasers of its election to exercise the Commitment (such date, the “Closing Date”).
     Section 2.4 Independent Obligations. The obligation of each Purchaser hereunder is several and not joint and is independent of the obligation of each other Purchaser, and the failure of, or Seller’s waiver of, performance by any Purchaser does not excuse performance by any other Purchaser or Seller. No Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of this Agreement. Seller has elected to provide all Purchasers with the same material terms and this Agreement for the convenience of Seller and not because it was required or requested to do so by the Purchasers.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
RELATED TO SELLER
     Seller hereby represents and warrants to Purchasers as follows:
     Section 3.1 Existence.
     (a) Seller: (i) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite limited partnership power and authority, and has all governmental licenses, authorizations, consents and approvals, necessary to own, lease, use and operate its Properties and carry on its business as its business is now being conducted as described in the Seller Commission Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be

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expected to have a Seller Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary, except where the failure to qualify would not reasonably be expected to have a Seller Material Adverse Effect.
     (b) The General Partner has been duly formed and is validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its Properties and carry on its business as its business is now being conducted and as described in the Seller Commission Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Seller Material Adverse Effect.
     Section 3.2 Purchased Units; Capitalization and Valid Issuance.
     (a) The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Class C Units as set forth in the Partnership Agreement Amendment. A true and correct copy of the Partnership Agreement has been filed by Seller with the Commission.
     (b) As of the date hereof, the issued and outstanding limited partner interests of Seller consist of 31,187,696 Common Units, zero Class B Units and the Incentive Distribution Rights (as defined in the Partnership Agreement), and the only issued and outstanding general partner interest are the outstanding general partner interests of the General Partner described in the Partnership Agreement. All of the outstanding Common Units, Class B Units and Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law under the Delaware LP Act and the Partnership Agreement and are fully paid (to the extent required under applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
     (c) Other than the Equity Plan, Seller has no equity compensation plans that contemplate the issuance of Common Units (or securities convertible into or exchangeable for Common Units). No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Unitholders may vote is issued or outstanding. Except (i) as have been granted pursuant to the Equity Plan, (ii) as contemplated by this Agreement, or (iii) as are contained in the Partnership Agreement, there are no outstanding or authorized (1) options, warrants, preemptive rights, subscriptions, calls, convertible or exchangeable securities or other rights, agreements, claims or commitments of any character obligating Seller or any of its Subsidiaries to issue, transfer or sell any limited partner interests or other equity interests in, Seller or securities convertible into or exchangeable for such limited partner interests or other equity interests, (2) obligations of Seller to

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repurchase, redeem or otherwise acquire any limited partner interests or other equity interests of Seller or any of its Subsidiaries or any such securities or agreements listed in clause (1) of this sentence, or (3) voting trusts or similar agreements to which Seller or any of its Subsidiaries is a party with respect to the voting of the equity interests of Seller.
     (d) All of the issued and outstanding equity interests of each of Seller’s Subsidiaries are owned, directly or indirectly, by Seller free and clear of any Liens except those created pursuant to the Credit Agreement as filed with the Seller Commission Documents and except for such restrictions as may exist under applicable Law, the organizational documents of such Subsidiaries, and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required by applicable Law and the organizational documents of such Subsidiaries) and non-assessable (except as nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable, or the organizational documents of such Subsidiaries). Except as disclosed in the Seller Commission Documents, neither Seller nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.
     (e) The offer and sale of the Purchased Units and the limited partner interests represented thereby have been, or prior to the Closing Date will be, duly authorized by Seller pursuant to the Partnership Agreement and, when issued and delivered to such Purchaser against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.
     (f) The Common Units issuable upon conversion of the Purchased Units, the Class C Units issuable to holders of Class C Units as a distribution in kind in lieu of cash distributions on the Class C Units, and the Class C Units issuable in lieu of cash as liquidated damages under the Registration Rights Agreement, and, in each case, the limited partner interests represented thereby, upon issuance in accordance with the terms of the Class C Units as reflected in the Partnership Agreement Amendment have been, or prior to the Closing Date will be, duly authorized by Seller in accordance with the Partnership Agreement and will be validly issued, fully paid (to the extent required by applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessibility may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership

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Agreement or this Agreement and under applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.
     (g) The Purchased Units will be issued in compliance with all applicable rules of the NYSE. Seller’s currently outstanding Common Units are quoted on the NYSE and Seller has not received any notice of delisting.
     (h) Neither the execution of this Agreement nor the offering or sale of the Purchased Units gives rise to any rights for or relating to the registration of any Common Units or other securities of Seller other than those rights granted pursuant to the Partnership Agreement, including but not limited to those rights granted to the General Partner or any of its Affiliates under Section 7.12 of the Partnership Agreement. There are no persons with registration rights other than the General Partner and its Affiliates pursuant to Section 7.12 of the Partnership Agreement.
     Section 3.3 Seller Commission Documents. Seller has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents, collectively “Seller Commission Documents”). The Seller Commission Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Seller Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Seller Commission Document filed prior to the date hereof) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the Seller Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) in the case of the Seller Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Seller as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte & Touche LLP is an independent registered public accounting firm with respect to Seller and has not resigned or been dismissed as independent registered public accountants of Seller as a result of or in connection with any disagreement with Seller on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
     Section 3.4 No Conflicts. The execution, delivery and performance by Seller of the Basic Documents to which it is a party and the Major Acquisition Agreement to which it is a party and all other agreements and instruments to be executed and delivered

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by Seller pursuant hereto or thereto or in connection herewith and therewith, and compliance by Seller with the terms and provisions hereof and thereof, do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to Seller or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation of any provision of the organizational documents of Seller or any of its Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, license, loan or credit agreement or other instrument, obligation or agreement to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries or any of their respective Properties may be bound or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Seller or any of its Subsidiaries, except in the cases of clauses (a), (c) and (d) where such conflict, violation, default, breach, termination, cancellation, failure to receive consent, notice or approval, or acceleration with respect to the foregoing provisions of this Section 3.4 would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
     Section 3.5 Authority. Seller has all necessary limited partnership power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and the Major Acquisition Agreement and to consummate the transactions contemplated hereby and thereby; the execution, delivery and performance by Seller of the Basic Documents to which Seller is a party and the Major Acquisition Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership action on its part; and the Basic Documents to which it is a party and the Major Acquisition Agreement constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.
     Section 3.6 Approvals. No approval from the holders of outstanding Common Units is required under the Partnership Agreement in connection with Seller’s issuance and sale of the Purchased Units to the Purchasers. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement and their compliance with the covenants contained herein, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any governmental authority or any other Person is required in connection with the execution, delivery or performance by Seller of the Basic Documents to which it is a party or the Major Acquisition Agreement, except (i) as may be required under the state securities or “Blue Sky” Laws, or (ii) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption, or to make such filing, declaration, qualification or registration, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

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     Section 3.7 Investment Company Status. Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 3.8 Certain Fees. No fees or commissions will be payable by Seller to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement except those payable by Seller to Barclays Capital.
     Section 3.9 No Side Agreements. Other than any existing confidentiality agreements in favor of Seller that have been executed by any Purchaser or to which any Purchaser is otherwise bound, there are no other agreements by, among or between Seller or its Affiliates, on the one hand, and any Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Basic Documents to which Seller is a party.
     Section 3.10 MLP Status. Seller has, for each taxable year beginning on or after the closing of its initial public offering, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended.
     Section 3.11 Valid Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Units to each of the Purchasers pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither Seller nor, to the knowledge of Seller, any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemptions.
     Section 3.12 Litigation. Except as described in the Seller Commission Documents, there are no Actions pending to which Seller is a party or to which any Property or asset of Seller is subject that could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or which challenges the validity of any of the Basic Documents to which Seller is a party, the Major Acquisition Agreement or the right of Seller to enter into any of the Basic Documents to which it is a party or the Major Acquisition Agreement or to consummate the transactions contemplated hereby and thereby and, to the knowledge of Seller, no such Actions are threatened by Governmental Authorities or others.
     Section 3.13 No Material Adverse Change. Except as set forth in or contemplated by the Seller Commission Documents filed with the Commission since September 30, 2010, there has been no change that has had or would reasonably be expected to have a Seller Material Adverse Effect.
     Section 3.14 No Integration. Neither Seller, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Purchased Units to be integrated with prior offerings by Seller for purposes of the Securities Act or any applicable stockholder approval provisions,

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including, without limitation, under the rules and regulations of the trading market on which the Common Units are currently listed or quoted.
     Section 3.15 Taxes. Seller has filed all Tax Returns required to be filed. Such Tax Returns are true, correct and complete in all material respects. Seller has paid in full all Taxes shown to be due on such Tax Returns. Seller has not received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for any material Taxes, which have not been fully paid or finally settled, unless being contested in good faith through appropriate proceedings and for which adequate reserves are presented in the Seller Financial Statements included in the Seller Commission Documents.
     Section 3.16 Form S-3 Eligibility. Seller is eligible to use Form S-3 for the resale registration statement contemplated by the Registration Rights Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
     Each Purchaser, severally and not jointly, represents and warrants to Seller with respect to itself as follows:
     Section 4.1 Existence. Such Purchaser (a) is duly incorporated or formed, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or formation, and (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Purchaser Material Adverse Effect. Each such Purchaser is not in default in the performance, observance or fulfillment of any provision of its organizational documents, except where such default would not have or would not reasonably be likely to have a Purchaser Material Adverse Effect.
     Section 4.2 No Conflicts. The execution, delivery and performance by such Purchaser of the Basic Documents to which it is a party and all other agreements and instruments to be executed and delivered by such Purchaser pursuant hereto or thereto or in connection herewith or therewith, compliance by such Purchaser with the terms and provisions hereof and thereof, and the purchase of the Purchased Units by such Purchaser do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to such Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, license, loan or credit agreement or other instrument or agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound, except in the case of clauses (a) and (c), where such conflict, violation, default, breach, termination, cancellation, failure to receive consent, notice or approval, or acceleration with respect to the

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foregoing provisions of this Section 4.2 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.3 Authority. Such Purchaser has all necessary corporate, limited liability company or partnership power and authority, as applicable, to execute, deliver and perform its obligations under the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by such Purchaser of the Basic Documents to which such Purchaser is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and the Basic Documents to which such Purchaser is a party will constitute the legal, valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.
     Section 4.4 No Side Agreements. Other than any existing confidentiality agreements in favor of Seller that have been executed by such Purchaser or to which such Purchaser is otherwise bound, there are no other agreements by, among or between such Purchaser or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Basic Documents to which Seller is a party; provided, however, that, subject to such Purchaser’s compliance with its obligations under the U.S. federal securities laws and its internal policies: (a) Purchaser, for purposes hereof, shall not be deemed to include any employees, subsidiaries or Affiliates that are effectively walled off by appropriate “Chinese Wall” information barriers approved by Purchaser’s legal or compliance department (and thus have not been privy to any information concerning this transaction) (a “Walled Off Person”) and (b) the foregoing representations in this paragraph shall not apply to any transaction by or on behalf of Purchaser that was effected by a Walled Off Person in the ordinary course of trading without the advice or participation of Purchaser or receipt of confidential or other information regarding this transaction provided by Purchaser to such entity.
     Section 4.5 Investment. The Purchased Units are being acquired for such Purchaser’s own account, the account of its Affiliates, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser hereby represents and warrants are “accredited investors” within the meaning of Rule 501(a) of Regulation D or “qualified institutional buyer” within the meaning of Rule 144A promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Units or any part thereof, and that such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder).

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If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, or pursuant to an exemption therefrom (including Rule 144 under the Securities Act) or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities. Notwithstanding the foregoing, any Purchaser may at any time transfer Purchased Units to an Affiliate of such Purchaser provided that any such transaction is exempt from registration under the Securities Act and that such Affiliate agrees to be bound by the terms and conditions of this Agreement.
     Section 4.6 Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, Seller that, (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.
     Section 4.7 Receipt of Information. Such Purchaser acknowledges that it has (a) had access to Seller’s periodic filings with the Commission and (b) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of Seller regarding such matters.
     Section 4.8 Legend. It is understood that the certificates evidencing the Common Units will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold or offered for sale except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”
     Section 4.9 Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
     Section 4.10 Restricted Securities. Such Purchaser understands that the Purchased Units are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Seller in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited

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circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.
     Section 4.11 Short Selling. As of the execution of this Agreement, such Purchaser has not engaged in any Short Sales involving Common Units owned by it between the time it first began discussions with Seller about the transaction contemplated by this Agreement and the date of execution of this Agreement; provided, however, that, subject to such Purchaser’s compliance with its obligations under the U.S. federal securities laws and its internal policies: (a) Purchaser, for purposes hereof, shall not be deemed to include any Walled Off Person and (b) the foregoing representations in this paragraph shall not apply to any transaction by or on behalf of Purchaser that was effected by a Walled Off Person in the ordinary course of trading without the advice or participation of Purchaser or receipt of confidential or other information regarding this transaction provided by Purchaser to such entity.
ARTICLE V.
CLOSING CONDITIONS
     Section 5.1 Conditions to the Closing.
     (a) Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):
     (i) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;
     (ii) there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement;
     (iii) the Common Units underlying the Purchased Units shall have been approved for listing on the NYSE, subject to notice of issuance;
     (iv) the closing of the Major Acquisition shall have occurred, or shall occur concurrently with the Closing, in accordance with the terms and conditions of the Major Acquisition Agreement, without any material amendment, modification or waiver of such terms or conditions;
     (v) Seller shall have obtained binding obligations to fund the Major Acquisition of (1) gross equity proceeds of at least $150 million pursuant to this Agreement; and (2) at least $185 million in cash from the

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issuance or incurrence of (A) borrowings under its credit facility, (B) borrowings under a bridge facility on terms set forth in Schedule 5.1(a)(v), and/or (C) senior unsecured notes, senior subordinated notes and/or other debt securities. The weighted average total effective yield for the aggregate of all debt in (2) shall be no more than 8.75%. Such requirement in clause (2) above shall be reduced by any equity raised in excess of $150 million.
     (b) Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):
     (i) Seller shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Seller on or prior to the Closing Date;
     (ii) the representations and warranties of Seller contained in this Agreement that are qualified by materiality or Seller Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
     (iii) Seller shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Seller’s closing deliveries described in Section 5.2 of this Agreement;
     (iv) since September 30, 2010, no Seller Material Adverse Effect shall have occurred and be continuing;
     (v) the NYSE shall have authorized, upon official notice of issuance, the listing of the Common Units issuable upon conversion of the Class C Units, as set forth in the Partnership Agreement Amendment;
     (vi) no notice of delisting from the NYSE shall have been received by Seller with respect to the Common Units;
     (vii) The Partnership Agreement Amendment, in all material respects in the form attached as Exhibit C to this Agreement, shall have been duly adopted and be in full force; and
     (viii) Seller shall have filed with the Commission its annual report on Form 10-K for the year ended December 31, 2010 in the form required by the Exchange Act.

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     (c) Seller’s Conditions. The obligation of Seller to consummate the sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (any or all of which may be waived by Seller in writing, in whole or in part, to the extent permitted by applicable law):
     (i) such Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;
     (ii) the representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
     (iii) such Purchaser shall have delivered, or caused to be delivered, to Seller at the Closing, such Purchaser’s closing deliveries described in Section 5.3 of this Agreement; and
     (iv) since the date hereof, no Purchaser Material Adverse Effect shall have occurred and be continuing.
     Section 5.2 Seller Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Seller will deliver, or cause to be delivered, to the Purchasers:
     (a) the applicable Purchased Units by either (i) delivery of certificates evidencing such Purchased Units at the Closing meeting the requirements of the Partnership Agreement or (ii) notification of delivery of the Purchased Units through the facilities of the Depository Trust Company at the Closing; in either case bearing the legend set forth in Section 4.8 and registered in such name(s) as such Purchaser shall, with reasonable notice, have designated, all free and clear of any liens, encumbrances or interests of any other Person (other than transfer restrictions under applicable federal and state securities laws);
     (b) a certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that Seller is in good standing;
     (c) an opinion addressed to the Purchasers from Locke Lord Bissell & Liddell LLP, legal counsel to Seller, dated as of the Closing, in the form and substance attached hereto as Exhibit D;

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     (d) an officer’s certificate in form reasonably satisfactory to the Purchasers attesting to the matters set forth in Sections 5.1(b)(i) and 5.1(b)(ii);
     (e) a secretary’s certificate in form reasonably satisfactory to the Purchasers, certifying as to (i) Certificate of Limited Partnership of Seller, as amended, and the Partnership Agreement, (ii) board resolutions authorizing the execution and delivery of the Basic Documents to which Seller is a party and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, and (iii) its incumbent officers authorized to execute the Basic Documents to which Seller is a party, setting forth the name and title and bearing the signatures of such officers; and
     (f) the Registration Rights Agreement, which shall have been duly executed by Seller.
     Section 5.3 Purchasers’ Deliveries. At the Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered, to Seller:
     (a) payment to Seller of the amount of the applicable Purchase Price set forth opposite such Purchaser’s name on Schedule 2.1 to this Agreement for the applicable Purchased Units, by wire transfer of immediately available funds to an account designated by Seller in writing at least two (2) Business Days (or such shorter period as shall be agreeable to the applicable Parties) prior to the Closing;
     (b) an officer’s certificate of each Purchaser in form reasonably satisfactory to Seller attesting to the matters set forth in Sections 5.1(c)(i) and 5.1(c)(ii); and
     (c) the Registration Rights Agreement, which shall have been duly executed by such Purchaser.
ARTICLE VI.
COVENANTS
     Section 6.1 Seller Lock-Up/Subsequent Issuances of Units. Without the written consent of the holders of a majority of the Purchased Units, Seller may not issue or sell any Common Units or any securities convertible thereinto or exchangeable therefor prior to the Lock-Up Date. Nothing contained above shall prevent (a) Seller from issuing (i) up to 1,800,000 Common Units or (ii) equity securities, phantom units or similar issuances pursuant to the Equity Plan or any employee benefit or purchase plans in effect as of the date hereof, or (b) any executive officer, director or material shareholder of Seller from transferring or distributing equity securities of Seller (x) to a partner or Affiliate of such person, (y) with respect to individuals, to a member of such individual’s family or to a revocable trust for estate planning purposes, or (z) by operation of law upon the death or mental incapacity of any individual; provided, that such transferee referred to in (x), (y) and (z) shall be bound by such terms for the remainder of the Lock-Up Period. Notwithstanding the foregoing, Seller shall not sell,

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offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Units in a manner that would require the registration under the Securities Act of the sale of the Purchased Units to the Purchasers.
     Section 6.2 Purchasers’ Lock-Ups. Without the prior written consent of Seller, each Purchaser agrees that such Purchaser will not offer, sell, pledge or otherwise transfer or dispose of any of its Purchased Units prior to the Lock-Up Date; provided, however, that any Purchaser may transfer its Purchased Units to an Affiliate of such Purchaser or to any other Purchaser or an Affiliate of such other Purchaser, provided that any such Affiliate transferee agrees to the terms and conditions set forth in this Agreement, including but not limited to the restrictions set forth in this Section 6.2.
     Section 6.3 Trading Activities. Such Purchaser’s trading activities, if any, with respect to the Common Units issuable upon conversion of the Purchased Units will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the NYSE.
     Section 6.4 Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Seller and each Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the other Parties, as the case may be, advisable for the consummation of the transactions contemplated by the Basic Documents.
     Section 6.5 Non-Disclosure; Interim Public Filings. Seller shall, on or before 8:30 a.m., New York time, on the first Business Day following execution of this Agreement, issue a press release disclosing all material terms of the transactions contemplated hereby and in the Major Acquisition Agreement. On or before the fourth Business Day following the date hereof, Seller shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by this Agreement and the other Basic Documents and in the Major Acquisition Agreement and including as exhibits to such 8-K Filing, the other Basic Documents and the Major Acquisition Agreement, in the form required by the Exchange Act.
ARTICLE VII.
INDEMNIFICATION
     Section 7.1 Indemnification by Seller. Seller agrees to indemnify each Purchaser and its Affiliates and each of their respective Representatives (collectively, “Purchaser Related Parties”), from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or

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reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Seller contained herein, provided such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty. Furthermore, Seller agrees that it will indemnify and hold harmless each Purchaser and Purchaser Related Parties from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Seller or alleged to have been incurred by Seller in connection with the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
     Section 7.2 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify Seller and its Affiliates and each of their respective Representatives (collectively, “Seller Related Parties”) from, and hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter to the extent that it may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided such claim for indemnification relating to a breach of the representations and warranties by such Purchaser is made prior to the expiration of such representations and warranties. Furthermore, each Purchaser agrees, severally and not jointly, that it will indemnify and hold harmless Seller and Seller Related Parties from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
     Section 7.3 Indemnification Procedures. Promptly after any Seller Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any Action or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such Action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to

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defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (b) if (i) the Indemnifying Party has failed to assume the defense and employ counsel reasonably acceptable to the Indemnified Party or (ii) if the defendants in any such Action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such Action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing or malfeasance by, the Indemnified Party.
     Section 7.4 Survival. The Parties’ obligations under this Article VII shall only become operative following the Closing Date and shall not survive any termination of this Agreement pursuant to Section 8.15.
ARTICLE VIII.
MISCELLANEOUS
     Section 8.1 Interpretation of Provisions. Article, Section, Exhibit and Schedule references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever a Party has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of

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such Party unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion unless otherwise specified in this Agreement. If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
     Section 8.2 Survival. The representations and warranties set forth in Section 3.2, Section 3.5 Section 3.8, Section 3.9, Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.7, Section 4.8, Section 4.9, and Section 4.10 shall survive indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months, in each case, following the Closing Date regardless of any investigation made by or on behalf of Seller or the Purchasers. The covenants made in this Agreement shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof.
     Section 8.3 No Waiver; Modifications in Writing.
     (a) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.
     (b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto or thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on Seller in any case shall entitle Seller to any other or further notice or demand in similar or other circumstances.
     Section 8.4 Binding Effect; Assignment.
     (a) Binding Effect. This Agreement shall be binding upon Seller, the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as

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to confer any right or benefit upon any Person other than the Parties to this Agreement, and their respective successors and permitted assigns.
     (b) Assignment of Rights. All or any portion of the rights and obligations of each Purchaser under this Agreement may be transferred to any Affiliate of such Purchaser but may not otherwise be transferred by such Purchaser without the prior written consent of Seller (which consent shall not be unreasonably withheld by Seller), and in each case the assignee shall be deemed to be bound by the provisions of this Agreement.
     Section 8.5 Confidentiality. Notwithstanding anything herein to the contrary, to the extent that any Purchaser has executed or is otherwise bound by a confidentiality agreement in favor of Seller, such Purchaser shall continue to be bound by such confidentiality agreement (notwithstanding any termination provision contained therein). To the extent that any Purchaser has not executed or is not otherwise bound by a confidentiality agreement in favor of Seller, and has actually received Confidential Information from Seller, such Purchaser will refrain, and will cause its Representatives to refrain, from disclosing to any other Person any Confidential Information; provided, however, that with respect to any Purchaser who has not executed and is not otherwise bound by a confidentiality agreement in favor of Seller, Seller acknowledges that Seller has not provided such Purchaser any Confidential Information unless requested by such Purchaser. Disclosure of Confidential Information will not be deemed to be a breach of this Section 8.5 if such disclosure is made with the consent of Seller or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided, however, that upon receipt by any Purchaser of any subpoena or order covering Confidential Information of Seller, such Purchaser will to the extent reasonably practicable promptly notify Seller of such subpoena or order.
     Section 8.6 Communications. All notices and communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, regular mail, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:
     (a) If to Purchasers, to the addresses listed on Section 8.6, with a copy to:
Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, Texas 78701
Attention: Laura Lanza Tyson
Facsimile: (512) 322-8377
email: laura.tyson@bakerbotts.com
     (b) If to Seller:
Crestwood Midstream Partners LP
717 Texas Avenue, Suite 3150
Houston, Texas 77002
Attention: Kelly Jameson
Facsimile: (832) 519-2250

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     with a copy to:
Locke Lord Bissell & Liddell LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attention: Kevin N. Peter
Facsimile: (713) 229-2666
or to such other address as Seller or any Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
     Section 8.7 Entire Agreement. This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Seller or any of its Affiliates or Purchasers or any of their Affiliates set forth herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter, including any term sheets and commitment letters.
     Section 8.8 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Texas without regard to principles of conflicts of laws.
     Section 8.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 8.10 Costs and Expenses. Each Party shall be responsible for such Party’s own expenses in connection with this Agreement and the transactions contemplated hereby, except that Seller will pay Baker Botts up to $75,000 for legal fees incurred by Baker Botts as counsel to certain Purchasers and for its role in facilitating the process. Any fees in excess of $75,000 shall be paid pro rata by all Purchasers in proportion to the aggregate number of Purchased Units set forth opposite the names of such Purchasers on Schedule 2.1.

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     Section 8.11 Short Selling Acknowledgement and Agreement. Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of Short Sales of securities “against the box” prior to the effective date of a registration statement is a violation of Section 5 of the Securities Act. Each Purchaser agrees, severally and not jointly, that it will not engage in any Short Sales that result in the disposition of the Common Units underlying the Class C Units acquired hereunder by such Purchaser until such time as the Resale Registration Statement (as defined in the Registration Rights Agreement) is declared or deemed effective by the Commission or such Common Units are no longer subject to any restrictions on resale.
     Section 8.12 Distributions. If the Closing Date is after the record date relating to a distribution to be made to holders of Common Units with respect to the fiscal quarter ended March 31, 2011 or any other distribution to be made to holders of Common Units, then the Purchasers shall not be entitled to receive such distribution but the Class C Unit Price payable by Purchasers shall be reduced by an amount equal to such per unit distribution and the number of Purchased Units set forth on Schedule 2.1 shall be increased accordingly.
     Section 8.13 Removal of Legend. In connection with a sale of the Purchased Units by a Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to Seller a broker representation letter providing any information Seller deems necessary to determine that the sale of the Purchased Units is made in compliance with Rule 144, including, as may be appropriate, a certification that such Purchaser is not an affiliate of Seller and regarding the length of time the Purchased Units have been held. Upon receipt of such representation letter, Seller shall as soon as reasonably practicable exchange unit certificates bearing the legend described in Section 4.8 for unit certificates without such legend. After any Purchaser or its permitted assigns have held the Purchased Units for one year, if such Purchased Units still bear the legend described in Section 4.8, such Purchaser may request Seller to remove the legend and Seller agrees to take all steps necessary to effect the removal of the legend as soon as reasonably practicable. Seller shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 8.13 (including without limitation reasonable fees of legal counsel in connection with any legal opinion letters required to be issued in connection with such removal), regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to Seller any information Seller deems necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an affiliate of Seller and regarding the length of time the Purchased Units have been held; provided, however, Seller shall not be responsible for any legal fees and expenses of counsel incurred by such Purchaser in connection therewith.
     Section 8.14 Adjustment of the Class C Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of Seller or any successor or assign of Seller (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Class C Units, and shall be appropriately adjusted for combinations,

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recapitalizations and the like occurring after the date of this Agreement and prior to the Closing.
     Section 8.15 Termination.
     (a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by the written consent of a majority in interest of the Purchasers, upon a breach in any material respect by Seller of any covenant or agreement set forth in this Agreement.
     (b) Notwithstanding anything herein to the contrary, in the event that any condition to Seller’s obligation to close specified in Sections 5.1(a) or 5.1(c) is not satisfied or waived on the Closing Date, Seller may terminate this Agreement upon written notice to the Purchasers.
     (c) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:
     (i) if a Law shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or the Major Acquisition Agreement or makes the transactions contemplated by this Agreement illegal;
     (ii) upon the termination of the Major Acquisition Agreement; or
     (iii) if the Closing shall not have occurred by the date that is ninety (90) days from the date hereof.
     (d) In the event of the termination of this Agreement as provided in this Section 8.15 (1) this Agreement shall forthwith become null and void, (2) within two (2) Business Days following such termination, Seller shall pay the Commitment Fee to each Purchaser in immediately available funds by wire transfer, and (3) there shall be no liability on the part of any Party hereto, except as set forth in Section 8.10 and except with respect to the requirement to comply with any confidentiality agreement in favor of Seller; provided that nothing herein shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

CRESTWOOD MIDSTREAM PARTNERS LP
By:	Crestwood Gas Services GP LLC,
its general partner

By:	/s/ Robert G. Phillips
	Name:	Robert G. Phillips
	Title:	Chairman, President and CEO

[Signature Page to Purchase Agreement]

PURCHASER:
By:	Tortoise Energy Infrastructure Corporation

By:	/s/ Zachary A. Hamel
	Name:	Zachary A. Hamel
	Title:	Senior Vice President

[Signature Page to Purchase Agreement]

PURCHASER:
By:	Tortoise Energy Capital Corporation

By:	/s/ Zachary A. Hamel
	Name:	Zachary A. Hamel
	Title:	Senior Vice President

[Signature Page to Purchase Agreement]

PURCHASER:
By:	Tortoise North American Energy Corporation

By:	/s/ Zachary A. Hamel
	Name:	Zachary A. Hamel
	Title:	Senior Vice President

[Signature Page to Purchase Agreement]

PURCHASER:
By:	Tortoise MLP Fund, Inc.

By:	/s/ Zachary A. Hamel
	Name:	Zachary A. Hamel
	Title:	President

[Signature Page to Purchase Agreement]

PURCHASER:
By:	The Northwestern Mutual Life Insurance Company

By:	/s/ Jerome R. Baier
	Name:	Jerome R. Baier
	Title:	Its Authorized Representative

[Signature Page to Purchase Agreement]

PURCHASER:
By:	ATMLP Fund, LLC

By:	/s/ Chris Linder
	Name:	Chris Linder
	Title:	Vice President

[Signature Page to Purchase Agreement]

PURCHASER:
By:	Teachers’ Retirement System of Oklahoma “OTRS”

By:	/s/ Quinn T. Kiley
	Name:	Quinn T. Kiley
	Title:	Portfolio Manager

[Signature Page to Purchase Agreement]

PURCHASER:
By:	MLP Strategic Equity Fund, Inc. “MTP”

By:	/s/ Quinn T. Kiley
	Name:	Quinn T. Kiley
	Title:	Portfolio Manager

[Signature Page to Purchase Agreement]

PURCHASER:
By:	FAMCO MLP & Energy Income Fund “INFIX”

By:	/s/ Quinn T. Kiley
	Name:	Quinn T. Kiley
	Title:	Portfolio Manager

[Signature Page to Purchase Agreement]

PURCHASER:
By:	Fiduciary/Claymore MLP Opportunity Fund “FMO”

By:	/s/ Quinn T. Kiley
	Name:	Quinn T. Kiley
	Title:	Portfolio Manager

[Signature Page to Purchase Agreement]

PURCHASER:
By:	FAMCO MLP & Energy Infrastructure Fund “MLPPX”

By:	/s/ Quinn T. Kiley
	Name:	Quinn T. Kiley
	Title:	Portfolio Manager

[Signature Page to Purchase Agreement]

PURCHASER:
By:	Kayne Anderson MLP Investment Company

By:	/s/ Terry Hart
	Name:	Terry Hart
	Title:	Chief Financial Officer

[Signature Page to Purchase Agreement]

PURCHASER:
By:	Kayne Anderson Midstream/Energy Fund, Inc.

By:	/s/ Terry Hart
	Name:	Terry Hart
	Title:	Chief Financial Officer

[Signature Page to Purchase Agreement]

PURCHASER:
By:	KA First Reserve, LLC

By:	KA Fund Advisors, LLC, as Manager

By:	/s/ Terry Hart
	Name:	Terry Hart
	Title:	Managing Director

[Signature Page to Purchase Agreement]

PURCHASER:
By:	Salient MLP Fund LP

By:	/s/ Cole Dawson
	Name:	Cole Dawson
	Title:	Managing Director

By:	/s/ Ted Gardner
	Name:	Ted Gardner
	Title:	Principal
[Signature Page to Purchase Agreement]

Exhibit A
REGISTRATION RIGHTS AGREEMENT
BY AND AMONG
CRESTWOOD MIDSTREAM PARTNERS LP
AND
THE PURCHASERS PARTY HERETO
DATED AS OF FEBRUARY [•], 2011

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REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of February [•], 2011, by and among CRESTWOOD MIDSTREAM PARTNERS LP, a Delaware limited partnership (the “Partnership”), and the purchasers listed on Schedule 1 hereto (each a “Purchaser” and collectively, the “Purchasers”).
     WHEREAS, this Agreement is made in connection with the Closing of the issuance and sale of Purchased Units representing limited partnership interests in the Partnership, pursuant to that certain Class C Unit Purchase Agreement, dated as of February [•], 2011, by and among the Partnership and the Purchasers named therein (the “Purchase Agreement”); and
     WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers of the Purchased Units pursuant to the Purchase Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
     Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement. The terms set forth below are used herein as so defined:
     “Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning specified therefor in the recitals hereof.
     “Class B Units” means the Class B Units representing limited partnership interests in the Partnership having the rights and obligations specified in the Partnership Agreement.
     “Class C Unit Price” means the amount per Class C Unit each Purchaser will pay to the Partnership to purchase the Purchased Units.
     “Class C Units” means the Class C Units representing limited partnership interests in the Partnership having the rights and obligations specified in the Partnership Agreement Amendment.
     “Commission” means the United States Securities and Exchange Commission.

     “Common Units” means common units representing limited partner interests in the Partnership other than the Class B Units and the Class C Units.
     “Conversion Date” means the date that the Class C Units are converted into Common Units.
     “Converted Class C Units” means Common Units resulting from the conversion of Class C Units pursuant to the terms of Section 5.12 of the Partnership Agreement Amendment.
     “EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System of the Commission, or any successor system thereto.
     “Effectiveness Period” has the meaning specified therefor in Section 2.1(a) of this Agreement.
     “Holder” means the record holder of any Registrable Securities.
     “Included Registrable Securities” has the meaning specified therefor in Section 2.2(a) of this Agreement.
     “Liquidated Damages” has the meaning specified therefor in Section 2.1(b) of this Agreement.
     “Liquidated Damages Multiplier” has the meaning specified therefor in Section 2.1(b) of this Agreement.
     “Losses” has the meaning specified therefor in Section 2.7(a) of this Agreement.
     “Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
     “Parity Securities” has the meaning specified therefor in Section 2.2(b) of this Agreement.
     “Partnership” has the meaning specified therefor in the recitals hereof.
     “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, formerly known as Quicksilver Gas Services, LP, dated as of February 19, 2008.
     “Partnership Agreement Amendment” means the Second Amendment to the Partnership Agreement in the form and substance attached as Exhibit C to the Purchase Agreement.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Piggyback Opt-out Notice” has the meaning specified therefor in Section 2.2(a) of this Agreement.

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     “Purchase Agreement” has the meaning specified therefor in the recitals hereof.
     “Purchased Units” means the Class C Units to be issued and sold to the Purchasers pursuant to the Purchase Agreement.
     “Purchaser” or “Purchasers” has the meaning specified therefor in the introductory paragraph of this Agreement.
     “Registrable Securities” means (i) the Purchased Units, (ii) any Class C Units issued as payment of Liquidated Damages pursuant to Section 2.1 of this Agreement; (iii) any Class C Units issued in lieu of distributions by the Partnership; and (iv) any Common Units into which the Class C Units are convertible, all of which Registrable Securities are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.1 hereof.
     “Registration Expenses” has the meaning specified therefor in Section 2.7(b) of this Agreement.
     “Resale Opt-out Notice” has the meaning specified therefor in Section 2.1(a) of this Agreement.
     “Resale Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force under the Securities Act).
     “Selling Expenses” has the meaning specified therefor in Section 2.7(b) of this Agreement.
     “Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
     “Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.7(a) of this Agreement.
     “Target Effective Date” has the meaning specified therefor in Section 2.1(a) of this Agreement.
     “Underwritten Offering” means an offering (including an offering pursuant to a Resale Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
     “WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the Commission).
     Section 1.1 Registrable Securities. Any Registrable Security will cease to be a Registrable Security (a) when a registration statement covering the Registrable Security becomes

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or is declared effective by the Commission and the Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force) under the Securities Act; (c) when such Registrable Security has been disposed of in a private transaction pursuant to which the transferor’s rights have not been assigned to the transferee in accordance with Section 2.10 of this Agreement; (d) when such Registrable Security is held by the Partnership or its Subsidiaries; or (e) the later of (i) one year from the Conversion Date or (ii) the date on which such Registrable Security may be sold pursuant to any section of Rule 144 under the Securities Act (or any similar provision then in force under the Securities Act) without any restriction (including, if the Holder is an Affiliate of the Partnership, restrictions that apply to sales by Affiliates).
     Section 1.2 Right and Obligations. Except for the rights and obligations under Section 2.8 herein, all rights and obligations of each Holder under this Agreement, and all rights and obligations of the Partnership under this Agreement with respect to such Holders, shall terminate when such Holder is no longer a Holder.
ARTICLE II.
REGISTRATION RIGHTS
     Section 2.1 Registration.
          (a) Request for Filing and Deadline To Become Effective. As soon as practicable following the receipt of a request from any Holder to register its Registrable Securities, the Partnership shall notify all Holders that a Resale Registration Statement will be filed within 30 days from the date such request is made. Within five (5) Business Days of receipt of the notice of the filing, such Holders shall notify the Partnership whether they wish to have their Registrable Securities included in the Resale Registration Statement. If a Holder does not respond within such time period, it will be deemed to have chosen not to have its Registrable Securities included. The Partnership shall prepare and file a Resale Registration Statement under the Securities Act with respect to all of the Registrable Securities of the Holders that have requested inclusion thereon. The Resale Registration Statement filed pursuant to this Section 2.1(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership. The Partnership shall use its commercially reasonable efforts to cause the Resale Registration Statement to become effective no later than 90 days following the date it is initially filed (the “Target Effective Date”). The Partnership will use its commercially reasonable efforts to cause the Resale Registration Statement filed pursuant to this Section 2.1 to be continuously effective under the Securities Act until all Registrable Securities covered by the Resale Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). The Resale Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Resale Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that the Resale Registration Statement becomes effective, but in any event within five Business Days of such date, the

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Partnership shall provide the Holders with written notice of the effectiveness of the Resale Registration Statement. Any Holder may deliver advance written notice (a “Resale Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice of any request to file a Resale Registration Statement; provided, however, that such Holder may later revoke any such Resale Opt-Out Notice in writing. Following receipt of a Resale Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.1 and such Holder shall no longer be entitled to be included in any Resale Registration Statement filed by the Partnership pursuant to this Section 2.1. The Holders indicated on Schedule 1 hereto shall each be deemed to have delivered a Resale Opt-Out Notice as of the date hereof.
          (b) Failure To Become Effective. If the Resale Registration Statement required by Section 2.1(a) does not become or is not declared effective on or before the Target Effective Date, then the Partnership shall pay each Holder (with respect to either the Purchased Units or the Converted Class C Units, as applicable, of each such Holder which are included on such Resale Registration Statement), as liquidated damages and not as a penalty, (i) for each non-overlapping 30-day period for the first 60 days following the Target Effective Date, an amount equal to (A) 0.25% times (B) the product of (x) the Class C Unit Price times (y) the number of Purchased Units or the Converted Class C Units, as applicable, then held by such Holder and included on such Resale Registration Statement and which may not otherwise be disposed of pursuant to Rule 144 without any restriction, including if the Holder is an Affiliate of the Partnership, restrictions that apply to sales by Affiliates (such product of (x) and (y) being the “Liquidated Damages Multiplier”), and (ii) for each non-overlapping 30-day period beginning on the 61st day following the Target Effective Date, with such payment amount increasing by an additional amount equal to 0.25% times the Liquidated Damages Multiplier per non-overlapping 30-day period for each subsequent 60 days (i.e., 0.5% for 61-120 days, 0.75% for 121-180 days, and 1.0% thereafter) up to a maximum amount equal to 1.0% times the Liquidated Damages Multiplier per non-overlapping 30-day period (the “Liquidated Damages”); provided, that the aggregate amount of Liquidated Damages payable by the Partnership per Purchased Unit or Converted Class C Unit, as applicable, may not exceed 5.0% of the Class C Unit Price. The Liquidated Damages payable pursuant to the immediately preceding sentence shall be payable within ten Business Days after the end of each such non-overlapping 30-day period. Any Liquidated Damages shall be paid to each Holder in cash; provided, however, if the Partnership certifies that it is unable to pay Liquidated Damages in cash because such payment will violate a covenant in an existing credit agreement or other indebtedness, then the Partnership may, in its sole discretion, pay the Liquidated Damages in kind in the form of the issuance of Class C Units, unless otherwise not permitted. Upon any issuance of Class C Units as Liquidated Damages, the Partnership shall promptly prepare and file a supplemental listing application with the NYSE to list such Converted Class C Units. The determination of the number of Class C Units to be paid as Liquidated Damages shall be based on the volume-weighted average price of the Common Units for the ten trading days immediately preceding the date on which the Liquidated Damages payment is due, less a discount of 2%. The payment of Liquidated Damages under this Section 2.1(b) and Section 2.1(e) to a Holder shall cease at such time as the Resale Registration Statement becomes or is declared effective by the Commission or at such time as the securities included on the Resale Registration Statement are no longer Registrable Securities or may be disposed of pursuant to Rule 144 without any restriction (including, if the Holder is an Affiliate

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of the Partnership, restrictions that apply to sales by Affiliates), and shall be prorated for any period of less than 30 days in which the Liquidated Damages cease.
          (c) Waiver of Liquidated Damages. If the Partnership is unable to cause a Resale Registration Statement to become effective by the Target Effective Date as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then the Partnership may request a waiver of the Liquidated Damages, which may be granted by the consent of the Holders of a majority of the outstanding Registrable Securities that have been included on such Resale Registration Statement, in their sole discretion, and which such waiver shall apply to all the Holders of Registrable Securities included on such Resale Registration Statement.
          (d) Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in the Resale Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Resale Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Resale Registration Statement but may settle any previously made sales of Registrable Securities) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Resale Registration Statement or (ii) the Partnership has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Partnership, would materially adversely affect the Partnership; provided, however, in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to the Resale Registration Statement for a period that exceeds an aggregate of 60 days in any 180-day period or 105 days in any 365-day period, in each case, exclusive of days covered by any lock-up agreement executed by a Selling Holder in connection with any Underwritten Offering. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Resale Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
          (e) Additional Rights to Liquidated Damages. If (i) the Holders shall be prohibited from selling their Registrable Securities under the Resale Registration Statement as a result of a suspension pursuant to Section 2.1(d) of this Agreement in excess of the periods permitted therein or (ii) the Resale Registration Statement is filed and declared effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within 60 days by a post-effective amendment pursuant thereto, a supplement to the prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, then until the suspension is lifted or a post-effective amendment, supplement or report is filed with the Commission and declared effective, but not including any day on which a suspension is lifted or such amendment, supplement or report is declared effective, if applicable, the Partnership shall owe the Holder an amount equal to the Liquidated Damages, following the earlier of (i) the date on which the suspension period exceeded the permitted period or (ii) the 61st day after the Resale Registration Statement ceased to be effective or failed to be useable for its intended purposes. All of the

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provisions in Section 2.1(b) with respect to the payment of the Liquidated Damages, including but not limited to the ability to issue additional Class C Units in lieu of cash payments, the time period in which payments are due, and the determination of the number of Class C Units to issue as Liquidated Damages shall be applicable to the Liquidated Damages payable hereunder. For purposes of this Section 2.1(e), a suspension shall be deemed lifted on the date that notice that the suspension has been lifted is delivered to the Holders pursuant to Section 3.1 of this Agreement.
          (f) Termination of Rights. Other than as set forth otherwise in this Agreement, a Holder’s rights (and any transferee’s rights pursuant to Section 2.10) under this Section 2.1, including rights to Liquidated Damages (other than Liquidated Damages owing but not yet paid), shall terminate upon the termination of the Effectiveness Period.
          (g) No Demand Rights. Notwithstanding any other provision of this Agreement, no Holder of Registrable Securities shall be entitled to any “demand” rights or similar rights that would require the Partnership to effect an Underwritten Offering solely on behalf of such Holder.
     Section 2.2 Piggyback Rights.
          (a) Underwritten Offering Piggyback Rights. Following such time as the Class C Units have been converted into Common Units and if such Common Units are still Registrable Securities, if the Partnership proposes to file (i) a registration statement and such Holder has not previously included its Registrable Securities in a Resale Registration Statement contemplated by Section 2.1(a) of this Agreement that is currently effective, or (ii) a prospectus supplement to an effective registration statement, so long as the Corporation is a WKSI at such time or, whether or not the Corporation is a WKSI, so long as the Registrable Securities were previously included in the underlying shelf Registration Statement or are included on an effective Resale Registration Statement, or in any case in which Holders may participate in such offering without the filing of a post-effective amendment, in each case, for the sale of Common Units in an Underwritten Offering for its own account and/or another Person, other than (a) a registration relating solely to employee benefit plans, (b) a registration relating solely to a Rule 145 transaction, or (c) a registration on any registration form which does not permit secondary sales, then as soon as practicable following the engagement of counsel by the Partnership to prepare the documents to be used in connection with an Underwritten Offering, the Partnership shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering to each Holder owning more than $10.0 million of such Common Units, calculated on the basis of the Class C Unit Price, and such notice shall offer such Holder the opportunity to participate in any Underwritten Offering and to include in such Underwritten Offering such number of Registrable Securities that are Common Units (the “Included Registrable Securities”) as each such Holder may request in writing, subject to any registration rights existing prior to the Closing Date and customary underwriter cutbacks; provided, however, that the Partnership shall not be required to provide such opportunity (i) to any such Holder that does not offer a minimum of $10.0 million of Registrable Securities (based on the Class C Unit Price), or (ii) to such Holders if the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on

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the provisions of Section 2.2(b). Any notice required to be provided in this Section 2.2(a) to Holders shall be provided on a Business Day pursuant to Section 3.1 hereof and receipt of such notice shall be confirmed by the Holder. The Holder will have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Registrable Securities that are Common Units in the Underwritten Offering. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at or prior to the time of pricing of such Underwritten Offering. Any Holder may deliver written notice (an “Piggyback Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of an Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.2(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Partnership pursuant to this Section 2.2(a). The Holders indicated on Schedule 1 hereto shall each be deemed to have delivered an Piggyback Opt-Out Notice as of the date hereof.
          (b) Priority of Piggyback Rights. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering advises the Partnership that the total amount of Registrable Securities that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that are Common Units that such Managing Underwriter or Underwriters advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Partnership and, (ii) second, pro rata among the Selling Holders who have requested participation in such Underwritten Offering and any other holder of securities of the Partnership having rights of registration that are neither expressly senior nor subordinated to the Registrable Securities (the “Parity Securities”). The pro rata allocations for each Selling Holder who has requested participation in such Underwritten Offering shall be the product of (A) the aggregate number of Registrable Securities that are Common Units proposed to be sold in such Underwritten Offering multiplied by (B) the fraction derived by dividing (x) the number of Registrable Securities that are Common Units owned on the Closing Date by such Selling Holder by (y) the aggregate number of Registrable Securities that are Common Units owned on the Closing Date by all Selling Holders plus the aggregate

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number of Parity Securities owned on the Closing Date by all holders of Parity Securities that are participating in the Underwritten Offering.
          (c) Termination of Piggyback Registration Rights. The piggyback rights under Section 2.2 will terminate at the earlier of (i) the time at which a Holder and its Affiliates own less than $10.0 million of Common Units issued upon conversion of the Class C Units (based on the Class C Unit Price) or (ii) the Common Units into which the Class C Units are convertible cease to be Registrable Securities. When a Holder, together with any of its Affiliates who are also Holders, owns less than $10.0 million of Registrable Securities that are Common Units (based on the Class C Unit Price), it must notify the Partnership.
     Section 2.3 Underwritten Offering. General Procedures. In connection with any Underwritten Offering under this Agreement, the Partnership shall be entitled to select the Managing Underwriter or Underwriters in its sole discretion. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement with the Managing Underwriter or Underwriters which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Selling Holder may participate in an Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its authority to enter into such underwriting agreement and to sell, and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective. No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.
     Section 2.4 Sale Procedures. In connection with its obligations under this Article II, the Partnership will, as expeditiously as possible:
          (a) prepare and file with the Commission such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Resale Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Resale Registration Statement;

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          (b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Resale Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Resale Registration Statement or supplement or amendment thereto, and (ii) such number of copies of the Resale Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Resale Registration Statement;
          (c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Resale Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
          (d) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Resale Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Resale Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Resale Registration Statement or any prospectus or prospectus supplement thereto;
          (e) immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Resale Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of the Resale Registration Statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially

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reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
          (f) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
          (g) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
          (h) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;
          (i) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;
          (j) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;
          (k) if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and
          (l) The Partnership agrees that, if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Resale Registration Statement and any amendment or supplement thereof, then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof. In addition, at any Holder’s request, the Partnership will furnish to such Holder, on the date of the effectiveness of the Resale Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request, (i) a “cold comfort” letter, dated such date, from the Partnership’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Resale Registration Statement, in form, scope

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and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the General Partner addressed to the Holder; provided, however, that with respect to any placement agent, the Partnership’s obligations with respect to Section 2.4) shall be limited to one time, with an additional bring-down request within 30 days of the date of such documents. Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (e) of Section 2.4, shall forthwith discontinue offers and sales of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of Section 2.4 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
     Section 2.5 Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in the Resale Registration Statement who has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act, including the execution of the initial Selling Unitholder Notice and Questionnaire attached at Exhibit A to this Agreement by the date specified thereon.
     Section 2.6 Restrictions on Public Sale by Holders of Registrable Securities. For so long as the Purchased Units are Registrable Securities, each Holder agrees that it will not sell any Class C Units, Common Units or other equity securities of the Partnership for a period of up to 60 days following the pricing date of an Underwritten Offering of equity securities by the Partnership; provided, however, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the underwriters on the officers, directors or any Affiliate of the Partnership. In addition, the provisions of this Section 2.6 shall not apply with respect to a Holder that (i) owns less than $10.0 million of Registrable Securities based on the Class C Unit Price, or (ii) has delivered a Piggyback Opt-Out Notice or a Resale Opt-Out Notice to the Partnership pursuant to Section 2.2 hereof.
     Section 2.7 Expenses.
          (a) Expenses. The Partnership will pay all reasonable Registration Expenses as determined in good faith. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, except as otherwise provided in Section 2.8 hereof, the Partnership shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.
          (b) Certain Definitions. “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration

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of Registrable Securities on the Resale Registration Statement pursuant to Section 2.1 and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities.
     Section 2.8 Indemnification.
          (a) By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, employees and agents and each Person, if any, who controls such Selling Holder and its directors, officers, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in the Resale Registration Statement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Resale Registration Statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.
          (b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner and each of their respective directors, officers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the

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Resale Registration Statement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
          (c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.8. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party (provided appropriate documentation for such expense is also submitted with such notice) as incurred; provided however, that the indemnified party will be required to repay the indemnifying party any amounts paid to it for which it is determined the indemnified party was not otherwise entitled within five calendar days of such determination. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.
          (d) Contribution. If the indemnification provided for in this Section 2.8 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the

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dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
          (e) Other Indemnification. The provisions of this Section 2.8 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.
     Section 2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:
          (a) Make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;
          (b) File with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and
          (c) So long as a Holder owns any Registrable Securities, furnish, unless otherwise available at no charge by access electronically to the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed with the Commission as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
If the Partnership fails for any reason to comply with the provisions of this Section 2.9 during the period beginning on the date which is six months from the Closing Date and ending one year from the Closing Date which prohibits a Holder from selling Purchased Units or the Converted Class C Units, as applicable, then held by such Holder pursuant to Rule 144 under the Securities Act for more than 20 days in the aggregate, then the Partnership shall pay to each such Holder (to the extent such Holders Purchased Units or Class C Units, as applicable, are not otherwise

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included on a Resale Registration Statement pursuant to Section 2.1) an amount equal to 0.25% times the Liquidated Damages Multiplier for each 30 days in excess of such 20 days during which such Holder is unable to sell the Purchased Units or the Converted Class C Units, with such payment amount increasing by an additional amount equal to 0.25% times the Liquidated Damages Multiplier per additional 30 days up to a maximum of 1% times the Liquidated Damages Multiplier; provided, that the aggregate amount of Liquidated Damages payable by the Partnership per Purchased Unit may not exceed 5.0% of the Class C Unit Price. All of the provisions in Section 2.1(b) with respect to the payment of the Liquidated Damages, including but not limited to the ability to issue additional Class C Units in lieu of cash payments, the time period in which payments are due, and the determination of the number of Class C Units to issue as Liquidated Damages shall be applicable to the Liquidated Damages payable hereunder.
     Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities granted to the Purchasers by the Partnership under this Article II will be transferable or assignable by each Purchaser to an Affiliate of such Purchaser or to a transferee or assignee of Registrable Securities, provided (a) the amount of Registrable Securities transferred or assigned to a Person who is not an Affiliate must represent at least $10.0 million, based on the Class C Unit Price, (b) the Partnership is given written notice prior to any such transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee agrees in writing to undertake responsibility for its portion of the obligations of such Purchaser under this Agreement.
     Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis other than pari passu with, or expressly subordinate to, the priority rights set forth in Section 2.2(b) granted to the Holders of Registrable Securities hereunder.
ARTICLE III.
MISCELLANEOUS
     Section 3.1 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:
          (a) if to a Purchaser, to the address set forth on Schedule 8.6 to the Purchase Agreement, with a copy to:
Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, Texas 78701
Attention: Laura Lanza Tyson
Facsimile: (512) 322-8377
Email: laura.tyson@bakerbotts.com

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          (b) if to a transferee of a Purchaser, to such Holder at the address provided pursuant to Section 2.10 above; and
          (c) if to the Partnership:
Crestwood Midstream Partners LP
717 Texas Avenue, Suite 3150
Houston, Texas 77002
Attention: Kelly Jameson
Facsimile: (832) 519-2250
Email: KJameson@crestwoodlp.com
with a copy to:
Locke Lord Bissell & Liddell LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attention: Kevin N. Peter
Facsimile: (713) 229-2666
Email: KPeter@lockelord.com
     All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by courier service or any other means.
     Section 3.2 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
     Section 3.3 Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred or assigned by such Purchaser in accordance with Section 2.10 hereof.
     Section 3.4 Recapitalization, Exchanges, Etc. Affecting the Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.
     Section 3.5 Aggregation of Restricted Units. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

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     Section 3.6 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
     Section 3.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 3.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.9 Governing Law. The Laws of the State of Texas shall govern this Agreement without regard to principles of conflicts of Laws that would apply the substantive law of some other jurisdiction.
     Section 3.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
     Section 3.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership set forth herein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.
     Section 3.12 Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
     Section 3.13 No Presumption. If any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
     Section 3.14 Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their

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permitted assignees) and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of a Purchaser hereunder.
     Section 3.15 Interpretation. Article, Exhibit and Section references in this Agreement are references to the corresponding Article and Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified.
     Section 3.16 Equal Treatment of Purchasers. Neither the Partnership nor any of its Affiliates shall, directly or indirectly, offer to pay, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemptions or exchange of Registrable Securities, or otherwise, to any holder of Registrable Securities for or as an inducement to, or in connection with solicitation of, any consent, waiver or amendment of any terms or provisions of the Registrable Securities or this Agreement or any of the other agreements referred to in this Agreement unless such consideration is offered to all Holders.

19

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CRESTWOOD MIDSTREAM PARTNERS LP
By:	Crestwood Gas Services GP LLC,
its general partner

By:
Name:
Title:

Signature Page to Registration Rights Agreement

PURCHASERS
AT MLP Fund, LLC
Fiduciary/Claymore MLP Opportunity Fund
Teachers’ Retirement System of Oklahoma
MLP & Strategic Equity Fund
FAMCO MLP & Energy Infrastructure Fund
FAMCO MLP & Energy Income Fund
Kayne Anderson MLP Investment Company
Kayne Anderson Midstream/Energy Fund, Inc.
KA First Reserve, LLC
The Northwestern Mutual Life Insurance Company
Salient MLP Fund LP
Tortoise Energy Infrastructure Corporation
Tortoise Energy Capital Corporation
Tortoise North American Energy Corporation
Tortoise MLP Fund, Inc.
Signature Page to Registration Rights Agreement

SCHEDULE 1 — Investor Name; Resale Opt-Out Notice; Piggyback Opt-Out Notice and Contact Information

Exhibit A — Selling Unitholder Notice and Questionnaire
     Beneficial owners of our Class C Units and the Common Units into which they will convert that do not complete this Notice and Questionnaire and deliver it to us as provided below will not be named as selling unitholders in resale registration statements that may be filed by Crestwood Midstream Partners LP with the Securities and Exchange Commission.
     Beneficial owners are encouraged to complete and deliver this Notice and Questionnaire as promptly as practicable after their acquisition of Registrable Securities, and in any case no later than [•], so that such beneficial owners may be named. Please see the fax, email and other contact information on the signature page below.
     Certain legal consequences arise from being named a selling unitholder. Beneficial owners are advised to consult their own securities law counsel regarding being named or not being named a selling unitholder in the registration statement.
Notice
     The undersigned beneficial owner (the “Selling Unitholder”) of common units representing limited partner interests (“Common Units”) in Crestwood Midstream Partners LP (the “Partnership”) acquired in a private placement by the Partnership (such Common Units, the “Registrable Securities”) hereby gives notice to the Partnership of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3 (unless otherwise specified under Item 3) pursuant to a registration statement to be filed by the Partnership (the “Resale Registration Statement”) with the Securities and Exchange Commission. The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement, including the indemnification provisions thereof.
     The undersigned hereby provides the following information to the Partnership and represents and warrants that such information is accurate and complete as of the date hereof and undertakes to provide the Partnership with updates of this information.

Questionnaire

1.	(a) Full legal name of Selling Unitholder:

(b) Full legal name of the broker-dealer or other third party through which Registrable Securities listed in Item (3) below are held:

(c) Full legal name of the Depository Trust Company participant (if applicable and if not the same as (b) above) through which Registrable Securities listed in (3) below are held:

(d) Full legal name of the Depository Trust Company participant (if applicable and if not the same as (b) above) through which Registrable Securities listed in (3) below are held:

2.	Address for Notices to Selling Unitholder:

Email:

Telephone, including area code:

Fax, including area code:

Contact Person:

3.	Ownership of Registrable Securities and Other Securities:

Number of Registrable Securities Beneficially Owned:

Unless otherwise indicated in the space provided below, all Registrable Securities listed in response to Item (3) above will be included in the Resale Registration Statement. If the undersigned does not wish all such Registrable Securities to be so included, please indicate below the number of units to be included:

A “beneficial owner” of a security includes:

(1) Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

(a) voting power which includes the power to vote, or to direct the voting of, such security; and/or,
(b) investment power which includes the power to dispose, or to direct the disposition of, such security;

(2) Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of section 13(d) or (g) of the Securities Exchange Act of 1934, as amended; and

(3) Any person who has the right to acquire “beneficial ownership” (defined by reference to paragraph (1) above) of such security within sixty days, including but not limited to any right to acquire: (a) through the exercise of any option, warrant or right; (b) through the conversion of a security; (c) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (d) pursuant to the automatic termination of a trust, discretionary account or similar arrangement; provided, however, any person who acquires a security or power specified in clauses (a), (b) or (c) above, with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise or conversion of such security or power.

4.	Ownership of Other Securities Owned by the Selling Unitholder:

Except as set forth below in this Item (4), the undersigned is not the beneficial or registered owner of any securities of the Partnership other than the Registrable Securities listed above in Item (3).

	(a)	Number of Other Securities of the Partnership beneficially owned by the Selling Unitholder:

	(b)	CUSIP No(s).of such other Partnership securities beneficially owned:

5.		Voting or Investment Power Over the Selling Unitholder:

	(a)	Names of natural persons or entities who have sole or shared investment power over the Registrable Securities and other securities owned by the Selling Unitholder. For purposes of this Item 5, “voting power” includes the power to vote or direct the voting of such securities, and “investment power” includes the power to dispose or direct the disposition of such securities.

	(b)	Describe whether the natural persons or entities named in Item 5(a) have sole voting or investment power over the Registrable Securities and other securities owned by the Selling Unitholder.

6.		Relationships with the Partnership:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with the Partnership (or its predecessors or affiliates) during the past three years.

State any exceptions here:

7.		FINRA Relationships

	(a)	Are you (i) a FINRA Member (see definition below), (ii) a Controlling (see definition below) shareholder of a FINRA Member, (iii) a Person Associated with a Member of FINRA (see definition below), or (iv) an Underwriter or a Related Person (see definition below) with respect to the proposed offering; or (b) do you own any shares of common stock or other securities of any FINRA Member not purchased in the open market; or (c) have you made any outstanding subordinated loans to any FINRA Member?

☐ Yes ☐ No

If yes, please describe below:

FINRA Member. The term “FINRA member” means either any broker or dealer admitted to membership in the Financial Industry Regulatory Authority, formerly known as the National Association of Securities Dealers, Inc. (“FINRA”). (FINRA Manual, Bylaws Article I, Definitions)

Control. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power, either individually or with others, to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. (Rule 405 under the Securities Act of 1933, as amended)

Person Associated with a Member of FINRA. The term “person associated with a member of FINRA” means every sole proprietor, partner, officer, director, branch manager or executive representative of any FINRA Member, or any natural person occupying a similar status or performing similar functions, or any natural person engaged in the investment banking or securities business who is directly or indirectly controlling or controlled by a FINRA Member, whether or not such person is registered or exempt from registration with FINRA pursuant to its bylaws. (FINRA Manual, Bylaws Article 1, Definitions)

Underwriter or a Related Person. The term “underwriter or a related person” means, with respect to a proposed offering, underwriters, underwriters’ counsel, financial consultants and advisors, finders, members of the selling or distribution group, and any and all other persons associated with or related to any of such persons. (FINRA Interpretation)

(b)	Have you provided any consulting or other services to the Partnership?

☐ Yes ☐ No

If yes, please provide a detailed description of such services, a statement as to all cash or non-cash compensation received in return for such services, and copies of all agreements or correspondence governing or describing such services:

(c)	Do you have any oral or written agreements with any FINRA Member or any person associated with a member of FINRA (see definition below) concerning the disposition of your securities of the Partnership?

☐ Yes ☐ No

If yes, please describe:

8.		If you are a FINRA Member or an affiliate of a FINRA Member (i.e. if you answered “yes” to Question 7(a) above), please answer the following questions:

	(a)	Do you currently have any plans to acquire, receive, distribute, trade, sell or otherwise participate, in any capacity, in the distribution of the Common Units to be registered or have you had any discussions, formal or informal, regarding the potential for such an arrangement?

☐ Yes ☐ No

If yes, please provide complete details of any and all items of value received or to be received by FINRA Members and/or affiliates thereof in connection with such sales:

	(b)	Have you provided or will you be providing any investment banking, commercial banking and/or financial advisory services to the Partnership during the 180-day period preceding the filing of this offering with the SEC or the 90-days following effectiveness of this offering?

☐ Yes ☐ No

	(c)	If yes, please provide the complete details of such services and any compensation received or to be received for such services:

9.	Plan of distribution:

Except as set forth below, the undersigned (including its donees or pledgees) intends to distribute the Registrable Securities listed above in Item (3) pursuant to the Resale Registration Statement only as follows (if at all): Such Registrable Securities may be sold from time to time directly by the undersigned or alternatively through underwriters or broker-dealers or agents. If the Registrable Securities are sold through underwriters or broker-dealers, the Selling Unitholder will be responsible for underwriting discounts or commissions or agents’ commissions and their professional fees. Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market or (iv) through the writing of options. In connection with the sales of Registrable Securities or otherwise, the undersigned may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of Registrable Securities in the course of hedging positions they assume. The undersigned may also sell Registrable Securities short and deliver Registrable Securities to close out short positions, or loan or pledge Registrable Securities to broker-dealers that in turn may sell such securities. The Selling Unitholder may pledge or grant a security interest in some or all of the Registrable Securities owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Registrable Securities from time to time. The Selling Unitholder also may transfer and donate Registrable Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the Selling Unitholder for purposes of the prospectus.

State any exceptions here:

Note: In no event will such method(s) of distribution take the form of an underwritten offering of the Registrable Securities without the prior agreement of the Partnership.

     The undersigned acknowledges that it understands its obligation to comply with the provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations) and the provisions of the Securities Act relating to prospectus delivery, in connection with any offering of Registrable Securities pursuant to the Resale Registration Statement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.
     The Selling Unitholder hereby acknowledges its obligations under the Registration Rights Agreement to indemnify and hold harmless certain persons set forth therein.
     In accordance with the undersigned’s obligation under the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Resale Registration Statement, the undersigned agrees to promptly notify the Partnership of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Resale Registration Statement remains effective.
     All notices hereunder and pursuant to the Registration Rights Agreement shall be made in writing at the address set forth below.
     By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to items (1) through (9) above and the inclusion of such information in the Resale Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by the Partnership in connection with the preparation or amendment of the Resale Registration Statement and the related prospectus.
     By signing below, the undersigned agrees that if the Partnership notifies the undersigned that the Resale Registration Statement is not available, the undersigned will suspend use of the prospectus until receipt of notice from the Partnership that the prospectus is again available.

     IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.
Name of Holder: ______________________
Signature of Authorized Signatory of Holder: ______________________
Name of Authorized Signatory: ______________________
Title of Authorized Signatory: ______________________
Dated: ________________

Signature Page to Questionnaire

PLEASE RETURN THE COMPLETED AND EXECUTED
NOTICE AND QUESTIONNAIRE:
(1) by fax or email by [•] to:
Crestwood Midstream Partners LP
c/o Locke Lord Bissell & Liddell LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attention: Kevin N. Peter
Facsimile: (713) 229-2666
Email: KPeter@lockelord.com
and (2) return the original, executed notice and questionnaire to the same at the address above.

Exhibit B — Major Acquisition Agreement

See Attached

Exhibit B

EXECUTION VERSION
PURCHASE AND SALE AGREEMENT
by and between
FRONTIER GAS SERVICES, LLC
- and -
CRESTWOOD MIDSTREAM PARTNERS LP
February 18, 2011

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

EXHIBITS AND SCHEDULES
Exhibits

Exhibit A-1	Texas System Maps
Exhibit A-2	Arkansas System Maps
Exhibit B	Knowledge
Exhibit C	Eligible Employees
Exhibit D-1	Texas System AFEs
Exhibit D-2	Arkansas System AFEs
Exhibit E-1	Texas Pipeline Inventory
Exhibit E-2	Arkansas Pipeline Inventory
Exhibit F	Form of Warranty Deed
Exhibit G	Form of Assignment and Assumption
Exhibit H	Form of Assignment, Assumption and Bill of Sale
Exhibit I	Form of Transition Services Agreement
Exhibit J	Form of Indemnification Escrow Agreement
Exhibit K	BP Contract Value Adjustment Calculation Example
Schedules

Schedule 2.01(b)(i)(A)	Fee Property
Schedule 2.01(b)(i)(B)	Easements
Schedule 2.01(b)(ii)	Improvements
Schedule 2.01(b)(iii)	Tangible Personal Property
Schedule 2.01(b)(iv)	Contracts
Schedule 2.01(b)(v)	Permits
Schedule 2.01(c)(xi)	Excluded Items
Schedule 2.01(d)	Assumed Liabilities
Schedule 3.03	Allocation of Purchase Price
Schedule 5.03	No Violation
Schedule 5.04(a)	Material Contracts — List
Schedule 5.04(b)	Material Contracts — Default
Schedule 5.05(a)	Real Property — Legal Requirements
Schedule 5.05(b)	Real Property — Consents
Schedule 5.05(f)(a)	Real Property Leases
Schedule 5.05(f)(b)	Status of Real Property Leases
Schedule 5.05(g)	Easement Gaps
Schedule 5.06	Title
Schedule 5.07	Permits — Compliance
Schedule 5.08	Compliance with Law
Schedule 5.09	Litigation
Schedule 5.10	Environmental Matters
Schedule 5.12(b)	Employee Benefit Plans
Schedule 5.13	Brokers

i

EXHIBITS AND SCHEDULES

Schedule 5.14	Financial Statements
Schedule 5.15	Absence of Undisclosed Liabilities
Schedule 5.16	Certain Changes
Schedule 5.17	Insurance
Schedule 5.18	Regulation
Schedule 6.06	Debt Financing Commitment Schedule
Schedule 8.01(f)	Required Consents
Schedule 10.10	Suspended Funds

ii

PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (“Agreement”) is made and entered into on this 18th day of February, 2011 by and between Frontier Gas Services, LLC, a Delaware limited liability company (“Seller”), and Crestwood Midstream Partners LP, a Delaware limited partnership (“Buyer”). Seller and Buyer are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”
RECITAL
     Seller owns natural gas processing facilities and a related gathering system and gas liquids pipeline located in Roberts County, Texas, maps of which are included in Exhibit A-1 attached hereto (collectively, the “Texas System”), and Seller owns natural gas gathering systems located in Van Buren, Conway, Faulkner and White Counties, Arkansas, maps of which are included in Exhibit A-2 attached hereto (collectively, the “Arkansas System”). Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets and other related assets on the terms and conditions set forth in this Agreement.
AGREEMENTS
     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.01 Definitions. Each capitalized term used herein shall have the meaning given such term as set forth below.
     “2010 Financials” shall have the meaning given such term in Section 5.14.
     “AFE Actual Cost” shall have the meaning given such term in Section 3.01(c).
     “AFE Cost Difference” shall have the meaning given such term in Section 3.01(c).
     “AFE Estimated Cost” shall have the meaning given such term in Section 3.01(a).
     “AFE Projects” shall have the meaning given such term in Section 3.01(c).
     “AFEs” shall have the meaning given such term in Section 3.01(c).
     “Affiliate” shall mean, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” shall mean (a) with respect to any Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, shares or the equivalent representing more than 50% of the power to vote in the election of directors, managers or Persons performing similar functions, and (b) ownership of more than 50% of the equity or equivalent interest in any Person.
     “Agreement” shall have the meaning given such term in the introductory paragraph hereof.
     “Allocation” shall have the meaning given such term in Section 3.03.
     “Annual Costs” shall have the meaning given such term in the Treating Agreements.
     “Arkansas System” shall have the meaning given such term in the recitals above.
     “Assumed Liabilities” shall have the meaning given such term in Section 2.01(d).
     “Balance Sheet Date” shall have the meaning given such term in Section 5.14.
     “Base Amount” shall have the meaning given such term in Section 3.01(a).
     “Base Price” means the total of the Base Amount, plus the Unit Payment Amount, minus the BP Additional Payment Amount.
     “BP” shall mean BP America Production Company.
     “BP Additional Payment Amount” shall mean Fifteen Million Dollars ($15,000,000).
     “BP Contract Deadline” shall have the meaning given such term in Section 3.02.
     “BP Contract Value” shall have the meaning given such term in Section 3.02.
     “Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in Tulsa, Oklahoma are required or authorized by a Legal Requirement to be closed.
     “Buyer” shall have the meaning given such term in the introductory paragraph hereof.
     “Buyer Benefit Plans” shall have the meaning given such term in Section 7.02.
     “Buyer Indemnified Parties” shall have the meaning given such term in Section 10.01(a).
     “Cap” shall have the meaning given such term in Section 10.01(a).
     “Claim Notice” shall have the meaning given such term in Section 10.01(c).
     “Claims” shall mean any and all claims, actions, suits, demands or other proceedings, whether in the nature of judicial or prejudicial proceedings, arbitration or mediation proceedings, made or brought against a Person for recovery of Damages.

     “Class C Units” means the unregistered Class C Units representing limited partnership interests in Buyer.
     “Closing” shall have the meaning given such term in Section 4.01.
     “Closing Date” shall have the meaning given such term in Section 4.01.
     “COBRA” shall have the meaning given such term in Section 7.04.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” shall mean that certain Confidentiality and Non-Disclosure Agreement by and between Buyer and Seller, dated October 28, 2010.
     “Contracts” shall have the meaning given such term in Section 2.01(b)(iv).
     “Creditors’ Rights” shall have the meaning given such term in Section 5.02.
     “Damages” shall mean any and all damages, judgments, losses, costs, penalties, fines, court costs, expenses (including reasonable attorneys’ fees) and Liabilities of any kind or character, provided, however, that the amount of any Damage shall be offset by any amounts received by the Indemnified Party from any third-party (including insurers or sureties) with respect to such Damages.
     “Debt Financing” shall have the meaning given such term in Section 6.06.
     “Debt Financing Commitment” shall have the meaning given such term in Section 6.06.
     “Deductible” shall have the meaning given such term in Section 10.01(a).
     “Dispute Notice” shall have the meaning given such term in Section 10.01(e).
     “Easements” shall have the meaning given such term in Section 2.01(b)(i)(B).
     “Effective Time” shall mean 7:00 a.m. Central Time on February 1, 2011.
     “Eligible Employees” shall mean Seller’s or its Affiliate’s employees listed on Exhibit C.
     “Employee Benefit Plan” means any (i) employee pension benefit plan (as described in Section 3(2) of ERISA), (ii) employee welfare benefit plan (as described in Section 3(1) of ERISA), or (iii) incentive, deferred compensation, severance, stock option, bonus, vacation or other employee benefit plan, arrangement, agreement, and practice that relates to employee benefits, or any employment agreement, bonus program and any other arrangement subject to the requirements of Section 409A of the Code, whether or not subject to ERISA.
     “Encumbrances” shall mean any lien, mortgage, deed of trust, security interest, pledge, hypothecation, charge, security interest, preferential purchase right, right of first refusal or other encumbrance.

     “Environmental Legal Requirements” shall mean any and all Legal Requirements which relate in any manner or impose liability with respect to health, the environment, natural resources, pollution, a community’s right to know, worker protection, or the emission, discharge, release, treatment, storage, disposal, management, remediation, or other form of response to, Hazardous Materials, specifically including, without limitation, but by way of example, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and other environmental conservation or protection laws.
     “Environmental Permits” shall mean all permits, licenses, certificates, registrations, exemptions, identification numbers, applications, consents, approvals, variances, notice of intent, and other authorizations necessary to comply with Environmental Legal Requirements.
     “Equity Financing” shall have the meaning given such term in Section 6.06.
     “ERISA Affiliate” means any entity that is considered a single employer with Seller or its Affiliate under ERISA Section 4001(b) or part of the same “controlled group” as Seller or its Affiliate for purposes of Sections 414(b) or (c) of the Code.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” shall mean Comerica Bank.
     “Escrow Claim” shall have the meaning given such term in Section 10.01(e).
     “Escrow Claim Amount” shall have the meaning given such term in Section 10.01(e).
     “Excess Costs” shall have the meaning given such term in the Treating Agreements.
     “Excluded Assets” shall have the meaning given such term in Section 2.01(c).
     “Excluded Contracts” means, collectively, the Excluded MSAs, the Excluded NAESB Contracts and all other contracts listed on Schedule 2.01(c)(xi); excluding, however, the Management Agreement; the Barclays Capital Inc. Engagement Letter dated October 14, 2010; the Indian Creek Gas Processing, L.P. and Central Plains Pipeline Company LLC Purchase and Sale Agreement dated January 9, 2009; and, the Arkansas Midstream Gas Services, Corp. Asset Sale Agreement dated January 1, 2010.
     “Excluded MSAs” shall have the meaning given such term in Section 2.01(c)(x).
     “Excluded NAESB Contracts” shall have the meaning given such term in Section 2.01(c)(ix).
     “Expenses” shall have the meaning given such term in Section 10.04.

     “Fee Property” shall have the meaning given such term in Section 2.01(b)(i)(A).
     “Financial Statements” shall have the meaning given such term in Section 5.14.
     “Final Distribution Date” shall have the meaning given such term in Section 10.01(e).
     “Final Order” shall have the meaning given such term in Section 10.01(e).
     “First Distribution Date” shall have the meaning given such term in Section 10.01(e).
     “GAAP” means generally accepted accounting principles of the United States, consistently applied.
     “Gap” means any part of the Systems not located on or under (i) the Fee Property or (ii) real property the subject of an Easement.
     “Governmental Entity” shall mean any court, governmental department, commission, council, board, bureau, agency or other judicial, administrative, regulatory, legislative or other instrumentality of the United States of America, tribal, state, county, municipality or local governmental body or political subdivision.
     “Gross Margin Expected Terms” shall mean $11,605,752, which is the minimum aggregate gross margin expected by Seller for the firm commitment period of the New BP Contract, if the New BP Contract contains a five (5) year firm commitment period and the firm gas quantities (to which BP’s deficiency payment obligation applies) and fees (to be applied to gas actually delivered) as set forth in that certain updated non-binding proposal letter to BP dated January 12, 2011.
     “Gross Margin Actual Terms” shall mean the minimum aggregate gross margin expected by Seller for the firm commitment period of the New BP Contract, based on the firm gas quantities (to which BP’s deficiency payment obligation applies) and fees (to be applied to gas actually delivered) set forth for such firm commitment period in the New BP Contract actually executed by Seller or Buyer, as applicable, and BP, if any.
     “Hazardous Materials” shall mean (a) any substances, materials, or wastes that are or become classified or regulated under any Environmental Legal Requirement; and/or (b) those substances, materials, or wastes included within statutory and/or regulatory definitions or listings of “hazardous substance,” “special waste” “hazardous waste,” “extremely hazardous substance,” “solid waste,” “regulated substance,” “hazardous materials,” “toxic substances,” “pollutant” or “contaminant” under any Environmental Legal Requirement.
     “Holding Period” shall have the meaning given such term in Section 4.02(c).
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “HSR Approval Deadline” shall mean 5:00 p.m., Central Time, on the 75th day following the date of this Agreement.

     “Improvements” shall have the meaning given such term in Section 2.01(b)(ii).
     “Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.
     “Indemnification Escrow Agreement” shall have the meaning given such term in Section 3.01(b).
     “Indemnification Escrow Amount” shall have the meaning given such term in Section 3.01(b).
     “Indemnified Party” shall have the meaning given such term in Section 10.01(c).
     “Indemnifying Party” shall have the meaning given such term in Section 10.01(c).
     “Joint Instructions” shall have the meaning given such term in Section 10.01(e).
     “Knowledge”, wherever used in the phrase “to the knowledge of” Seller or to Seller’s “knowledge” or wherever it is said that Seller has or does not have “knowledge,” shall mean the actual knowledge of the employees of Seller specified on Exhibit B attached hereto and made a part hereof, without requirement of investigation or inquiry.
     “Legal Requirements” shall mean any applicable laws, statutes, codes, rules, regulations, ordinances, judgments, orders, memorandums of agreement, writs, decrees or guidance documents of any Governmental Entity having competent jurisdiction, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable.
     “Lending Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties named in Section 6.06, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.
     “Liability” shall mean any liability (including, without limitation, STRICT LIABILITY arising under Environmental Legal Requirements or otherwise), obligation, indebtedness, expense, claim, loss, damage, or guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, regardless of whether such liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.
     “Management Agreement” shall mean that certain Management, Administration and Operating Services Agreement for Frontier Gas Services, LLC dated as of August 1, 2009, between Seller, Frontier Energy Services, LLC, Frontier Midstream, LLC and TPF II Gas

Services, LLC, as amended by that certain First Amendment to Management, Administration and Operating Services Agreement, dated as of November 1, 2009, and as in effect as of the Effective Time.
     “Marketing Period” means the first period of 20 consecutive Business Days after the date hereof throughout which: (i) Buyer shall have the Required Information that Seller is required to provide to Buyer pursuant to Section 4.02 and (ii) the conditions set forth in Article 8 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article 8 to fail to be satisfied assuming the Closing were scheduled for any time during such 20 consecutive Business Day period (except in each case under this clause (ii) for such conditions set forth in Section 8.01(c) and Section 8.01(f) which conditions are contemplated to be satisfied concurrently with the Marketing Period); provided, that the Marketing Period shall not be deemed to have commenced (x) until the expiration of 15 consecutive calendar days following Buyer’s receipt of the Required Information, and (y) if, following the commencement of, but prior to the completion of, the Marketing Period, (A) Grant Thornton LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the audited financial statements of Seller; (B) the financial statements included in the Required Information that are available to Buyer on the first day of any such 20 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive Business Day period to permit a registration statement including such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence unless and until the receipt by Buyer of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period; or (C) Seller issues a public statement indicating its intent to restate any historical financial statements of Seller or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or Seller has announced that it has concluded that no restatement shall be required in accordance with GAAP.
     “Material Adverse Effect” means any material adverse effect on the condition (financial or otherwise), operations, properties, assets or Liabilities of the Purchased Assets taken as a whole (whether or not covered by insurance).
     “Material Contracts” shall mean any of the following types of contracts (other than the Real Property and the Excluded Assets) in effect on the date of this Agreement to which Seller is a party in relation to the Purchased Assets:
     (i) any contract, agreement or arrangement, that requires aggregate expenditures by or payments to Seller of more than $200,000;
     (ii) any contract, agreement or arrangement that can reasonably be expected to result in aggregate revenues to Seller of more than $600,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the primary term of such contract;

     (iii) any contract, agreement or arrangement that may not be cancelled on ninety (90) days or fewer notice without liability or penalty to Seller or resulting in a breach thereunder;
     (iv) any contract, agreement or arrangement containing provisions that restrict the right of Seller to engage in any type of business or compete in any geographic area and which provisions would be binding on Buyer following the Effective Time;
     (v) any partnership or joint venture agreement covering the Purchased Assets;
     (vi) any security agreement, mortgage or other agreement creating an Encumbrance (other than Permitted Encumbrances);
     (vii) any pipeline interconnect agreement, gas purchase agreement, gas gathering and compression services agreement, compressor lease agreement, amine treating agreement, gas gathering and processing agreement, condensate sales agreement or NGL sales agreement;
     (viii) any contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, security agreement, assignment, pledge, bonds, letters of credit or similar financial contract or Indebtedness;
     (ix) any contract that constitutes a lease under which Seller is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $100,000;
     (x) any contract among or between Seller, on the one hand, and any Affiliate of the Seller, on the other hand;
     (xi) any contract where the primary purpose thereof was to indemnify a third party;
     (xii) any executory contract that constitutes a pending purchase and sale agreement or other contract providing for the purchase, sale or earning of any material asset;
     (xiii) any contract that constitutes a swap, sale or other exchange of commodities or other hedging agreement;
     (xiv) any contract the termination of which would result in a Material Adverse Effect; or
     (xv) any contract that is otherwise material to the business or the ownership and operation of the Purchased Assets.
     “New BP Contract” shall have the meaning given such term in Section 3.02.

     “New Easements” shall have the meaning given such term in Section 4.02(d).
     “Non-Assigned Asset” shall have the meaning given such term in Section 4.02(c).
     “Notice Period” shall have the meaning given such term in Section 10.01(c).
     “Objection Report” shall have the meaning given such term in Section 3.01(g).
     “Outside Date” shall mean 5:00 p.m., Central Time, on the 90th day following the date of this Agreement.
     “Party(ies)” shall have the meaning given such term in the introductory paragraph hereof.
     “Permits” shall have the meaning given such term in Section 2.01(b)(v).
     “Permitted Encumbrances” shall mean the following matters:
     (i) the rights reserved to, vested in, or imposed by any Governmental Entity to control, regulate or monitor the Purchased Assets in accordance with all Legal Requirements;
     (ii) Any lien for Taxes that are not yet due and payable or, if delinquent, that are being contested in good faith;
     (iii) Materialmen’s, mechanic’s, repairmen’s, employees’, contractors’, tax and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith;
     (iv) Preferential rights to purchase and required third-party consents to or approvals of or waivers respecting assignments and similar agreements with respect to which waivers or consents, approvals or waivers are obtained from the appropriate parties prior to Closing;
     (v) All rights reserved to or vested in any Governmental Entity to control or regulate any of the real property interests constituting a part of the Purchased Assets;
     (vi) All easements, restrictions, reservations, contracts, rights-of-way, agreements, terms, conditions and covenants now of record to the extent (but no further) that each such matter described or referred to in this clause is valid and subsisting as of the date hereof and affects the Real Property;
     (vii) Any matters that are waived without reservation in writing by Buyer or otherwise released or satisfied by Seller on or prior to the Closing Date;
     (viii) Consents and approvals that are customarily obtained after sale and conveyance; and

     (ix) Any Encumbrances (a) that do not impair in any material respect the continued use and operation of the Purchased Assets taken as a whole or (b) that relate solely to the Excluded Assets.
     “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other legal entity or organization, including any Governmental Entity.
     “Pipeline Inventory” shall have the meaning given such term in Section 3.01(d).
     “Pipeline Inventory Actual Cost” shall have the meaning given such term in Section 3.01(d).
     “Pipeline Inventory Cost Difference” shall have the meaning given such term in Section 3.01(d).
     “Pipeline Inventory Estimated Cost” shall have the meaning given such term in Section 3.01(a).
     “Placement Agent” shall mean Barclays Capital.
     “Property Taxes” shall have the meaning given such term in Section 10.05.
     “Purchased Assets” shall have the meaning given such term in Section 2.01(b).
     “Real Property” shall mean the Fee Property, Easements and Improvements, collectively.
     “Real Property Leases” shall have the meaning given such term in Section 5.05(f).
     “Real Property Threshold” shall have the meaning given such term in Section 10.01(a).
     “Receipts” shall have the meaning given such term in Section 10.04.
     “Records” shall have the meaning given to such term in Section 2.01(b)(vi).
     “Required Consents” shall mean those waivers, approvals, consents, filings and notices which are required to be made by or given to Seller to transfer the Purchased Assets as contemplated herein.
     “Required Information” shall have the meaning given such term in Section 4.02(e).
     “Retained Liabilities” shall have the meaning given such term in Section 2.01(d).
     “Second Distribution Date” shall have the meaning given such term in Section 10.01(e).
     “Seller” shall have the meaning given such term in the introductory paragraph hereof.
     “Seller Indemnified Parties” shall have the meaning given such term in Section 10.01(b).

     “Settlement Statement” shall have the meaning given such term in Section 3.01(f).
     “Suspended Funds” shall have the meaning given such terms in Section 10.10.
     “Systems” shall have the meaning given such term in Section 2.01(b).
     “Tangible Personal Property” shall have the meaning given such term in Section 2.01(b)(iii).
     “Taxes” shall mean all applicable federal, state and local income, margins, capital gains, capital stock, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, service, occupation, payroll, real property, windfall profits, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, excise, severance, stamp, property, or other taxes imposed by a Governmental Entity having jurisdiction, together with any estimated taxes, deficiency assessments, additions to tax, interest and penalties, whether disputed or otherwise, with respect thereto.
     “Tax Return” shall mean any return, report, election, document, estimated tax filing, declaration, claim for refund, information return or other similar filing provided to any Governmental Entity with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Termination Fee” shall have the meaning given such term in Section 4.04.
     “Texas System” shall have the meaning given such term in the recitals above.
     “Threshold” shall have the meaning given such term in Section 10.01(a).
     “Transaction Financing” shall have the meaning given such term in Section 6.06.
     “Transfer Taxes” shall mean any sales, use, transfer, excise, stock, stamp, document, filing, recording, authorization and/or similar taxes, fees and charges levied by a Governmental Entity.
     “Transferring Employee” shall have the meaning given such term in Section 7.01.
     “Transition Services Agreement” shall have the meaning given such term in Section 10.09.
     “Treating Agreements” shall mean, collectively, (a) that certain Gas Gathering and Compression Services Agreement dated effective as of January 1, 2010 between Seller and Chesapeake Energy Marketing, Inc. and Chesapeake Exploration, L.L.C., and (b) that certain Gas Gathering and Compression Services Agreement dated effective as of January 1, 2010 between Seller and BP.
     “Treating Cost Difference” shall have the meaning given such term in Section 3.01(e).
     “Treating Fees” shall have the meaning given such term in Section 3.01(e).

     “Underage Costs” shall have the meaning given such term in the Treating Agreements.
     “Unit Payment Amount” shall have the meaning given such term in Section 3.01(a).
     “Unit Purchase Agreement(s)” shall mean that certain Unit Purchase Agreement(s) of even date herewith, between Buyer and the purchaser(s) listed on the signature pages thereto.
     “Unresolved Claim” shall have the meaning given such term in Section 10.01(e).
     “Yards” shall have the meaning given such term in Section 3.01(d).
ARTICLE 2
PURCHASE AND SALE
     2.01 Purchase and Sale.
     (a) On the Closing Date, but effective as of the Effective Time and subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer (or its designated subsidiary), and Buyer (or its designated subsidiary) shall assume, purchase and pay for the Purchased Assets.
     (b) As used herein, the term “Purchased Assets” shall mean all of Seller’s right, title and interest in and to the property and assets of the Texas System and the Arkansas System (collectively, the “Systems”), and other related assets, (in each case other than the Excluded Assets), as more specifically described below:
     (i) (A) All property described on Schedule 2.01(b)(i)(A), less and except any mineral rights that may have been severed therefrom (collectively, the “Fee Property”); and, (B) all easements, rights-of-way, surface use agreements, surface lease agreements, line rights and real property licenses listed on Schedule 2.01(b)(i)(B) and any other easements, rights-of-way, property use agreements, line rights and real property licenses of Seller upon which the Systems are located (collectively, the “Easements”);
     (ii) All of Seller’s structures, fixtures and facilities located on the Fee Property and Easements, and all of Seller’s appurtenances attached to the Fee Property and Easements, including, without limitation, all buildings, gathering lines, pipelines, valves, fittings, storage tanks and pumping facilities, and other items listed on Schedule 2.01(b)(ii) (collectively, the “Improvements”), which shall be treated as real property for all purposes of this Agreement;
     (iii) To the extent same do not constitute Improvements, all of Seller’s fittings, tools, spare parts, racks, rectifiers, cathodic protection devices, storage tanks, machinery, equipment, pumps, engines, pipes, valves, connections, gates, pig launchers and receivers, lines, wires, computer hardware, motor vehicles, trailers and other tangible personal property located on the Real Property, including, without limitation, those items listed on Schedule 2.01(b)(iii) (the “Tangible Personal Property”);

     (iv) All sales agreements, gathering agreements, gas purchase agreements, pipeline interconnect agreements, compressor lease agreements, compression services agreements, amine treating agreements, gas gathering and processing agreements, condensate sales agreements, NGL sales agreements and other contracts, agreements and legally binding rights and obligations of Seller pertaining to the Real Property (other than the Easements) and/or the Tangible Personal Property, which are listed on Schedule 2.01(b)(iv) (the “Contracts”);
     (v) All permits, Environmental Permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals granted by any Governmental Entity to Seller, or for which Seller has filed or applied, for the ownership and/or operation of the Real Property and/or the Tangible Personal Property, to the extent the same are assignable, including, without limitation, those listed on Schedule 2.01(b)(v) (the “Permits”);
     (vi) Such accounting, real property and operational records and documents which relate to the Real Property, Tangible Personal Property, Contracts and/or Permits and are within Seller’s possession (the “Records”);
     (vii) All of Seller’s inventory of natural gas, natural gas liquids and other products located within the Systems at the Effective Time, excluding, however, any natural gas, natural gas liquids and other products owned by third parties;
     (viii) With respect to the Arkansas System, that certain Assignment of Overriding Royalty Interest dated December 19, 2007, by and between Storm Cat Energy (USA) Corporation, as assignor, and Seller (successor in interest to Frontier Energy Services, LLC), as assignee, recorded in Miscellaneous Book 2008-1, Page 326-383 (Doc# 20080392) of the official real property records in Van Buren County, Arkansas;
     (ix) To the extent transferable, all warranties and indemnities of any manufacturer, supplier or vendor with respect to any of the Purchased Assets and/or the Assumed Liabilities, including without limitation the Improvements and Tangible Personal Property; and
     (x) All other assets that are owned by Seller or its Affiliates that are used in connection with the ownership and operation of the Purchased Assets.
     (c) As used herein, the term “Excluded Assets” shall mean the following:
     (i) any intellectual property rights of Seller or its Affiliates consisting of logos, emblems, signs, trademarks, trade names or service marks;
     (ii) policies of insurance, fidelity, surety or similar bonds and the coverage afforded thereby, causes of action and third-party indemnities (excluding those included in the Purchased Assets pursuant to Section 2.01(b)(ix) (other than those described in clause (iii) below));

(iii) warranties and indemnities of any manufacturer, supplier or vendor with respect to any of the Purchased Assets (including without limitation the Improvements and Tangible Personal Property), to the extent they are not transferable and/or they pertain to matters relating to the Retained Liabilities;
     (iv) any refund of Taxes, or rights to refund of Taxes, for periods ended on or prior to the Effective Time;
     (v) any working capital, cash or cash equivalents of Seller or its Affiliates;
     (vi) Receipts described in Section 10.04(b) hereof;
     (vii) any contract, agreement or arrangement between any Eligible Employee and Seller or an Affiliate of Seller;
     (viii) Seller’s Tulsa, Oklahoma offices and Seller’s inventory, equipment, motor vehicles, furniture, computers, fixtures and other items located in Tulsa, Oklahoma;
     (ix) Seller’s NAESB contracts for purchase and sale of natural gas not listed on Schedule 2.01(b)(iv), including all transactions under such contracts (the “Excluded NAESB Contracts”);
     (x) Seller’s master service agreements (other than master compression services agreements) not listed on Schedule 2.01(b)(iv) (the “Excluded MSAs”), regardless of whether or not any work orders or attachments thereto relate to the Purchased Assets; and
     (xi) the items set forth on Schedule 2.01(c)(xi).
     (d) Buyer shall assume all Liabilities (other than obligations) and shall assume and perform all obligations of Seller (i) relating to the Purchased Assets and Transferring Employees that (A) in the case of such Liabilities arise, or in the case of such obligations are to be performed, on or after the Effective Time, or (B) are specifically described on Schedule 2.01(d), or (ii) relating to the utilization of the Excluded Contracts for operation, maintenance, repair and/or expansion of the Purchased Assets (x) in accordance with Section 4.02(d) during the period commencing at the Effective Time and ending on the Closing Date and/or (y) in accordance with the Transition Services Agreement during the period from the Closing Date until the expiration or earlier termination of the Transition Services Agreement, except to the extent such Liabilities and/or obligations were caused by the gross negligence or willful misconduct of Seller (collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities, Seller shall retain (i) all other Liabilities (other than obligations) and shall retain and perform all other obligations of Seller relating to the Purchased Assets and Transferring Employees that in the case of such Liabilities arise, or in the case of such obligations are to be performed, prior to the Effective Time, and (ii) all Liabilities that arise out of the ownership and/or operation of the Excluded Assets (collectively, the “Retained Liabilities”).
     (e) To the extent the vendor under any compressor lease agreement and/or compression services agreement included in the Contracts requests that Buyer enter into a replacement agreement with such lessor/vendor rather than taking assignment of such Contract, Buyer shall execute and deliver to the vendor a replacement agreement on substantially the same terms and conditions as those set forth in the Contract being replaced, and such replaced Contract shall thereupon become an Excluded Asset.
     2.02 Transfer of Records. On the date transition services pursuant to the Transition Services Agreement end as provided in Section 10.09, Seller shall provide to Buyer originals of the Records, or copies if originals are not available.
ARTICLE 3
PURCHASE PRICE FOR PURCHASED ASSETS AND SETTLEMENT
     3.01 Purchase Price at Closing; Settlement.
     (a) The purchase price for the Purchased Assets (the “Purchase Price”) shall be the sum of:
     (i) Two Hundred Million and 00/100 Dollars ($200,000,000.00) (the “Base Amount”), plus
     (ii) Seventeen Million Seventy-Two Thousand Forty-Five and 00/100 Dollars ($17,072,045.00) (the “AFE Estimated Cost”) (which AFE Estimated Cost shall be trued-up post-Closing to actuals for the AFE Projects as provided in Section 3.01(c)), plus
     (iii) Two Million Eight Hundred Thirty-Nine Thousand Eight Hundred Seventy-Seven and 25/100 Dollars ($2,839,877.25) (the “Pipeline Inventory Estimated Cost”) (which Pipeline Inventory Estimated Cost shall be trued-up post-Closing to actuals for the Pipeline Inventory as provided in Section 3.01(d)), plus
     (iv) One Hundred Fifty Two Million Nine Hundred Fifty Three Thousand Five Hundred and 00/100 Dollars ($152,953,500.00), less (A) the placement engagement fee of one percent (1.0%) of the gross proceeds received by Buyer for the institutional private sale, under the Unit Purchase Agreement(s), of the Class C Units and (B) associated costs of the Placement Agent (not to exceed $50,000.00 without the consent of Seller, not to be unreasonably withheld) for such sale of such Class C Units (the total being the “Unit Payment Amount”), subject to adjustment at Closing for Seller’s prorated share of Property Taxes as provided in Section 10.05, which adjusted Purchase Price shall be paid by Buyer to Seller in accordance with Section 3.01(b). The Purchase Price shall be further adjusted after Closing in accordance with this Section 3.01.
     (b) Payment of the Purchase Price shall be made at Closing by wire transfer of immediately available funds to bank accounts designated in writing by Seller to Buyer two (2) Business Days prior to Closing, except that (i) Buyer shall withhold an amount equal to the BP Additional Payment Amount and such amount shall be payable pursuant to Section 3.02, and (ii)

Buyer will pay an amount equal to ten percent (10%) of the Base Price (the “Indemnification Escrow Amount”) to the Escrow Agent, in immediately available United States funds by certified wire transfer to an account designated by the Escrow Agent. The Escrow Amount shall be available to fund the amount of any indemnification obligations of Seller pursuant to Article 10. The Escrow Amount shall be held by the Escrow Agent and disbursed pursuant to Section 10.01(e) and an Escrow Agreement, substantially in the form of Exhibit J attached hereto, to be entered into on the Closing Date by Buyer, Seller and the Escrow Agent (the “Indemnification Escrow Agreement”).
     (c) The Parties acknowledge and agree that Seller is performing, and will continue performing between the date of this Agreement and the Closing Date, construction and other work for various projects related to the Systems (the “AFE Projects”) as further indicated in the AFEs attached hereto as Exhibit D-1 for the Texas System and Exhibit D-2 for the Arkansas System (collectively, the “AFEs”), which AFE Projects and AFEs are hereby approved by Buyer. The AFE Estimated Cost represents an estimate of all direct and indirect capital costs and expenses (i.e., costs and expenses capitalized under GAAP) actually incurred and/or to be incurred by Seller and its Affiliates (whether or not yet paid for) from and after the Effective Time through (but excluding) the Closing Date, to acquire, construct and install the AFE Projects. The Purchase Price shall be adjusted after Closing as provided below in this Article 3 by the difference between (the “AFE Cost Difference”): (i) the AFE Estimated Cost; and, (ii) the amount (the “AFE Actual Cost”) of all direct and indirect capital costs and expenses (i.e., costs and expenses capitalized under GAAP) actually incurred by Seller and its Affiliates from and after the Effective Time through (but excluding) the Closing Date to acquire, construct and install the AFE Projects. Under the Settlement Statement and Sections 3.01(f) and (g) below, if the AFE Actual Cost is greater than the AFE Estimated Cost, Buyer shall pay the AFE Cost Difference to Seller, or, if the AFE Actual Cost is less than the AFE Estimated Cost, Seller shall pay the AFE Cost Difference to Buyer.
     (d) The Parties acknowledge and agree that Seller has purchased and owns the pipeline inventory described in Exhibit E-1 attached hereto for the Texas System and in Exhibit E-2 attached hereto for the Arkansas System (collectively, the “Pipeline Inventory”). Such Pipeline Inventory is stored at Seller’s yard(s) and/or in the yard of its pipeline vendor or its pipe vendor’s coater (collectively, the “Yards”), and pipe will be removed from the Yards and the Pipeline Inventory from time-to-time (both before and after the Effective Time) by Seller for use in expansion of the Systems; provided, however, pipe will be removed from the Yards and the Pipeline Inventory after the Effective Time only as utilized in the AFE Projects. The Pipeline Inventory Estimated Cost represents the total of the actual, direct costs paid by Seller and/or its Affiliates for the Pipeline Inventory estimated to be remaining in the Yards at the Effective Time. The Purchase Price shall be adjusted after Closing as provided below in this Article 3 by the difference between (the “Pipeline Inventory Cost Difference”): (i) the Pipeline Inventory Estimated Cost; and, (ii) the amount (the “Pipeline Inventory Actual Cost”) of the actual, direct costs paid by Seller and/or its Affiliates for the Pipeline Inventory actually remaining in the Yards at the Effective Time. Under the Settlement Statement and Sections 3.01(f) and (g) below, if the Pipeline Inventory Actual Cost is greater than the Pipeline Inventory Estimated Cost, Buyer shall pay the Pipeline Inventory Cost Difference to Seller, or, if the Pipeline Inventory Actual Cost is less than the Pipeline Inventory Estimated Cost, Seller shall pay the Pipeline Inventory Cost Difference to Buyer.

     (e) The Parties acknowledge and agree that the fees charged for treatment of CO2 under the Treating Agreements (the “Treating Fees”) are subject to annual true-up each year to account for the Annual Costs incurred by Seller during the preceding calendar year to treat gas on the applicable portion of the Arkansas System. Seller is currently in the process of determining this true-up for the Annual Costs incurred during calendar year 2010, which true-up will be applied to the Treating Fees charged during calendar year 2011. The Purchase Price shall be adjusted after Closing as provided below in this Article 3 by either (as applicable, the “Treating Cost Difference”): (i) the Excess Costs determined in accordance with the Treating Agreements for calendar year 2010 or (ii) the Underage Costs determined in accordance with the Treating Agreements for calendar year 2010, whichever applies. Under the Settlement Statement and Sections 3.01(f) and (g) below, if the true-up for calendar year 2010 determines there were Excess Costs for such year, Buyer shall pay the Treating Cost Difference to Seller, or, if the true-up for calendar year 2010 determines there were Underage Costs for such year, Seller shall pay the Treating Cost Difference to Buyer.
     (f) As soon as commercially practicable, but not later than 90 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Settlement Statement”) setting forth: (i) calculation of the AFE Actual Cost and the AFE Cost Difference owed by Seller or Buyer, as the case may be; (ii) calculation of the Pipeline Inventory Actual Cost and the Pipeline Inventory Cost Difference owed by Seller or Buyer, as the case may be; (iii) calculation of the Annual Costs for calendar year 2010 and the Treating Cost Difference owed by Seller or Buyer, as the case may be; and (iv) the amount of the Receipts and Expenses to be accounted for in accordance with Section 10.04 hereof. As may be requested by either Party, Buyer or Seller, as applicable, shall promptly furnish to the requesting Party all information that it or its Affiliates may have that is useful to Buyer or Seller, as applicable, in the calculation or verification of the Settlement Statement. On or before the thirtieth (30th) day after receipt of the Settlement Statement, or the first Business Day thereafter if such thirtieth (30th) day is a not a Business Day, Seller shall pay any and all amounts as shown to be owed by Seller to Buyer under the Settlement Statement or Buyer shall pay any and all amounts as shown to be owed by Buyer to Seller under the Settlement Statement, less any amounts that Buyer disputes as owing to Seller under the Settlement Statement.
     (g) Should Buyer dispute any amount shown as payable by Buyer or payable by Seller under the Settlement Statement, Buyer shall deliver to Seller a written report (the “Objection Report”) containing any changes that Buyer proposes to be made to the Settlement Statement no later than thirty (30) days after Buyer’s receipt of the Settlement Statement. If Buyer provides a notice of agreement or does not deliver an Objection Report to Seller within such 30-day period, then Buyer shall be deemed to have accepted the calculations and amounts set forth in the Settlement Statement delivered by Seller, which shall then be final, binding and conclusive for all purposes hereunder. In the event Buyer does deliver an Objection Report to Seller within such 30-day period, Buyer and Seller shall undertake to agree upon a final resolution of the amounts owing under the Settlement Statement not later than 150 days after the Closing Date should Buyer dispute any amount thereunder. If Buyer timely proposes changes to the Settlement Statement and thereafter Seller and Buyer are unable to agree upon the final resolution Settlement Statement within 150 days after the Closing Date, a mutually acceptable, nationally recognized, accounting firm not performing services for either Buyer or Seller shall be designated to act as an arbitrator and to decide all points of disagreement with respect to the

Settlement Statement, such decision to be binding upon both Parties. The costs and expenses of the arbitrator shall be shared equally by Seller and Buyer pursuant to the arbitrator’s standard engagement letter. If the Settlement Statement, after resolution of all disputes, reflects an amount due to Seller, Buyer shall, within five (5) Business Days, pay to Seller in immediately available funds such amount, less any amounts already paid under Section 3.01(f). If the Settlement Statement, after resolution of all disputes, reflects an amount due to Buyer, Seller, shall within five (5) Business Days, pay to Buyer, in immediately available funds such amount, less any amounts already paid under Section 3.01(f).
     3.02 New BP Contract. The Parties acknowledge and agree that Seller is in the process of negotiating with BP a definitive gas gathering and processing agreement with respect to the Texas System (the “New BP Contract”). Seller shall before Closing, and Seller and Buyer shall jointly after Closing, in good faith, continue such negotiations with BP and shall use their commercially reasonable efforts and reasonable diligence to finalize the New BP Contract with BP by the 180th day after the Closing Date (the “BP Contract Deadline”), with such terms and conditions as are normal and customary for contracts of such nature; provided, however, that Buyer shall have the right to consent to and approve the New BP Contract prior to Closing pursuant to Section 4.02(d), such consent and approval not to be unreasonably withheld or delayed. If the Parties finalize any New BP Contract with BP on or before the BP Contract Deadline, Buyer shall execute such New BP Contract as soon as possible, but not earlier than the Closing Date or later than the BP Contract Deadline, and (i) if such New BP Contract contains Gross Margin Actual Terms that are equal to or greater than the Gross Margin Expected Terms, Buyer shall pay Seller the BP Additional Payment Amount, within five (5) Business Days after execution of the New BP Contract, by wire transfer of immediately available funds to bank accounts designated in writing by Seller to Buyer, or (ii) if such New BP Contract contains Gross Margin Actual Terms that are less than the Gross Margin Expected Terms, Buyer shall pay Seller a portion of the BP Additional Payment Amount, within five (5) Business Days after execution of the New BP Contract, by wire transfer of immediately available funds to bank accounts designated in writing by Seller to Buyer determined as follows:
     (a) Seller shall be entitled to receive the amount (the “BP Contract Value”) equal to the product of the BP Additional Payment Amount multiplied by a fraction, expressed as a percentage, the numerator of which is the Gross Margin Actual Terms and the denominator of which is the Gross Margin Expected Terms; and
     (b) Buyer shall be entitled to retain the remainder of the BP Additional Payment Amount.
A simplified example of calculation of the BP Contract Value is set forth on Exhibit K attached hereto. However, if the Parties fail to finalize the New BP Contract with BP on or before the BP Contract Deadline, Buyer shall retain the BP Additional Payment Amount, unless such failure is caused by a breach by Buyer of its obligations under this Section to use commercially reasonable efforts and reasonable diligence to finalize the New BP Contract by the BP Contract Deadline, in which event the BP Contract Deadline shall be extended for an additional one hundred eighty (180) days after the BP Contract Deadline.

     3.03 Allocation of Purchase Price. The Purchase Price shall be allocated among the assets of Seller in accordance with Schedule 3.03 (the “Allocation”). Seller and Buyer shall report the transaction contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with the Allocation. After Closing, if the adjusted purchase price (as computed under the Settlement Statement and Sections 3.01(f) and (g)) differs from the initial purchase price (as computed under Section 3.01(a)) and if such difference requires an adjustment to the Allocation in order for such Allocation to comply with Section 1060 of the Code and the Treasury Regulations thereunder, Seller shall prepare such adjustment to the Allocation which adjustment shall be submitted to Buyer, and Seller and Buyer shall use their reasonable efforts to agree on the final adjustment within thirty (30) days after the determination of the adjusted purchase price. Buyer shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Seller may reasonably request in preparing any required adjustment to the Allocation. If, contrary to the intent of the parties hereto as expressed in this Section 3.03, any Taxing authority makes or proposes an allocation different from the Allocation determined under this Section 3.03, Seller and Buyer shall cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.
ARTICLE 4
CLOSING
     4.01 Time and Place of Closing. Subject to the terms and conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall occur (a) three (3) Business Days after the satisfaction or waiver of each Party’s closing conditions as set forth in Section 8.01 and Section 8.02, or (b) on such other date as the Parties may mutually agree in writing; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted, waiver of conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (x) a date during the Marketing Period to be specified by Buyer on no less than two (2) Business Days’ notice to Seller (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing) or (y) the third (3rd) Business Day after the final day of the Marketing Period or (b) at such other place, time and date as shall be agreed by the Parties. The Closing shall be held at the offices of the law firm of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., located at 320 South Boston Ave., Suite 200, Tulsa, Oklahoma. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
     4.02 Pre-Closing.
     (a) If approval of the transaction contemplated by this Agreement is required under the HSR Act, from the date of this Agreement until the Closing, each of Buyer and Seller shall, and shall cause their respective Affiliates to: (i) use reasonable efforts to make or cause to be made the filings required of such Party or any of its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement no later than February 25, 2011, and take any action necessitated by such filings as promptly as is reasonably practicable; (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings; (iii) use reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably possible; (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Entity in respect of such filings; (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with any Governmental Entity relating to such filings; (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act or any related Legal Requirements for additional information, documents or other materials; (vii) use reasonable efforts to resolve any objections as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement; and, (viii) use reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Entity challenging the transactions contemplated by this Agreement as violative of the HSR Act or any other Legal Requirement. If a Party intends to participate in any meeting with any Governmental Entity with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting. The Buyer shall pay in full the initial filing fee, and shall pay in full when due any applicable fees required under the HSR Act.
     (b) Until the earlier of the Closing Date or termination of this Agreement, Buyer shall have reasonable access to the business, properties and employees of Seller and information concerning its financial and legal condition of the ownership and operation of the Purchased Assets and Assumed Liabilities, provided that such access shall not interfere with normal operations of Seller. Seller agrees to permit Buyer and its authorized representatives, or cause them to be permitted, to have, after the date hereof and until the earlier of the Closing Date or termination of this Agreement, reasonable access to the Records during normal business hours, and the officers of Seller will furnish Buyer with such existing financial and operating data and other information in Seller’s possession with respect to the Purchased Assets as Buyer shall from time to time reasonably request. In addition, Seller shall provide Buyer a copy of its audited financial statement for 2009 and shall use its commercially reasonable efforts to deliver to Buyer a copy of its audited financial statement for 2010 no later than February 22, 2011. For the avoidance of doubt, nothing in this Section shall obligate Seller to create or prepare any new data, documents or other information, except the foregoing audited financial statement for 2010. Buyer shall coordinate all of its requests for such access through Seller, and shall provide reasonable advance notice of such request. If, prior to or at the time of Closing, Buyer, its Affiliates, or its or their respective employees have knowledge of any breach of Seller’s representations, warranties or covenants contained in this Agreement, Buyer shall promptly notify Seller of same, including reasonable details of the circumstances giving rise to such breach; provided, that, (i) Buyer shall not have any liability to Seller or its Affiliates for any failure of Buyer to so notify Seller, and (ii) no investigation by Buyer heretofore or hereafter made, or knowledge by Buyer, its Affiliates or its or their respective employees of any of breach of Seller’s representations, warranties or covenants, shall affect the representations, warranties and covenants of Seller or Buyer’s right to indemnification as provided in this Agreement, and each such representation, warranty and covenant shall survive any such investigation.
     (c) Seller shall, subject to Section 2.01(e), use its reasonable efforts to obtain the Required Consents, and Buyer shall provide Seller with any information and assistance reasonably requested by Seller in relation thereto. Except for those consents and approvals listed on Schedule 8.01(f) which are required to be obtained prior to Closing, to the extent any of the Required Consents are not obtained prior to Closing with respect to any Purchased Asset (a “Non-Assigned Asset”), the Closing shall not be delayed due to failure to obtain any such Required Consent, such Non-Assigned Asset shall not be conveyed to Buyer at Closing, and upon the Closing such Non-Assigned Asset shall be deemed to be held by Seller at all times during the Holding Period for the benefit of Buyer in accordance with this Section. During the Holding Period, Seller shall, and shall cause its Affiliates to, grant to Buyer an exclusive right and license to use each such Non-Assigned Asset and provide Buyer with the economic benefits and risks of ownership of the Non-Assigned Assets, and Seller shall use commercially reasonable efforts to obtain the Required Consent related to such Non-Assigned Assets, the intent of the Parties being to provide Buyer, to the extent the same can be reasonably done, with the same access and ability to utilize such Non-Assigned Assets as if such Non-Assigned Assets had been included within the Purchased Assets. Seller will promptly pay to Buyer when received all monies received by Seller under any Non-Assigned Asset or any claim or right or any benefit arising thereunder to the extent attributable to the Holding Period (net of any amounts for which Seller is entitled to be reimbursed pursuant to this Section). Buyer shall pay, perform and discharge, fully and promptly when due, all the obligations of Seller under such Non-Assigned Asset from and after the Closing Date, and Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages that arise out of, result from or are payable as a result of Buyer’s or any of its Affiliates’ performance, breach or default under, operation of, or conditions existing, arising or occurring with respect to, any Non-Assigned Asset. For purposes of this Agreement, if the Non-Assigned Asset is an easement or similar right, then the term Non-Assigned Asset shall include the portion of the associated Improvements located thereon. Upon receipt of the Required Consent related to a Non-Assigned Asset, Seller shall assign such Non-Assigned Asset to Buyer using the same form of conveyance which would have been used had the Non-Assigned Asset been assigned at the Closing, and without the payment of any additional consideration. For purposes of this Agreement, the term “Holding Period,” for any particular Non-Assigned Asset, shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date upon which the Contract for which the Required Consent was not obtained expires or otherwise terminates or (ii) the date upon which such Required Consent or an alternative arrangement is obtained on terms that are substantially similar in operational and economic effects as the assignment of the Non-Assigned Asset to Buyer.
     (d) From the date of this Agreement until Closing, Seller shall operate its business and maintain the Purchased Assets in the ordinary course and substantially in accordance with its past operating and maintenance practices, and Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed): (i) other than in the ordinary course of business (which shall include Seller’s field personnel bonus program), grant any bonus to or increase any salary or other compensation or benefits of any Eligible Employee; (ii) sell, assign, transfer, lease, relocate, terminate, release, close, abandon or otherwise dispose of any of the Purchased Assets, but Seller may dispose of tangible personal property with a value less than $100,000 to the extent replaced by equivalent property or used or consumed in the normal operations of the Purchased Assets, and Seller may dispose of natural gas, natural gas liquids and other products pursuant to the Contracts and the Excluded NAESB Contracts; (iii) make any individual capital expenditure or commitment related to the Purchased Assets in excess of $100,000 to the extent Buyer will be liable or responsible for same, provided, however, this limitation shall not apply (A) to expenditures for the AFE Projects under the AFEs, except to the extent expenditures with respect to a line item amount set forth in the AFEs will exceed such line item amount by more than $100,000, or (B) to situations believed in good faith by Seller to constitute an emergency (in which case Seller’s obligation is limited to notifying Buyer as soon as reasonably practicable of such emergency and obligations); (iv) amend, assign, transfer, waive any rights under, terminate or otherwise dispose of any of the Contracts or enter into any new contracts or agreements related to the Purchased Assets, except for the Transition Services Agreement and any new easements, rights-of-way, surface use agreements, surface lease agreements, line rights or real property licenses acquired by Seller with respect to the Purchased Assets or any extensions thereto during the period from and after the date of this Agreement until the Closing Date consistent with its past practices and requiring payment of less than $25,000 in each individual instance to acquire (collectively, the “New Easements”); (v) terminate the employment with Seller or its Affiliates of any of the Eligible Employees other than for cause; (vi) liquidate, dissolve, recapitalize or otherwise wind up its business; (vii) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person; or (viii) agree, whether in writing or otherwise, to do any of the foregoing. In the event Seller acquires New Easements prior to Closing, Seller shall, by written notice to Buyer, add such New Easements to Schedule 2.01(b)(i)(B), and such New Easements shall be included as Easements and Purchased Assets hereunder. For the avoidance of doubt, such addition of New Easements to Schedule 2.01(b)(i)(B) shall not constitute grounds for termination of this Agreement by Buyer under Section 8.03(d).
     (e) From and after the date of this Agreement until the Closing Date, Seller shall provide such reasonable cooperation, information and documentation as may be reasonably requested by Buyer and that is customary in connection with a financing comparable to the Debt Financing, including (i) furnishing to Buyer and its Lending Sources, as promptly as practicable all financial, business and other pertinent information related to Seller reasonably required by Buyer for Buyer to produce the financial statements and other offering document information, including all financial statements (including audited financial statements for fiscal years 2008, 2009 and 2010) and pro forma financial statements in the form required by Regulation S-X under the Securities Act and of the type and in the form customarily included in an offering memorandum under Rule 144A to consummate the Debt Financing (information required to be delivered pursuant to this clause (i), the “Required Information”); (ii) to the extent reasonably requested by Buyer or its Lending Sources, requesting any consents of accountants for use of their reports in any materials relating to the Debt Financing and the delivery of one or more customary representation letters and executing and/or delivering all appropriate definitive documents to assist in consummation of the Debt Financing; and (iii) taking corporate actions by Seller reasonably necessary to permit the completion of the Debt Financing; provided, however, that, except as otherwise provided in Section 4.04, none of Seller or its Affiliates, shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Transaction Financing. Buyer shall promptly, upon request by Seller following the Closing or termination of this Agreement, reimburse Seller for all out-of-pocket costs and expenses (including outside attorneys’ fees) incurred by Seller or its Affiliates, in connection with the cooperation contemplated by this Section 4.02. All non-public information regarding Seller and its Affiliates provided to Buyer, its Affiliates or its representatives pursuant to this Section 4.02 shall be kept confidential, except that Buyer shall be permitted to disclose such information to potential lenders, investors, rating agencies or their respective Representatives in connection with the Debt Financing, subject to obtaining customary confidentiality commitments.
     (f) Buyer acknowledges and agrees that the Seller Indemnified Parties shall not have any responsibility for, or incur any Liability to any Person under, the Transaction Financing or any other financing that Buyer may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 4.02(e) (other than, in the case of Seller, liability to Buyer for breach of Seller’s obligations under Section 4.02(e)) and Seller’s obligations under Section 4.04, and that Buyer shall indemnify, defend, hold harmless and release the Seller Indemnified Parties from and against any and all Claims and Damages that arise out of, result from or are payable in connection with the Transaction Financing or such other financing, and any information utilized in connection therewith, IN EACH CASE WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE WILLFUL AND WANTON MISCONDUCT) OF THE SELLER INDEMNIFIED PARTIES.
     4.03 Closing Obligations. At the Closing, the following events shall occur:
     (a) The Parties shall execute, acknowledge and deliver (i) one or more Warranty Deeds conveying to Buyer the Fee Property, (ii) an Assignment and Assumption conveying to Buyer the Easements, and (iii) an Assignment, Assumption and Bill of Sale conveying to Buyer the other Purchased Assets, all effective as of the Effective Time. Such Warranty Deeds, Assignment and Assumption and Assignment, Assumption and Bill of Sale shall each be in form attached hereto as Exhibit F, Exhibit G and Exhibit H, respectively;
     (b) Buyer shall pay the Purchase Price (as adjusted for Seller’s prorated share of Property Taxes as provided in Section 10.05) to Seller as described in Section 3.01(a) and (b);
     (c) Seller shall deliver to Buyer payoff letters and mortgage releases in recordable form and form UCC-3s in recordable form to release any Encumbrances filed against the Purchased Assets pursuant to (i) that certain Revolving Credit Agreement dated as of October 7, 2010, by and among Seller, the lenders from time to time parties thereto and Comerica Bank, as administrative agent and lead arranger, and (ii) any other Indebtedness of Seller;
     (d) Seller shall transfer the Suspended Funds to Buyer;
     (e) Seller shall deliver to Buyer and Buyer shall deliver to Seller, incumbency certificates with respect to any Persons executing documents at Closing on its behalf;
     (f) Seller shall deliver to Buyer the appropriate Foreign Investment in Real Property Tax Act affidavits in form acceptable to both Parties;

     (g) The Parties shall execute and deliver the Transition Services Agreement;
     (h) The Parties shall, and shall use reasonable efforts to cause the Escrow Agent to, execute and deliver the Indemnity Escrow Agreement;
     (i) Seller shall deliver to Buyer and Buyer shall deliver to Seller a certificate of good standing or existence from its state of formation, as the case may be, dated not more than ten (10) days prior to the Closing Date;
     (j) Seller shall deliver to Buyer a certificate from an officer of Seller as required by Section 8.01(a) and Section 8.01(e) of this Agreement;
     (k) Buyer shall deliver to Seller a certificate from an officer of Buyer as required by Section 8.02(a) of this Agreement; and
     (l) Each Party shall execute such other instruments as may be reasonably requested by the other Party in order to effectively transfer the Purchased Assets to Buyer.
     4.04 Commitment Fees. In the event the Closing does not occur and/or this Agreement is terminated pursuant to Section 8.03 hereof, Buyer shall be obligated to pay each purchaser under the Unit Purchase Agreement(s) a termination fee equal to one percent (1.0%) of the aggregate purchase price for the Class C Units such purchaser is committed to purchase pursuant to the Unit Purchase Agreement(s) (the “Termination Fee”); provided, however, in the event Buyer must pay the Termination Fee, Seller shall, within five (5) Business Days after Seller’s receipt of a statement therefor from Buyer, together with reasonable supporting documentation, reimburse Buyer by wire transfer of immediately available funds to such account as designated by Buyer an amount equal to fifty percent (50%) of the aggregate Termination Fee paid by Buyer.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     Subject to the survival provisions set forth in Article 9 and the limitations provided for in Article 10, Seller hereby represents and warrants to Buyer that the following are true and correct as of the date hereof and will be true and correct as of the Closing Date:
     5.01 Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.
     5.02 Approval and Enforceability. The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated hereunder by Seller have been duly and validly approved by all requisite company or partnership action, as applicable, necessary on behalf of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (“Creditors’ Rights”). At the Closing, all documents required hereunder to be executed and delivered by Seller will have been duly authorized, executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to Creditors’ Rights.
     5.03 Consents and Approvals; No Violation. Except as set forth in Schedule 5.03, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not:
     (a) entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to any of the Purchased Assets;
     (b) conflict with or violate any provision of any organizational document of Seller;
     (c) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, Contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound;
     (d) violate or conflict with any provision of any Legal Requirement binding upon Seller;
     (e) result in, or require, the creation or imposition of, any Encumbrance upon or with respect to any of the assets or properties now owned or used by Seller; or
     (f) require Seller to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, other than such approval as may be required to be obtained under the HSR Act.
     5.04 Material Contracts.
     (a) Schedule 5.04(a) lists all Material Contracts. Seller has furnished or made available to Buyer true, complete and correct copies of all written Material Contracts, together with all amendments thereto. All of the Material Contracts are legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms, and are in full force and effect, subject to Creditors’ Rights. Except as set forth in the footnotes to Schedule 5.04(a), there are no renegotiations of, or attempts to renegotiate, any amounts paid or payable to Seller under current Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made written demand for such renegotiation.
     (b) Except as set forth in Schedule 5.04(b), to Seller’s Knowledge neither it, nor any counterparty thereto, is in default under any Material Contract, and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) could reasonably be expected to constitute a breach or default thereunder or a basis for force majeure or other claim of excusable delay or non-performance thereunder which has a Material Adverse Effect. Except as set forth in Schedule 5.04(b), Seller has not received any written communication from, or given any written communication to, any other party indicating that Seller or such other party, as the case may be, is in default under any Material Contract.
     5.05 Real Property.
     (a) Except as set forth in Schedule 5.05(a), Seller has not received written notice or otherwise been formally advised that any Real Property, or any present use or operation of the Real Property by Seller, does not comply with all applicable Legal Requirements (other than Environmental Legal Requirements which are covered by Section 5.10) and all valid covenants, conditions, restrictions, easements and similar matters affecting the Real Property.
     (b) Except as set forth in Schedule 5.05(b), there are no approvals or consents required to be given to Seller to transfer Seller’s rights to any Real Property under any Easement or Contract, which have not been so made or given prior to Closing.
     (c) Except for Property Taxes with respect to the tax period in which the Effective Time occurs, which shall be subject to the provisions of Section 10.05, all Property Taxes (and applicable penalties and interest, if any) that are due and payable with respect to the Seller’s interest in the Real Property have been paid at or prior to the Closing Date.
     (d) There are no outstanding options, rights of first offer, rights of first refusal, or other similar contracts or rights to purchase the Real Property or any portion thereof or interest therein granted by Seller.
     (e) Schedule 2.01(b)(i)(A) sets forth and describes a true, correct and complete list of all real property held in fee by Seller.
     (f) Schedule 5.05(f)(a) lists and describes briefly all real property and interests in real property leased or subleased to Seller (individually, a “Real Property Lease” and collectively the “Real Property Leases”). Seller delivered to Buyer true, correct and complete copies of each Real Property Lease (as amended to date). Except as set forth in Schedule 5.05(f)(b), with respect to each Real Property Lease:
     (i) each Real Property Lease will continue to be enforceable on identical terms following the consummation of the transactions contemplated by this Agreement;
     (ii) neither Seller nor, to Seller’s Knowledge, any counterparty thereto, is in default under any Real Property Lease, and no termination, condition or other event by Seller or, to Seller’s Knowledge, any counterparty thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a breach or default thereunder;

     (iii) neither Seller nor, to Seller’s Knowledge, any counterparty thereto, has repudiated any provision of any Real Property Lease; and
     (iv) there are no proceedings in effect as to any Real Property Lease.
     (g) Schedule 2.01(b)(i)(B) sets forth a true, correct and complete list (including location by state, county, date, grantor, grantee, recording volume number and recording volume page number or document number, as applicable) of all Easements. Except as set forth in Schedule 5.05(g), to the Knowledge of Seller there are no Gaps (including any Gap arising as a result of any breach by Seller of the terms of any Easement) in the Easements other than Gaps that have not and could not reasonably be expected to, individually or in the aggregate, materially impair the conduct of the business of Seller as currently conducted.
     5.06 Title and Condition. Except as set forth in Schedule 5.06, subject to Permitted Encumbrances, to Seller’s Knowledge Seller: (a) has good and marketable title to the Fee Property; and, (b) has good and marketable title to, or a valid leasehold or other contractual interest in, all of the Improvements and Tangible Personal Property. There are no outstanding agreements or options which grant to any Person, other than Buyer, the right to purchase or otherwise acquire any of the Purchased Assets.
     5.07 Permits. Schedule 2.01(b)(v) lists all material Permits. Except as set forth in Schedule 5.07, (a) Seller is the lawful licensee or permittee under all Permits, (b) each such Permit is in full force and effect and (c) Seller is in compliance with all material obligations with respect thereto. All fees and other payments due and owing under the Permits prior to the date hereof and prior to the Closing Date, as applicable, have been paid in full. To Seller’s Knowledge, Seller has all Permits required for the continued conduct of the business of the Seller with respect to the Purchased Assets. Except as set forth in Schedule 5.07, there is no formal proceeding pending by, nor has Seller received a notice of any pending investigation or proceeding by any Governmental Entity modifying, suspending, revoking, withdrawing, or terminating any such Permit.
     5.08 Compliance with Law. Except as set forth in Schedule 5.08, Seller is in compliance in all material respects with all Legal Requirements (other than Environmental Legal Requirements which are covered by Section 5.10 and Legal Requirements that relate to tax matters which are covered by Section 5.11) applicable to the ownership, use or operation of the Purchased Assets.
     5.09 Litigation. Except as set forth in Schedule 5.09, there are no civil, criminal, administrative, arbitration or other proceedings pending or, to Seller’s Knowledge, threatened against Seller, and, to Seller’s Knowledge, there are no governmental investigations pending or threatened against Seller, relating to the ownership or operation of the Purchased Assets.
     5.10 Environmental Matters. Except as set forth in Schedule 5.10, (a) the ownership, use, maintenance and operations of the Purchased Assets, and the conduct of the Seller’s business with respect to the Purchased Assets, are in compliance in all material respects with all Environmental Legal Requirements; (b) Seller has not received any written notice alleging that the Purchased Assets and all operations thereon are not in compliance with all applicable

Environmental Legal Requirements, which notice has not been fully and finally resolved; (c) the ownership, operation, or condition of any of the Purchased Assets is not subject to any consent order, compliance order or administrative order relating to or issued under any Environmental Legal Requirement directed specifically to or specifically concerning the Purchased Assets; and (d) no Hazardous Materials have been disposed of or released at, on, under, about or from any of the Purchased Assets by Seller or its Affiliates, or to Seller’s Knowledge, any other Person, except in compliance with, or as would not give rise to Liability under, Environmental Legal Requirements.
     5.11 Taxes. For the periods ending on or before the Effective Time, (a) Seller has filed or will file in a timely manner all Tax Returns affecting the Purchased Assets as required under applicable Legal Requirements and all such Tax Returns are correct and complete in all material respects, (b) Seller has paid or will pay all required Taxes shown as owed under such Tax Returns, (c) to Seller’s Knowledge there is no claim or adjustment pending by any Governmental Entity in connection with any Tax relating to the Purchased Assets, (d) to Seller’s Knowledge no Tax Returns relating to the Purchased Assets are under audit or examination by any Governmental Entity, (e) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return relating to the Purchased Assets or the assessment or collection of any Tax relating to the Purchased Assets, and (f) Seller is not a party to any Tax allocation or sharing arrangement relating to the Purchased Assets. Prior to the Closing, Seller shall not (y) take any action to amend any Tax Return or settle or compromise any federal, state, local or foreign Tax liability or enter into any agreement or preliminary settlement with any Governmental Entity concerning Taxes relating to the Purchased Assets and the period from and after the Effective Time or (z) file with, or provide to, any Governmental Entity any waiver extending the statutory period for assessment or reassessment of Taxes relating to the Purchased Assets or any other waiver of restrictions on assessment or collection of any Taxes relating to the Purchased Assets and the period from and after the Effective Time.
     5.12 Employees and Employee Benefits.
     (a) Exhibit C sets forth a list of the Eligible Employees’ names, titles, hire dates and years of service in the industry (for which Seller or its Affiliate gives credit for benefits purposes) as of the Closing Date.
     (b) Except as set forth on Schedule 5.12(b), neither Seller nor any of its ERISA Affiliates sponsors, maintains, or contributes to, or have any obligation or liability under any Employee Benefit Plan. None of the Employee Benefit Plans provides medical or death benefits with respect to current or former employees beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA, Section 4980B of the Code or applicable state law.
     (c) Neither Seller nor any of its ERISA Affiliates have within the last six (6) years had an obligation to contribute to, or had any liability, including any contingent liability, with respect to, a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA.

     (d) None of the Transferring Employees is covered by any collective bargaining agreement or any other arrangement with any labor union with respect to his or her services in connection with the Purchased Assets. To Seller’s Knowledge, no labor union or organization is representing any of the Transferring Employees in connection with their employment, and there has not been any effort to organize any of the Transferring Employees.
     (e) With respect to each Transferring Employee, Seller and its Affiliate are in material compliance with all Legal Requirements respecting employment and employment practices (including all immigration and I-9 obligations), terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Legal Requirements.
     5.13 Brokers. Except as set forth on Schedule 5.13, neither Seller nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Buyer will have any Liability or obligation.
     5.14 Financial Statements. Attached hereto as Schedule 5.14, are the: (a) the audited balance sheet of Seller as of December 31, 2009, and the related statements of income, membership equity and cash flows for the year then ended, and (b) the unaudited balance sheet for Seller as of December 31, 2010 (the “Balance Sheet Date”), and the related internal unaudited statement of income, for the twelve (12) months then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except that (i) there are no notes to the balance sheet and statement of income of Seller identified in Section 5.14(b) (the “2010 Financials”), (ii) the 2010 Financials are subject to normal adjustments, (iii) the acquisition of a portion of the Arkansas System acquired in 2010 has not been reflected in the 2010 Financials in accordance with FAS 141R and (iv) various leases categorized as operating leases in the 2010 Financials may need to be re-categorized as capital leases) and fairly present the financial condition and results of operations of Seller as of the respective dates thereof and for the periods therein referred. The Financial Statements referred to in this section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the Financial Statements.
     5.15 Absence of Undisclosed Liabilities. From and after the Balance Sheet Date, Seller has not incurred any Liabilities (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities (a) which would not be required to be accrued or disclosed on Seller’s balance sheet, related statements of income, members equity and cash flows under GAAP, (b) which were incurred in the ordinary course of business consistent with past practice or (c) which are disclosed in Schedule 5.15 hereto.
     5.16 Absence of Changes. Except as disclosed on Schedule 5.16, since the Balance Sheet Date, there has not been: (i) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Purchased Assets; (ii) any sale, assignment, lease, transfer, license, abandonment or other disposition by Seller of any interest in the Purchased Assets, excluding (x) inventory sold in the ordinary course of business consistent with past practices and (y) natural gas, natural gas liquids and other products sold under the Contracts or the Excluded NAESB Contracts; or (iii) any agreement to do any of the foregoing. Since the

Balance Sheet Date, the Purchased Assets have been operated and maintained in the ordinary course of business consistent with past practices as a gathering system.
     5.17 Insurance. Schedule 5.17 sets forth a true, correct and complete list of all insurance policies owned by Seller or by which Seller or the Purchased Assets are covered against Liabilities, all of which are now in full force and effect. Except as set forth in Schedule 5.17, all policies to which Seller is a party are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no pending notice of default, cancellation or termination has been received by Seller.
     5.18 Regulation. Except as set forth on Schedule 5.18, to Seller’s Knowledge, Seller is not subject to regulation under any applicable U.S. state laws or regulations (1) as a “public utility”, “public service company” or similar designation(s), or as a “holding company” or similar designation of such regulated entity, or (2) respecting the rates charged by, or the financial or organizational regulation of, public utilities, common carriers or their affiliates. To Seller’s Knowledge, neither the Purchased Assets nor the business of the Seller as currently owned and operated is subject to regulation under the Natural Gas Act or the Natural Gas Policy Act of 1978, as amended.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
     Subject to the survival provisions set forth in Article 9, and the limitations provided for in Article 10, Buyer represents and warrants to Seller that the following are true and correct as of the date hereof and will be true and correct as of the Closing Date:
     6.01 Organization and Qualification. Buyer is a limited partnership duly organized, validly existing and is in good standing under the laws of the State of Delaware. Buyer has all requisite limited partnership power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.
     6.02 Approval and Enforceability. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated hereby have been duly and validly approved by all requisite company or partnership action, as applicable, necessary on behalf of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights. At the Closing, all documents required hereunder to be executed and delivered by Buyer will have been duly authorized, executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights.
     6.03 No Violation or Consent. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not:

     (a) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound; or
     (b) require Buyer to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, other than such approval as may be required to be obtained under the HSR Act.
     6.04 Brokers. Neither Buyer nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Seller might have any Liability or obligation.
     6.05 Litigation. There are no civil, criminal, administrative, arbitration or other proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates, and there are no governmental investigations pending or, to Buyer’s knowledge, threatened against Buyer, that seek to restrain or enjoin the transactions contemplated by this Agreement
     6.06 Financing. Schedule 6.06 sets forth a true and complete copy of the commitment letter, dated February 18, 2011, by and among Buyer and UBS Loan Finance LLC, UBS Securities LLC, BNP Paribas, BNP Paribas Securities Corp., Royal Bank of Canada, RBC Capital Markets, Royal Bank of Scotland plc., and RBS Securities Inc. (the “Debt Financing Commitment”), pursuant to which the lenders party thereto have committed to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”); provided, however, that if certain terms of the Debt Financing Commitment are set forth in fee letters or other agreements, Buyer has provided to Seller, on a confidential basis, true and complete copies of such fee letters or other agreements that have been redacted to delete any confidential compensation information. Buyer has provided Seller with a true and complete copy of the Unit Purchase Agreement(s), pursuant to which the investor(s) listed on the signature pages thereto have committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Transaction Financing”). On or prior to the date of this Agreement, neither the Debt Financing Commitment nor any fee letter or other agreement entered into in connection therewith has been amended, supplemented or modified, and no such amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Debt Financing Commitment have not been withdrawn, terminated or rescinded in any respect. Buyer has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitment that are due and payable on or prior to the date of this Agreement. The Debt Financing Commitment is in full force and effect and is the legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Transaction Financing, other than as set forth in the Debt Financing Commitment and the Unit Purchase Agreement(s). To the extent that this Agreement must be in a form acceptable to a lender, arranger or agent, such lender, arranger or agent has approved this Agreement. As of the date of this Agreement, Buyer has no reason to believe that any of the conditions to the Transaction Financing contemplated by the Debt Financing Commitment or the Unit Purchase Agreement(s) will not be satisfied or that the Transaction Financing will not be made available to Buyer on the Closing Date. The Debt Financing Commitment (including the fee letters and other agreements entered into in connection therewith which have been provided to Seller in redacted form) and the Unit Purchase Agreement(s) constitute the entire and complete agreements between the parties thereto with respect to the Transaction Financing.
ARTICLE 7
EMPLOYEE MATTERS
     7.01 Offers of Employment. Contemporaneously with execution of this Agreement, Seller shall allow Buyer to discuss with each Eligible Employee potential employment with Buyer after the Closing. Within twenty (20) days after the date of this Agreement, Buyer shall, or shall cause an Affiliate of Buyer to, offer employment (which shall be employment at will and shall be contingent on the occurrence of the Closing) to each Eligible Employee that Buyer desires to employ, and Buyer shall notify Seller in writing of the identities of the Eligible Employees to whom Buyer (or Buyer’s Affiliate) has made an offer and provide Seller with the details of such offers. Each offer of employment to an Eligible Employee shall be consistent with the provisions of this Article 7 and shall remain open for a period of at least seven (7) days. On or before the date that is thirty (30) days after the date of this Agreement, Buyer shall notify Seller as to each Eligible Employee who has accepted employment with Buyer (or Buyer’s Affiliate) (each, a “Transferring Employee”) and each Eligible Employee who has rejected an offer of such employment. The employment with Buyer (or Buyer’s Affiliate) of each Transferring Employee shall be effective as of the Closing Date, and Seller shall terminate, or cause to be terminated, the employment of each Transferring Employee by Seller or its Affiliate effective as of the Closing Date.
     7.02 Benefits. Buyer or its Affiliate, as applicable, shall permit each Transferring Employee to participate, on the same basis that similarly situated employees of Buyer or its Affiliate participate, in the employee benefit plans, policies, practices, arrangements and programs regularly made available to the employees of Buyer and its Affiliates who hold similar positions (collectively, “Buyer Benefit Plans”). Buyer shall cause the Buyer Benefit Plans to recognize each Transferring Employee’s years of service in the industry (for which Seller or its Affiliate gives credit for benefits purposes) and level of seniority prior to the Closing Date with Seller and its Affiliates (including service and seniority with any other employer that was recognized by Seller or its Affiliates) for purposes of terms of employment and eligibility, vesting and benefit determination under the Buyer Benefit Plans, including paid vacation, paid sick time, severance benefits and employer contribution rates under retirement plans. Additionally, Buyer shall cause the Buyer Benefit Plans to credit against the current year deductibles thereunder all amounts paid by each Transferring Employee towards the current year deductibles for such Transferring Employee and his/her family members under Seller’s or its Affiliate’s employee benefit plans, policies, practices, arrangements and programs. Seller shall be responsible for all unused vacation benefits accrued by the Transferring Employee prior to the Closing Date.

     7.03 Seller’s Benefit Plans. No assets or Liabilities with respect to any Transferring Employee shall be transferred as a result of this Agreement from any benefit arrangement of Seller or its Affiliate to that of Buyer, including, without limitation, any employee benefit arrangements of Seller or its Affiliate for health, medical, dental, disability and workers’ compensation benefits, any bonus and incentive compensation benefits, any pension, retirement or deferred compensation benefits, and any stock option or other equity based award plans, to any Buyer Benefit Plan. As of the Closing Date, the Transferring Employees shall cease to participate as active employees, but may continue participation, if eligible, as permitted by Seller’s or its Affiliate’s applicable employee benefit plans and arrangements as former employees, in any and all benefit arrangements of Seller or its Affiliate.
     7.04 COBRA. In no event shall Buyer be responsible for providing group health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for any “qualifying event” (as defined under COBRA) with respect to any of the Eligible Employees who are not Transferring Employees or any qualifying beneficiary of any such Eligible Employees. In no event shall Buyer be responsible for providing COBRA coverage for each Transferring Employee and any qualifying beneficiary of any Transferring Employee electing such coverage in connection with such Transferring Employee’s termination of employment with Seller or its Affiliate to accept employment with Buyer or otherwise in connection with the Closing. Buyer shall be responsible for providing COBRA coverage for each Transferring Employee and any qualified beneficiary of any Transferring Employee who becomes entitled to such COBRA coverage as a result of a qualifying event that occurs after the Closing Date.
ARTICLE 8
CONDITIONS TO CLOSING AND TERMINATION
     8.01 Conditions to Obligation of Buyer. The obligation of Buyer to perform its respective obligations hereunder at the Closing shall be subject to the satisfaction of the conditions set forth below (which conditions may be waived in whole or in part by Buyer in its sole discretion in writing on or before the Closing Date):
     (a) The representations and warranties of Seller hereunder shall be true and correct in all material respects as of the Closing Date, and Seller shall have performed in all material respects all covenants and obligations required of Seller by this Agreement to be performed on or before the Closing Date; and Seller shall have delivered to Buyer a certificate to that effect.
     (b) All documents, instruments, certificates or other items required to be delivered by Seller pursuant to Section 4.03 shall have been delivered.
     (c) All waiting periods with respect to filings made under the HSR Act, if any, for approval of the transaction contemplated by this Agreement shall have expired or been terminated.
     (d) No legal action or proceeding shall have been instituted after the date hereof against Seller, arising by reason of the acquisition of the Purchased Assets pursuant to this Agreement, which could reasonably be expected to (i) restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or (ii) have a Material Adverse Effect.
     (e) Since the Balance Sheet Date, there shall not have occurred and be continuing any event, occurrence or development which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and Seller shall have delivered to Buyer a certificate to that effect.
     (f) The consents, authorizations, approvals, exemptions and/or waivers listed on Schedule 8.01(f) shall have been received or obtained by Seller.
     8.02 Conditions to Obligation of Seller. The obligation of Seller to perform its respective obligations hereunder at the Closing shall be subject to the satisfaction of the conditions set forth below (which conditions may be waived in whole or in part by Seller in its sole discretion in writing on or before the Closing Date):
     (a) The representations and warranties of Buyer hereunder shall be true and correct in all material respects as of the Closing Date, and Buyer shall have performed in all material respects all covenants and obligations required of Buyer by this Agreement to be performed on or before the Closing Date; and Buyer shall have delivered to Seller a certificate to that effect.
     (b) All documents, instruments, certificates or other items required to be delivered by Buyer pursuant to Section 4.03, including, but not limited to, payment of the Purchase Price, shall have been delivered.
     (c) All waiting periods with respect to filings made under the HSR Act, if any, for approval of the transaction contemplated by this Agreement shall have expired or been terminated.
     (d) No legal action or proceeding shall have been instituted after the date hereof against Seller, arising by reason of the acquisition of the Purchased Assets pursuant to this Agreement, which could reasonably be expected to (i) restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or (ii) have a Material Adverse Effect.
     8.03 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to Closing without liability of any Party to the other Party:
     (a) by Buyer, if the Closing has not taken place on or before the Outside Date other than as a result of a material breach by Buyer of any representation, warranty, covenant or obligation of Buyer contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Seller at the Closing;
     (b) by Seller, if the Closing has not taken place on or before Outside Date other than as a result of a material breach by Seller of any representation, warranty, covenant or obligation of Seller contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Buyer at the Closing;

     (c) by Buyer or Seller, if approval is required by the HSR Act for the transaction contemplated by this Agreement and such approval has not been obtained, nor deemed to have been obtained, prior to the HSR Approval Deadline other than as a result of any material breach by the terminating Party of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of the other Party at the Closing;
     (d) by Buyer, if Seller amends, supplements or adds a disclosure Schedule hereto as provided in Section 11.15 and the new matter disclosed by such amendment, supplement or addition would constitute a material breach of the representations and warranties of Seller hereunder if not disclosed in a Schedule;
     (e) by Seller, if there has been a material breach by Buyer of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from Seller;
     (f) by Buyer, if there has been a material breach by Seller of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within thirty (30) days after written notice thereof from Buyer;
     (g) by either Buyer or Seller, if any Governmental Entity having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
     (h) by mutual agreement of the Parties in writing.
     8.04 Specific Performance for Pre-Closing Breach. In the event of breach of this Agreement by a Party prior to Closing, the non-breaching Party shall be deemed to not have an adequate remedy at law and shall be entitled to seek specific performance with respect to performance of this Agreement, without the necessity of posting bond or furnishing other security. Such right shall be in addition to all other rights and remedies set forth in this Agreement or available at law or in equity.
     8.05 Effect of Termination. If this Agreement is terminated pursuant to Section 8.03: this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.02(e) (with respect to Buyer’s reimbursement obligation only), 4.02(f), 4.04, 5.13, 6.04, and 10.12, and Article 11, which shall, except to the extent otherwise specifically provided, survive such termination and continue in full force and effect); such termination shall be the sole and exclusive remedy of the Parties; and, neither Party shall have any Liability, and neither Party shall make any claim, for any loss, damage or other matter under, arising out of or relating to this Agreement.

ARTICLE 9
SURVIVAL
     9.01 Survival. Except as otherwise expressly provided herein, the covenants and obligations of the Parties under this Agreement shall survive Closing for the applicable statute of limitations period. The representations and warranties of Buyer under this Agreement shall survive the Closing for a period of twelve (12) months with the exception that the representations and warranties in Sections 6.01, 6.02 and 6.04 shall survive indefinitely. The representations and warranties of Seller under this Agreement shall survive the Closing for a period of twelve (12) months with the exception that the representations and warranties in (i) Section 5.11 shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations, and (ii) Sections 5.01, 5.02, 5.03(b) and 5.13 shall survive indefinitely. A Buyer Indemnified Party seeking a remedy pursuant to Section 10.01 for a breach of a representation or warranty must commence a Claim with respect to such a breach within the applicable survival period noted above. In the event that such a Claim for indemnification is properly brought under Section 10.01 within the applicable survival period, the survival period under this Section with respect to the breach of the applicable representation or warranty shall be deemed to toll, with respect to such Claim only, until such Claim is ultimately resolved by a written instrument executed by each of the Parties or finally resolved by a court of competent jurisdiction. If a Buyer Indemnified Party fails to commence a Claim arising from the breach of a representation or warranty hereunder within the applicable survival period, such Buyer Indemnified Party shall be deemed to have waived such Claim and all Damages related thereto.
ARTICLE 10
ADDITIONAL AGREEMENTS OF THE PARTIES
     10.01 Indemnification. (a) Subject to the survival provisions set forth in Article 9 and the limitations set forth in this Section 10.01(a), from and after Closing Seller shall indemnify, defend, hold harmless and release Buyer, its Affiliates, and its and their respective directors, officers, employees, legal counsel, financial advisors and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Claims, Liabilities (including STRICT LIABILITIES ARISING UNDER ENVIRONMENTAL LEGAL REQUIREMENTS OR OTHERWISE) and Damages that arise out of, result from or are payable as a result of the following:
     (i) the breach of any representation or warranty made by Seller in Article 5 of this Agreement and in any certificate delivered by Seller at Closing;
     (ii) the failure of Seller to perform any covenant or obligation required to be performed by it under this Agreement; and
     (iii) any Claims made by non-Affiliate third Persons (including Governmental Entities) against the Buyer Indemnified Parties to the extent such Claims are attributable to the Retained Liabilities;

IN EACH CASE WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE WILLFUL AND WANTON MISCONDUCT) OF THE BUYER INDEMNIFIED PARTIES; provided, however, that the obligations of Seller under this Section 10.01(a) shall be subject to the following limitations:
     (1) Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to indemnify, defend, hold harmless or release the Buyer Indemnified Parties for any Damages pursuant to Section 10.01(a)(i) to the extent (x) the amount of such Damages does not exceed One Hundred Fifty Thousand Dollars ($150,000) per individual event or circumstance (the “Threshold”), provided that any and all breaches of the representations and warranties of Seller in Section 5.05 and/or 5.06 shall be aggregated for purposes of determining the amount of such Damages and Seller shall not be obligated to indemnify, defend, hold harmless or release the Buyer Indemnified Party for any Damages pursuant to Section 10.01(a)(i) to the extent the amount of such Damages does not exceed Three Hundred Fifty Thousand Dollars ($350,000) in the aggregate (the “Real Property Threshold”), or (y) the aggregate amount of such Damages suffered or incurred by the Buyer Indemnified Parties (i) does not exceed one and a quarter percent (1.25%) of the Purchase Price (the “Deductible”) or (ii) exceeds ten percent (10%) of the Purchase Price (the “Cap”). The Parties acknowledge and agree that the intent of the preceding sentence, and this Agreement, is that all liability and responsibility for Damages amounts below the Threshold and the Real Property Threshold, Damages amounts below the Deductible and Damages amounts exceeding the Cap with respect to the matters set forth in Section 10.01(a)(i) above shall be borne by Buyer; provided however, that the limitations in this Section 10.01(a)(1) shall not apply to a breach of Sections 5.01, 5.02, 5.03(b), 5.11 and 5.13.
     (2) As a condition precedent to Seller’s obligation to indemnify, defend, hold harmless and release a Buyer Indemnified Party with respect to any Claims and Damages under this Section 10.01(a), such Buyer Indemnified Party must deliver to Seller a written Claim Notice for such Claims and Damages within the applicable survival period. To the extent a Buyer Indemnified Party fails to deliver to Seller a written Claim Notice within said survival period, such Buyer Indemnified Party shall be deemed to have waived such Claims and Damages.
     (3) It shall not be necessary for a third party Claim to have been brought or threatened against a Buyer Indemnified Party for the indemnity obligations of Seller to apply.
     (b) Subject to the survival provisions set forth in Article 9, from and after Closing Buyer shall indemnify, defend, hold harmless and release Seller, its Affiliates, and its and their respective directors, officers, employees, legal counsel, financial advisors and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Claims, Liabilities (including STRICT LIABILITIES ARISING UNDER ENVIRONMENTAL LEGAL REQUIREMENTS OR OTHERWISE) and Damages that arise out of, result from or are payable as a result of the following:

     (i) the breach of any representation or warranty made by Buyer in Article 6 of this Agreement and in any certificate delivered by Buyer at Closing;
     (ii) the failure of Buyer to perform any covenant or obligation required to be performed by it under this Agreement; and
     (iii) any Claims made by non-Affiliate third Persons (including Governmental Entities) against the Seller Indemnified Parties to the extent such Claims are attributable to the Assumed Liabilities;
IN EACH CASE WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE WILLFUL AND WANTON MISCONDUCT) OF THE SELLER INDEMNIFIED PARTIES; provided, however, it shall not be necessary for a third party Claim to have been brought or threatened against a Seller Indemnified Party for the indemnity obligations of Buyer to apply.
     (c) In the event that any Claim for which Seller, on the one hand, or Buyer, on the other hand (each an “Indemnifying Party”), would be liable to the other Party or another Person indemnified under this Section 10.01 (each collectively, an “Indemnified Party”) is asserted against or sought to be collected from such Indemnified Party by a non-Affiliate third Person, the Indemnified Party shall notify the Indemnifying Party in writing of such Claim promptly after becoming aware of such Claim, specifying the nature of and specific basis for such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”); provided, however, that no failure or delay in the giving of such Claim Notice shall relieve the Indemnifying Party of any Liability hereunder, except to the extent the Indemnifying Party is prejudiced by such omission or delay. The Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claim; provided, however, that any Indemnified Party is hereby authorized during the Notice Period, after giving additional notice to the Indemnifying Party, to file any motion, answer or other pleading necessary to protect its interests or those of the Indemnifying Party and not prejudicial to the defense of such Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, then the Indemnifying Party shall, at its own expense, assume the defense of any such Claim either directly or through its insurer. In such case, but subject to Section 10.01(d) below, the Indemnifying Party shall control the course of and make all decisions concerning any such proceeding, select and employ counsel (with the approval of the Indemnified Party, not to be unreasonably withheld), and settle or prosecute such proceeding to a final conclusion, and the Indemnified Party may participate in, but not control, any such defense or settlement at its own cost and with its own counsel, and if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the third-party Claim, or any cross-complaint against any Person. To the extent the Indemnifying Party elects not to assume the defense of any Claim for which it has an indemnity obligation under this Section 10.01, the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense incurred (but only if and to the extent the Indemnified Party is actually entitled to indemnification hereunder) in regard to such Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings. In such circumstances, the Indemnified Party shall defend such Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Claim, if indemnification is to be sought hereunder, without the Indemnifying Party’s consent. Additionally, in such circumstances, the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.01(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless (A) such settlement includes a full and unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding, (B) such settlement does not contain any admission of wrongdoing or illegal conduct and (C) the Indemnifying Party has agreed in writing that it is liable to pay the full amount of the settlement to the extent pertaining to such Indemnified Party.
     (d) If a Party becomes an Indemnified Party, it shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party and permit the Indemnifying Party reasonable access to the Indemnified Party’s books, records, facilities and employees for the purpose of permitting the Indemnifying Party to perform its obligations under this Section 10.01; provided, however, that the Indemnified Party shall not be required to disclose to the Indemnifying Party any documents or correspondence covered by the attorney-client privilege or the work product doctrine, except pursuant to a joint defense agreement. To the extent that any documents or correspondence are covered by the attorney-client privilege or the work product doctrine, the Indemnified Party shall notify the Indemnifying Party if the Indemnified Party seeks to protect such privilege with respect to third parties. The Indemnified Party shall disclose to the Indemnifying Party the non-privileged contents of any such documents or correspondence. If requested by the Indemnifying Party, the Indemnified Party and the Indemnifying Party shall negotiate in good faith a joint defense agreement with respect to the matter that is the subject of the privileged communication or work product.
     (e) With respect to the Indemnification Escrow Amount:
     (i) Any payment required to be made by Seller to any Buyer Indemnified Party pursuant to Section 10.01(a) shall be first paid by release of all or a portion, as applicable, of the Indemnification Escrow Amount pursuant to the terms of this Section and the Indemnification Escrow Agreement, for so long as any portion of the Indemnification Escrow Amount and/or any income thereon remains on deposit in the escrow account. The Indemnification Escrow Amount shall only be released and distributed in accordance with joint written instructions provided by Buyer and Seller to the Escrow Agent (“Joint Instructions”) or a final and non-appealable decision rendered by a court of competent jurisdiction (a “Final Order”). At any time and from time to time prior to the Final Distribution Date, if any Buyer Indemnified Party claims in good faith that payment is due from Seller pursuant to Seller’s indemnification obligations under Section 10.01(a), Buyer shall give written notice of such claim to Seller and the

Escrow Agent (each an “Escrow Claim”) setting forth (A) the nature of and basis for the Escrow Claim, and (B) the amount to which such Buyer Indemnified Party is entitled pursuant to Section 10.01(a) (the “Escrow Claim Amount”) (to the extent the Escrow Claim Amount is known and quantifiable as of such date and, if unknown, a good faith estimate assuming the facts are true). Seller shall have thirty (30) days after receipt of the Escrow Claim to dispute such Escrow Claim in writing delivered to Buyer and the Escrow Agent within such 30-day period (a “Dispute Notice”). If Seller does not give a Dispute Notice, then the Escrow Claim Amount set forth in the Escrow Claim Notice shall be deemed conclusive for purposes of this Agreement, and the Parties shall, on the first (1st) Business Day after expiration of such 30-day period, provide Joint Instructions to the Escrow Agent for release and distribution of such Escrow Claim Amount to Buyer from the Indemnification Escrow Amount. If Seller gives a Dispute Notice, the Parties shall, on the first (1st) Business Day after expiration of such 30-day period, provide Joint Instructions to the Escrow Agent for release and distribution of any undisputed portion of the Escrow Claim Amount to Buyer from the Indemnification Escrow Amount, but payment with respect to any disputed Escrow Claim Amount (or portion thereof) shall only be made from the Indemnification Escrow Amount in accordance with Joint Instructions or a Final Order to enforce an award with respect to such Escrow Claim Amount.
     (ii) On the first (1st) Business Day after the date (the “First Distribution Date”) that is three (3) months from the Closing Date, Buyer and Seller shall provide Joint Instructions to the Escrow Agent detailing the amount and delivering instructions for a release of a portion of the Indemnification Escrow Amount to Seller in an aggregate amount equal to one-third (1/3rd) of the Indemnification Escrow Amount, minus (x) the amounts for any Escrow Claims already satisfied by a distribution from the Indemnification Escrow Amount, and (y) the amounts of any Unresolved Claims that are pending on the First Distribution Date.
     (iii) On the first (1st) Business Day after the date (the “Second Distribution Date”) that is six (6) months from the Closing Date, Buyer and Seller’ shall provide Joint Instructions to the Escrow Agent detailing the amount and delivering instructions for a release of a portion of the Indemnification Escrow Amount to Seller in an aggregate amount equal to two-thirds (2/3rd) of the Indemnification Escrow Amount, minus (x) the amounts for any Escrow Claims already satisfied by a distribution from the Indemnification Escrow Amount, (y) the amounts of any Unresolved Claims that are pending on the Second Distribution Date, and (z) all amounts previously distributed to Seller pursuant to Section 10.01(e)(ii) above.
     (iv) On the first (1st) Business Day after the date (the “Final Distribution Date”) that is twelve (12) months from the Closing Date, Buyer and Seller shall provide Joint Instructions to the Escrow Agent detailing the amount and delivering instructions for a release of the remaining portion of the Indemnification Escrow Amount to Seller; provided, however, the Escrow Agent shall retain sufficient amounts for any Unresolved Claims that are pending on the Final Distribution Date. Any income that accrues on the Indemnification Escrow Amount shall be distributed to Seller as part of the final distribution from and termination of the Indemnification Escrow Agreement, unless the entire amount of the Indemnification Escrow Amount has been released to Buyer pursuant to this Section 10.01(e), in which event (x) a portion of such income equal to that amount necessary to satisfy any then remaining undisputed Escrow Claim Amounts or any award to Buyer under a Final Order with respect to a disputed Escrow Claim Amount (which has not then been paid) shall be released to Buyer and (y) the remaining portion of such income (if any) shall be released to Seller.
     (v) “Unresolved Claim” shall mean, as of the First Distribution Date, the Second Distribution Date or the Final Distribution Date, as the case may be, the aggregate amount of all Escrow Claims that are the subject of a pending Dispute Notice or Escrow Claims which have been delivered but for which Seller’s 30-day dispute period has not expired as of such date.
     10.02 Exclusive Remedy Post-Closing. From and after Closing, Section 10.01 shall be the exclusive remedy of both Parties for monetary Damages for breach of this Agreement and each of the Parties hereby waives any other Claim, cause of action, or remedy for monetary Damages that it might assert against the other, whether under statutory or common law, or any other Legal Requirement; provided that nothing in this Section 10.02 shall prevent either Party from (i) seeking specific performance, injunctive and/or similar equitable relief for claims of breach or failure to perform covenants performable under this Agreement at any time after the Closing or (ii) pursuing, and recovering in respect of, any claim based on actual fraud.
     10.03 Cooperation and Preservation of Books and Records. The Parties recognize that the Parties and their respective Affiliates may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other Parties; therefore, the Parties shall (a) use commercially reasonable efforts to properly retain and maintain such records until the thirtieth (30th) day following the last date on which the period to which such records relate is subject to audit by any Governmental Entity, and (b) subject to the right of each Party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney-client privilege and any documents that are covered by the work product doctrine, allow the requesting Party and its respective agents and other representatives, at times and dates mutually acceptable to the Parties, to inspect, review, and make copies of such records as the requesting Party may deem necessary or appropriate from time to time for use in connection with the preparation of Tax Returns relating to the Purchased Assets or in connection any lawsuit, Claim or Tax audit relating to the Purchased Assets. Such inspection, review and copying of records shall be conducted during normal business hours and at the requesting Party’s expense.
     10.04 Receipts and Expenses. (a) All monies, proceeds, receipts, credits and income attributable to the Purchased Assets (including those received by Seller under the Excluded NAESB Contracts with respect to the Purchased Assets) (“Receipts”) and attributable to the periods of time from and after the Effective Time shall be the sole property and entitlement of Buyer, and, to the extent received by Seller or any of its Affiliates, shall be promptly accounted for and transmitted to Buyer, provided, however, any Receipts attributable to the period of time prior to the end of the month during which Closing occurs may be utilized by Seller to pay Expenses attributable to the period of time from the Effective Time through the end of the month in which Closing occurs; and (b) all Receipts attributable to the period of time prior to the

Effective Time shall be the sole property and entitlement of Seller and, to the extent received by Buyer, shall be promptly accounted for and transmitted to Seller. (c) All invoices, direct costs, expenses, disbursements and payables attributable to the Purchased Assets (including those incurred by Seller under the Excluded NAESB Contracts, the Excluded MSAs and the Management Agreement with respect to the Purchased Assets and those incurred by Seller to acquire any New Easements, but excluding the AFE Estimated Cost, the AFE Actual Cost, the Pipeline Inventory Estimated Cost and the Pipeline Inventory Actual Cost and any Treating Cost Difference owed by Buyer under Section 3.01) (“Expenses”), for all periods from and after the Effective Time shall be the sole obligation of Buyer, and, to the extent any statements for same are received by Seller or any of its Affiliates, shall be promptly transmitted to Buyer, and paid by Buyer, provided, however, Seller may pay all such Expenses attributable to the period of time from the Effective Time through the end of the month in which Closing occurs as permitted in Section 10.04(a) above; and (d) all Expenses for all periods prior to the Effective Time shall, subject to Section 10.01, be the sole obligation of Seller, and, to the extent any statements for same are received by Buyer or any of its Affiliates, shall, subject to Section 10.01, be promptly transmitted to Seller, and paid by Seller. All imbalances attributable to the Purchased Assets as of the time immediately prior to the Effective Time shall be retained by Seller, and Seller shall be entitled to any benefit on account thereof and shall be responsible for any obligations with respect thereto. All imbalances attributable to the period of time from and after the Effective Time until Closing shall be cashed out by Seller under its applicable balancing agreements, and all amounts received by Seller under such cash-outs will be considered “Receipts” for purposes of this Section 10.04, and all amounts paid by Seller under such cash-outs will be considered to be “Expenses” for purposes of this Section 10.04.
     10.05 Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations attributable to the Purchased Assets (“Property Taxes”) relating to the tax period during which the Effective Time occurs shall be apportioned to the Seller for the period up to and including the Effective Time and to the Buyer for the period after the Effective Time on a ratable daily basis over the entire tax period based on the Property Taxes assessed for the immediately preceding tax period. At Closing, the amount of Seller’s prorated share of such Property Taxes shall be deducted from the Purchase Price, as full compensation for Seller’s obligations with respect to all Property Taxes relating to the tax period during which the Effective Time occurs. Buyer shall pay or cause to be paid, when due, to the taxing authorities all Property Taxes relating to the tax period during which the Effective Time occurs.
     10.06 Transfer Taxes. Buyer and Seller shall each be responsible for one-half of all Transfer Taxes required to be paid in connection with the sale of the Purchased Assets pursuant to this Agreement.
     10.07 Investigation of Books and Records. Buyer’s closing of the transaction contemplated hereby will constitute Buyer’s acknowledgment that it has had, prior to the Closing Date, access to the Purchased Assets, the Records, and the officers and employees of Seller to its full and complete satisfaction. Buyer hereby further acknowledges that in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, it is relying solely on its own independent investigation and due diligence and the express representations, warranties, covenants and agreements of Seller set forth in this Agreement. Except for such express representations and warranties, Seller makes no representation or warranty of any kind as to the Records, any information contained therein or any other information provided to Buyer by or on behalf of Seller. Buyer agrees that any conclusions drawn from the Records and such information are and shall be the result of its own independent review and judgment.
     10.08 Removal of Decals, Logos and Signs; Emergency Contact Numbers. As soon as practicable after the Closing Date, but in no event later than ninety (90) days thereafter, Buyer shall cease to use and shall remove or cause to be removed the names and marks used by Seller and its Affiliates and all variations and derivatives thereof and logos relating thereto from the Purchased Assets and shall not thereafter make any use whatsoever of such names, marks, and logos whether as identification for the Purchased Assets or in connection with documentation and correspondence relating thereto, except as may be necessary to complete the transfer of the Purchased Assets and any consents related thereto.
     10.09 Transition Services. In order to facilitate the transition of Buyer as the owner of the Purchased Assets, the Parties shall enter into a Transition Services Agreement, in the form attached hereto as Exhibit I (the “Transition Services Agreement”), for a period commencing on the Closing Date and ending on the date on which the Transition Service Agreement is terminated in accordance with its provisions. Pursuant to the Transition Services Agreement, Seller shall provide or cause to be provided to Buyer certain support services specified therein.
     10.10 Suspended Funds. The Parties acknowledge that Seller has suspended payment of certain funds in accordance with a Contract (the “Suspended Funds”) as further described in Schedule 10.10. Seller shall transfer the Suspended Funds to Buyer at Closing, and, notwithstanding anything to the contrary contained herein, including, but not limited to, Section 2.01(d), Buyer shall thereafter be fully responsible and liable for payment of such Suspended Funds to the appropriate Persons owed such funds, and such responsibility and liability shall be deemed to be Assumed Liabilities.
     10.11 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so called bulk transfer laws of any jurisdiction in connection with the purchase and sale of the Purchased Assets; provided however, that in accordance with Article 10 hereof, Seller shall indemnify and hold Buyer harmless from any Damages which Buyer may incur due to failure to comply with such laws.
     10.12 Limitation of Liability.
     (a) IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE HEREUNDER FOR EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OF ANY KIND, ARISING DIRECTLY OR INDIRECTLY FROM, INCIDENT TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, REGARDLESS OF SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR DEFECT IN PREMISES, EQUIPMENT OR MATERIAL, AND REGARDLESS OF WHETHER PRE-EXISTING THIS AGREEMENT. This Section shall in no way limit or qualify the Parties’ indemnification obligations under Section 10.01 with respect to Claims made against any Party by a non-Affiliate third Person.

     (b) SELLER SHALL NOT HAVE ANY RIGHTS OR CLAIMS AGAINST ANY LENDING SOURCE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DOCUMENTS RELATED TO THE TRANSACTION FINANCING, WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE.
     10.13 Disclaimers. Buyer acknowledges that, except as expressly set forth herein, (a) SELLER HAS NOT MADE AND BY THE DOCUMENTS OF CONVEYANCE AND TRANSFER TO BE EXECUTED PURSUANT HERETO SHALL NOT BE DEEMED TO HAVE MADE, AND (b) SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING (i) ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND (ii) ANY REPRESENTATION OR WARRANTY AS TO (1) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION ASSOCIATED WITH THE PURCHASED ASSETS, (2) ANY PROJECTIONS, FORECASTS, BUSINESS PLANS OR BUDGET INFORMATION, (3) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE PURCHASED ASSETS, (4) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PURCHASED ASSETS, OR (5) TITLE TO THE PURCHASED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUYER IS ACQUIRING THE PURCHASED ASSETS IN “AS-IS, WHERE-IS” PHYSICAL CONDITION, WITH ALL FAULTS, BOTH PATENT AND LATENT, REGARDLESS OF HOW SUCH FAULTS WERE CAUSED OR CREATED (BY SELLER’S NEGLIGENCE OR OTHERWISE).
     10.14 Non-Competition. To assure that Buyer will realize the benefits of the transactions contemplated hereunder, Seller hereby agrees not to:
     (a) For a period of one (1) year after the Closing Date, directly or indirectly, alone or as a shareholder, partner, joint venturer, officer, director, member, manager, employee, consultant, agent, independent contractor or equity interest holder of, or lender to, any Person, entity or business, engage in any business or activities the same as or similar to the business of operating the Purchased Assets within Roberts County, Texas and each of Van Buren, Conway, Faulkner and White Counties, Arkansas.
     (b) For a period of one (1) year after the Closing Date, directly or indirectly, solicit for employment any employees of Buyer; provided that, the foregoing shall not prohibit Seller from offering to employ or employing any such employees of Buyer who respond to a general employment advertisement not directed at Buyer or Buyer’s employees.
Notwithstanding the foregoing, the beneficial ownership of less than 1% of the equity interests of any Person having a class of equity interests actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to breach the prohibitions of this Section 10.14.

ARTICLE 11
MISCELLANEOUS
     11.01 Governing Law; Waiver of Jury Trial. This Agreement, all instruments executed in accordance with it and any disputes arising out of or relating to this Agreement or any contemplated transaction shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to conflict of law rules that would direct application of the laws of another jurisdiction (except to the extent that the laws of another state mandatorily apply to the conveyance hereunder of Real Property located within such state). With respect to any suit, action or proceeding to which any Lending Source is a party, each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, INCLUDING WITH RESPECT TO ANY SUCH PROCEEDING TO WHICH ANY LENDING SOURCE IS A PARTY.
     11.02 Entire Agreement. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein and therein) together with the Confidentiality Agreement constitute the entire agreement between the Parties and supersedes all prior agreements, documents or other instruments with respect to the matters covered hereby. The Parties make, and have made, no oral agreements or undertakings pertaining to the subject matter of this Agreement. In the event of any irreconcilable conflict between the terms of this Agreement and any conveyancing documents contemplated hereby, the terms of this Agreement shall be controlling. Buyer and Seller agree that the Confidentiality Agreement shall terminate effective upon the Closing.
     11.03 Waiver. No waiver of any of the provisions of this Agreement shall be effective unless in writing signed by Buyer and Seller. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.04 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     11.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of either Buyer or Seller, as applicable, and any such assignment that is not consented to shall be null and void; provided, that no consent of Seller shall be required in connection with any assignment by Buyer of any of Buyer’s rights, interests and obligations hereunder (i) for the purpose of securing any financing of the transactions contemplated hereby, and/or (ii) to a wholly-owned subsidiary of Buyer, in each case so long as such assignment in no way limits Buyer’s obligations hereunder.
     11.06 Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses and facsimile numbers of the Parties shall be as follows:

For Seller to:	Frontier Gas Services, LLC
4200 E. Skelly Dr. Suite 400
Tulsa, Oklahoma 74135
Attn: Dave Presley
Facsimile: (918) 388-8437

For Buyer to:	Crestwood Midstream Partners LP
717 Texas Avenue, Suite 3150
Houston, Texas 77002
Attn: Robert G. Phillips
Facsimile: (832) 519 2250

with copy to:	Crestwood Midstream Partners LP
717 Texas Avenue, Suite 3150
Houston, Texas 77002
Attn: General Counsel
Facsimile: (832) 519 2250
Each Party shall have the right, upon giving five (5) days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

     11.07 Expenses. Except as provided in Sections 4.02(e) and 4.04, each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel, accountants and consultants).
     11.08 Severability. The unenforceability or invalidity of any one or more portions or provisions of this Agreement shall not affect the enforceability or validity of the remaining portions or provisions of this Agreement.
     11.09 Amendment. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein) may not be amended except by an instrument in writing signed by each of the Parties.
     11.10 Further Assurances. If at any time after the Closing, any further action is reasonably necessary to transfer the Purchased Assets to Buyer, Buyer and Seller shall execute such additional conveyances or other instruments as necessary to more effectively transfer, convey and assign the Purchased Assets to Buyer.
     11.11 Third-Party Beneficiaries. Except as expressly set forth in Section 10.01 with respect to Buyer Indemnified Parties or Seller Indemnified Parties, nothing in this Agreement is intended to create any third-party beneficiary rights respecting any Person or to confer upon any Person, other than the Parties and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement, and the Parties specifically negate any such intention. Notwithstanding the foregoing, the parties hereto agree that the Lending Sources shall be third-party beneficiaries as to Section 10.12(b) and Section 11.01.
     11.12 Counterparts; Exhibits. This Agreement may be executed in one or more counterparts (delivery of which may be made by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Attachments, Schedules and Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.
     11.13 Publicity. Prior to making any public announcement with respect to the transactions contemplated hereby, each Party shall consult with the other Party and use reasonable efforts to agree upon the text of a proposed joint announcement or obtain the other Party’s approval of the text of such announcement (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that any Party may make such disclosures or statements as it reasonably believes may be required by applicable Legal Requirements, including any rules or regulations of any stock exchange.
     11.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notices required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
     (a) Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine and feminine; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) references to Attachments, Schedules or Exhibits refer to the Attachments, Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; and (iv) the word “including” means “including, without limitation.”
     (b) Any item disclosed in one Section or Schedule will be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant, even if there is no express cross-reference, provided that the nature and the relevance of the disclosure is reasonably apparent. Disclosure of items that may or may not be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality and will not be deemed an admission that any such disclosed matter is or may give rise to a breach of any Contract or violation of any Legal Requirement.
     11.15 Schedules. Seller may by written notice to Buyer revise or supplement the disclosure Schedules hereunder, or add new disclosure Schedules, at any time prior to the Closing Date to reflect any information, event or circumstance that either (a) existed on the date hereof and should have been included on one or more existing or new disclosure Schedules but was not, or (b) came into existence after the date hereof and would have been required to be disclosed on one or more existing or new disclosure Schedules if such information was in existence on the date of this Agreement. Subject to Section 8.03(d), any such supplement, amendment or addition will be effective to cure and correct, for all purposes (including, but not limited to, Seller’s indemnification obligations set forth in Section 10.01), any breach of any representation, warranty, or covenant that would otherwise have existed by reason of Seller not having made such amendment, supplement or addition.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

SELLER: FRONTIER GAS SERVICES, LLC
By:	/s/ Dave Presley
	Name:	Dave Presley
	Title:	President

BUYER: CRESTWOOD MIDSTREAM PARTNERS LP, By Crestwood Gas Services GP LLC, its General Partner
By:	/s/ Robert G. Phillips
	Name:	Robert G. Phillips
	Title:	Chairman, President and CEO

Exhibit C
SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
CRESTWOOD MIDSTREAM PARTNERS LP
     This Second Amendment to the Second Amended and Restated Agreement of Limited Partnership (this “Amendment”) of Crestwood Midstream Partners LP, a Delaware limited partnership (the “Partnership”), is executed effective as of the ____ day of February, 2011, by Crestwood Gas Services GP LLC, a Delaware limited liability company (the “General Partner”), as the sole general partner of the Partnership. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement (as defined below).
     WHEREAS, the undersigned General Partner entered into that certain Second Amended and Restated Agreement of Limited Partnership, dated as of February 19, 2008, as amended by that certain First Amendment to the Second Amended and Restated Agreement of Limited Partnership, dated as of October 4, 2010 (the “Partnership Agreement”);
     WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;
     WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;
     WHEREAS, Section 13.1(h) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone;
     WHEREAS, the Board of Directors of the General Partner has determined that the standards specified in Sections 13.1(g) or 13.1(h) are satisfied with respect to the amendments to be made by this Amendment;
     WHEREAS, the Partnership has entered into a Unit Purchase Agreement, dated as of February __, 2011 (the “Unit Purchase Agreement”), with the purchasers listed on Schedule 2.1 thereto (collectively, the “Unit Purchasers”);
     WHEREAS, the Unit Purchase Agreement obligates the Partnership to issue Limited Partner Interests to be designated as Class C Units having the terms set forth herein;

     WHEREAS, in connection with the entry into the Unit Purchase Agreement, the Partnership and the Unit Purchasers have entered into a Registration Rights Agreement, dated as of February __, 2011, under which the Unit Purchasers may from time to time be issued Class C Units in lieu of cash as liquidated damages and in lieu of quarterly distributions; and
     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) specify the rights and obligations of the Limited Partner Interests designated as “Class C Units,” (ii) provide for the economic uniformity of the Class C Units, the PIK Units, and any other Partnership Securities that may be issued in connection with the Class C Units, and (iii) provide for such other matters as are provided herein.
     NOW, THEREFORE, in consideration of the execution of the Partnership Agreement and this Amendment, and the benefits and advantages to be derived therefrom, the General Partner, pursuant to Article XIII of the Partnership Agreement, hereby amends the Partnership Agreement as follows:
     1. Article I of the Partnership Agreement is hereby amended to add or restate, as applicable, the following definitions:
     “Class C Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class C Units in this Agreement.
     “Class C Unit Distribution” means any distribution payable to each Class C Unit, determined in accordance with Sections 6.4(a)(i), 6.4(a)(ii), 6.4(a)(iv), 6.4(a)(v), 6.4(a)(vi), 6.4(a)(vii), 6.4(b)(i), 6.4(b)(ii), 6.4(b)(iii), 6.4(b)(iv), 6.4(b)(v) and 6.5.
     “Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit, Class B Unit, Class C Unit or PIK Unit prior to its conversion into a Common Unit pursuant to the terms hereof; provided that, notwithstanding the foregoing each Class C Unit shall be deemed a Common Unit (whether converted or not) with respect to any voting, approval or consent rights conferred upon Common Units in this Agreement including pursuant to Sections 4.7, 7.9(a), 11.1(b), 11.2, and 12.3 (i.e., Common Units and Class C Units shall vote together as a single class, except that Class C Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class C Units in relation to other classes of Partnership Interests in any material respect or as required by law).
     “Conversion Date” means the date that is the earliest of (i) the second anniversary of the initial issuance of Class C Units pursuant to the Unit Purchase Agreement, and (ii) the date on which the Partnership delivers notice to the holders of the Class C Units that the Class C Units have converted.
     “Converted Class C Units” has the meaning assigned to such term in Section 6.1(d)(x)(C).

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     “Incentive Distributions” means any amount of cash or deemed cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).
     “Issue Price” means the price at which a Unit is purchased from the Partnership, net of any sales commission or underwriting discount charged to the Partnership. Each PIK Unit shall have an Issue Price determined in accordance with Section 5.12(d)(iv) or Section 5.12(d)(v), as applicable. Each Class C Unit issued pursuant to the Registration Rights Agreement shall have an Issue Price equal to the amount of cash in lieu of which such Class C Unit is issued.
     “Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Class B Units, Class C Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.
     “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Subordinated Units, Class B Units, Class C Units, General Partner Units and Incentive Distribution Rights.
     “PIK Distribution Amount” has the meaning assigned to such term in Section 5.12(d)(i).
     “PIK IDR Distribution Amount” has the meaning assigned to such term in Section 5.12(d)(v).
     “PIK Payment Date” has the meaning assigned to such term in Section 5.12(d)(iii).
     “PIK Unit” means a Class C Unit that may be issued by the Partnership in lieu of cash distributions in respect of the Class C Units (or Incentive Distributions, as applicable) pursuant to Section 5.12(d).
     “Registration Rights Agreement” means the Registration Rights Agreement, dated on or after February __, 2011, among the Partnership and the Unit Purchasers.
     “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Subordinated Units, Class B Units or Class C Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Subordinated Units, Class B Units or Class C Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis

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Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
     “Retained Converted Class C Units” has the meaning assigned to such term in Section 5.5(c)(iii).
     “Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Subordinated Units, Class B Units or Class C Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
     “Subordinated Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit, a Class B Unit or a Class C Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.
     “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Subordinated Units, Class B Units and Class C Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.
     “Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units and Class C Units, if any, (excluding Common Units and Class C Units owned by the General Partner and its Affiliates), voting as a single class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, Class B Units, if any, and Class C Units, if any, voting as a single class.

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     “Unit Purchase Agreement” means the Unit Purchase Agreement, dated as of February __, 2011, between the Partnership and the Unit Purchasers.
     “Unit Purchasers” means the purchasers listed on Schedule 2.1 to the Unit Purchase Agreement.
     2. Section 4.1 of the Partnership Agreement is hereby amended and restated as follows:
     Section 4.1 Certificate
     Upon the Partnership’s issuance of Common Units, Subordinated Units, Class B Units or Class C Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units, Subordinated Units, Class B Units or Class C Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units, Subordinated Units, Class B Units or Class C Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that the Units may be certificated or uncertificated as provided in the Delaware Act; and provided, further, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7. Subject to the requirements of Section 6.7(e), the Partners holding Certificates evidencing Class B Units may exchange such Certificates for Certificates evidencing Common Units on or after the period set forth in Section 5.11(f) pursuant to the terms of Section 5.11. The Partners holding Certificates evidencing Class C Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Class C Units are converted into Common Units pursuant to the terms of Section 5.12.
     3. Section 4.5(d) of the Partnership Agreement is hereby amended and restated as follows:
     (d) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Class B Units, Class C Units and Common Units

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(whether issued upon conversion of the Subordinated Units, conversion of Class C Units or otherwise) to one or more Persons.
     4. Section 5.5(a) of the Partnership Agreement is hereby amended and restated as follows:
     (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (provided that PIK Units shall not be deemed property for these purposes) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The initial Capital Account balance in respect of each Class C Unit (other than PIK Units) shall be determined by reference to the fair market value of a Common Unit on the date such Unit is issued as set forth in the Unit Purchase Agreement or Registration Rights Agreement, as applicable. The initial Capital Account balance in respect of each PIK Unit shall be determined in accordance with Section 5.12(d)(iv). Immediately following the initial creation of a Capital Account balance in respect of each Class C Unit, each Unitholder acquiring such a Unit at original issuance shall be deemed to have received a cash distribution or to have made a cash contribution, as the case may be, in respect of such Unit equal to the amount by which (A) the fair market value of a Common Unit on the date of issuance exceeds or is less than, as the case may be, (B) the Issue Price for such Unit.
     5. Section 5.5(c) of the Partnership Agreement is hereby amended to add a new subclause (iii) as follows:
     (iii) Immediately prior to the transfer of a Class C Unit or of a Class C Unit that has converted into a Common Unit pursuant to Section 5.12 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its Class C Units or converted Class C Units will (A) first, be allocated to the Class C Units or converted Class C Units to be transferred in an amount equal to the product of (x) the number of such Class C Units or converted Class C Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class C Units or converted Class C Units (“Retained Converted Class C Units”); provided that, if such remaining balance would be negative,

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items of Partnership income and gain shall be specially allocated pursuant to Section 6.1(d)(v) to such transferor Partner in an amount and manner sufficient to eliminate the deficit in its Capital Account as quickly as possible. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class C Units or Retained Converted Class C Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class C Units or converted Class C Units will have a balance equal to the amount allocated under clause (A) hereinabove.
     6. Section 5.5(d) of the Partnership Agreement is hereby amended and restated as follows:
     (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), or the conversion of Class C Units to Common Units pursuant to Section 5.12(c), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance or conversion shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time (x) first, if such issuance or conversion occurs after the initial issuance of Class C Units, in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to the Class C Units and the converted Class C Units on a per unit basis equaling the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit) and (y) second, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests, or immediately after the conversion, shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.
          (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately

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prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners at such time (x) first, if such actual or deemed distribution occurs after the initial issuance of Class C Units, in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to the Class C Units and the converted Class C Units on a per unit basis equaling the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit) and (y) second, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.
     7. Section 5.9 of the Partnership Agreement is hereby amended to add a new clause (e) as follows:
     (e) For the avoidance of doubt, upon any pro rata distribution of Partnership Securities to all Record Holders of Common Units or any subdivision or combination (or reclassified into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Class C Units as follows: (i) if the Partnership issues Partnership Securities as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units) then the Class C Units shall be subdivided into a number of Class C Units equal to the result of multiplying the number of Class C Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Securities constituting such distribution or newly created by such subdivision; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such distribution or subdivision; and (ii) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Class C Units shall be combined into a number of Class C Units equal to the result of multiplying the number of Class C Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately following such combination; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such combination.
     8. Article V of the Partnership Agreement is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

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     Section 5.12 Establishment of Class C Units
     (a) The General Partner hereby designates and creates a series of Limited Partner Interests to be designated as “Class C Units” and consisting of a total of [__________] Class C Units, having the terms and conditions set forth herein.
     (b) The holders of the Class C Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII of this Agreement.
     (c) Conversion of Class C Units
     (i) Immediately before the close of business on the Conversion Date, the Class C Units shall automatically convert into Common Units on a one-for-one basis.
     (ii) Upon conversion, the rights of a holder of converted Class C Units as holder of Class C Units shall cease with respect to such converted Class C Units, including any rights under this Agreement with respect to holders of Class C Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. All Class C Units shall, upon the Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the Common Units into which the Class C Units converted.
     (iii) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class C Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver a Certificate representing Common Units being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the shares are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.
     (iv) (A) Except as otherwise provided in Section 5.8, the Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Class C Units into Common Units to the extent provided in, and in accordance with, this Section 5.12(c).
          (B) All Common Units delivered upon conversion of the Class C Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights (except as otherwise provided in Section 5.8) and free of any lien or adverse claim.
          (C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of

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Class C Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Class C Units to the extent permitted or required by the rules of such exchange or market.
          (D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Class C Units any rights as a creditor in respect of its right to conversion.
(d) Class C Distributions.
     (i) Each Class C Unit shall have the right to share in distributions pursuant to Sections 6.4(a)(i), 6.4(a)(ii), 6.4(a)(iv), 6.4(a)(v), 6.4(a)(vi), 6.4(a)(vii), 6.4(b)(i), 6.4(b)(ii), 6.4(b)(iii), 6.4(b)(iv), 6.4(b)(v) and 6.5 on a pro rata basis with the Common Units as provided therein. All or any portion of each distribution payable in respect of the Class C Units (the “Class C Unit Distribution”) may, at the election of the Partnership, be paid in Class C Units (any amount of such Class C Unit Distribution so paid in PIK Units, the “PIK Distribution Amount”). The number of PIK Units to be issued in connection with a PIK Distribution Amount shall be the quotient of (A) the PIK Distribution Amount divided by (B) the volume-weighted average price of the Partnership’s Common Units for the ten (10) trading days immediately preceding the date the Class C Unit Distribution is declared; provided that instead of issuing any fractional PIK Units, the Partnership shall round the number of PIK Units issued down to the next lower whole PIK Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of PIK Units issued up to the next higher whole PIK Unit.
     (ii) Notwithstanding anything in this Section 5.12(d) to the contrary, with respect to Class C Units that are converted into Common Units, the holder thereof shall not be entitled to a Class C Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.
     (iii) When any PIK Units are payable to a holder of Class C Units pursuant to this Section 5.12, the Partnership shall issue the PIK Units to such holder no later than the date the corresponding distributions are made pursuant to Section 6.4 or 6.5, as applicable (the date of issuance of such PIK Units, the “PIK Payment Date”). On the PIK Payment Date, the Partnership shall issue to such holder of Class C Units a certificate or certificates for the number of PIK Units to which such holder of Class C Units shall be entitled.
     (iv) For purposes of maintaining Capital Accounts under Section 5.5, if the Partnership distributes one or more PIK Units to a holder of Class C Units or to a holder of Incentive Distribution Rights, (i) the Partnership shall be treated as

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distributing cash to such holder of Class C Units or Incentive Distribution Rights equal to the PIK Distribution Amount or PIK IDR Distribution Amount, as applicable, and (ii) the holder of Class C Units or Incentive Distribution Rights shall be deemed to have recontributed to the Partnership in exchange for such newly issued PIK Units an amount of cash equal to the PIK Distribution Amount or PIK IDR Distribution Amount, as applicable, less the amount of any cash distributed by the Partnership in lieu of fractional PIK Units.
     (v) To the extent any portion of the Class C Unit Distribution is paid in PIK Units for any Quarter pursuant to Section 5.12(d)(i), a portion of the Incentive Distributions for such Quarter shall likewise be paid to the holders of Incentive Distribution Rights in PIK Units (any amount of such Incentive Distributions so paid in PIK Units, the “PIK IDR Distribution Amount”). The PIK IDR Distribution Amount for any such Quarter shall be equal to the product of the aggregate Incentive Distributions distributable to the holders of Incentive Distribution Rights (including any PIK IDR Distribution Amount) for such Quarter, multiplied by the quotient of (1) the PIK Distribution Amount for such Quarter divided by (2) the aggregate distributions distributable (including any PIK Distribution Amount) with respect to all Units for such Quarter pursuant to Sections to Sections 6.4 and 6.5. The number of PIK Units to be issued in connection with a PIK IDR Distribution Amount shall be the quotient of (A) the PIK IDR Distribution Amount divided by (B) the volume-weighted average price of the Partnership’s Common Units for the ten (10) trading days immediately preceding the date the relevant Class C Unit Distribution is declared; provided that instead of issuing any fractional PIK Units, the Partnership shall round the number of PIK Units issued down to the next lower whole PIK Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of PIK Units issued up to the next higher whole PIK Unit.
     (e) The Class C Units will have such voting rights pursuant to this Agreement as such Class C Units would have if they were Common Units that were then outstanding and shall vote together with the Common Units as a single class, except that the Class C Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class C Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority (or such other percentage as set forth in this Agreement) of the Class C Units shall be required to approve any matter for which the holders of the Class C Units are entitled to vote as a separate class.
     (f) Each Class C Unit and each Class C Unit that has converted into a Common Unit shall be subject to the provisions of Sections 5.5(c)(iii), 5.5(d), 6.1(d)(x)(C) and 6.7(f).

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     9. Section 6.1(c)(i)(C) of the Partnership Agreement is hereby amended and restated as follows:
     (C) Third, (x) to the extent the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class C Unit (or converted Class C Unit) or comparable fraction thereof are not identical, (1) to all Unitholders holding such class of Units with the lower Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (x) of this Clause (C) and (2) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit or comparable fraction thereof and each Class C Unit (or converted Class C Unit) or comparable fraction thereof are equal, and (y) if after application of subclause (x) of this Clause (C), the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class C Unit or comparable fraction thereof, on the one hand, and a Class B Unit (or converted Class B Unit) or comparable fraction thereof, on the other hand, are not identical, (1) to all Unitholders holding the class (or classes) of Units with the lower Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (y) of this Clause (C) and (2) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Accounts of all of such Unitholders in such Units (on a per Unit basis) are equal;
     10. Section 6.1(c)(ii)(B) of the Partnership Agreement is hereby amended and restated as follows:
     (B) Second, (x) if the Adjusted Capital Account of a Common Unit or comparable fraction thereof, a Class C Unit (or converted Class C Unit) or comparable fraction thereof and a Class B Unit (or converted Class B Unit) or comparable fraction thereof are not identical, (1) to the Unitholders holding the class of Units with the highest Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (x) of this Clause (B) and (2) to the General Partner, in accordance with its Percentage Interest, until the Adjusted Capital Account of such Unitholders (on a per Unit basis) is equal to the Adjusted Capital Account of the Unitholders holding the class of Units with the next highest Adjusted Capital Account (on a per Unit basis) and (y) if after application of subclause (x) of this Clause (B), the Adjusted Capital Account of a Common Unit or comparable fraction thereof, a Class C Unit (or converted Class C Unit) or comparable fraction thereof and a Class B Unit (or converted Class B Unit) or comparable fraction thereof are not identical, (1) to the Unitholders holding the class(es) of Units with the higher Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (y) of this Clause (B), and (2) to the General Partner, in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit or comparable fraction thereof, each Class C Unit (or converted Class C Unit) or comparable fraction thereof and each Class B Unit (or converted Class B Unit) or comparable fraction thereof are equal;

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     11. Section 6.1(d)(x) of the Partnership Agreement is hereby amended and restated as follows:
     (x) Economic Uniformity.
     (A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit). The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying most or all of the Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.
     (B) At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class B Units pursuant to Section 5.11(f), all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii) and Section 6.1(d)(x)(A), shall be allocated 100% to the holder or holders of the Common Units resulting from the conversion pursuant to Section 5.11(f) (“Converted Common Units”) in the proportion of the number of the Converted Common Units held by such holder or holders to the total number of Converted Common Units then Outstanding, until each such holder has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Converted Common Units to an amount equal to the product of (A) the number of Converted Common Units held by such holder and (B) the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit). The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Converted Common Units and the Capital Accounts underlying most or all of the Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the receipt of Common Units pursuant to Section 5.11(f)
     (C) At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class C Units into Common Units pursuant to

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Section 5.12, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to the holder or holders of the Common Units resulting from the conversion of Class C Units pursuant to Section 5.12 (“Converted Class C Units”) in the proportion of the number of the Converted Class C Units held by such holder or holders to the total number of Converted Class C Units then Outstanding, until each such holder has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Converted Class C Units to an amount equal to the product of (A) the number of Converted Class C Units held by such holder and (B) the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit). The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Converted Class C Units and the Capital Accounts underlying most or all of the Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of Class C Units into Common Units. The General Partner shall have discretion as to the priority of the application of this Section 6.1(d)(x)(C) as compared to Sections 6.1(d)(x)(A) and 6.1(d)(x)(B).
     12. Section 6.4(a)(i) of the Partnership Agreement is hereby amended and restated as follows:
     (i) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units and Class C Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;
     13. Section 6.4(a)(ii) of the Partnership Agreement is hereby amended and restated as follows:
     (ii) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units and Class C Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;
     14. Section 6.5 of the Partnership Agreement is hereby amended and restated as follows:
     Section 6.5 Distributions of Available Cash from Capital Surplus
     Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions

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of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units and Class C Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.
     15. The heading to Section 6.7 of the Partnership Agreement is hereby amended to read in its entirety: Special Provisions Relating to the Holders of Subordinated Units, Class B Units and Class C Units.
     16. Section 6.7 of the Partnership Agreement is hereby amended to add a new clause (f) as follows:
     (f) The holder of a Class C Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that such Class C Units shall be and after conversion into Common Units pursuant to Section 5.12 shall remain subject to the provisions of Sections 5.5(c)(iii) and 6.1(d)(x)(C).
     17. Except as hereby expressly modified, all terms of the Partnership Agreement remain in full force and effect. This Amendment (i) shall bind and benefit the partners and their respective heirs, beneficiaries, administrators, executors, receivers, trustees, successors, and assigns; (ii) shall be modified or amended only in the manner set forth in the Partnership Agreement; (iii) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT; (iv) and embodies the entire agreement and understanding between the parties with respect to modifications of instruments provided for herein and supersedes all prior conflicting or inconsistent agreements, consents, and understandings relating to such subject matter.
     18. SEVERABILITY. EACH PROVISION OF THIS AMENDMENT SHALL BE CONSIDERED SEVERABLE AND IF FOR ANY REASON ANY PROVISION OR PROVISIONS HEREIN ARE DETERMINED TO BE INVALID, UNENFORCEABLE OR ILLEGAL UNDER ANY EXISTING OR FUTURE LAW, SUCH INVALIDITY, UNENFORCEABILITY OR ILLEGALITY SHALL NOT IMPAIR THE OPERATION OF OR AFFECT THOSE PORTIONS OF THIS AMENDMENT THAT ARE VALID, ENFORCEABLE AND LEGAL.
     19. All the terms and provisions of the Partnership Agreement, as amended hereby, are hereby ratified, confirmed, and adopted.
     20. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Amendment.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first above written.

GENERAL PARTNER: CRESTWOOD GAS SERVICES GP LLC
By:
	Name:	William G. Manias
	Title:	Chief Financial Officer and Secretary

Signature Page to Second Amendment to Second Amended and Restated Limited Partnership Agreement